CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Exhibit 10.18

CREDIT AGREEMENT

Dated as of June 11, 2021

among

LECONTE ENERGY STORAGE, LLC,

as Borrower,

THE GUARANTORS NAMED HEREIN,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

MUFG BANK, LTD.,

as Administrative Agent,

THE BANK OF NEW YORK MELLON,

as Collateral Agent,

and

THE ISSUING BANKS PARTY HERETO FROM TIME TO TIME

Joint Lead Arrangers, Joint Bookrunners and Lenders:

MUFG Union Bank, N.A.,

Royal Bank of Canada,

ING Capital LLC,

BNP Paribas,

Sumitomo Mitsui Banking Corporation,

Mizuho Bank, Ltd., and

Bank of Montreal

Co-Arranger: East West Bank

Credit Facilities:

$100,275,000 Construction Facility (With Term Conversion Option)

$8,000,000 Revolving Facility

Exhibits and Schedules

Exhibit A-1	Form of Assignment and Acceptance
Exhibit A-2	Form of Affiliate Lender Assignment and Acceptance
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Notice of L/C Activity
Exhibit B-3	Form of Notice of Term Conversion
Exhibit C-1	Form of Construction Note
Exhibit C-2	Form of Term Note
Exhibit C-3	Form of Revolving Note
Exhibit C-4	Form of Revolving L/C Loan Note
Exhibit C-5	Form of Secretary’s Certificate
Exhibit D	Form of Consent
Exhibits E-1 – E-4	Forms of Non-Bank Certificate
Exhibit F	Form of Consent and Agreement (EPC Contract)
Exhibit G	Form of Operating Report
Exhibit H-1	Form of DSR Letter of Credit
Exhibit H-2	Form of Control Agreement
Exhibit I	Form of Insurance Certificate
Exhibit J	Form of Deed of Trust
Exhibit K	Form of Independent Engineer Certificate
Exhibit L-1	Form of Intercreditor Agreement
Exhibit L-2	Form of Depositary Agreement
Exhibit L-3	Form of Guarantee and Collateral Agreement
Exhibit M	Form of Closing Certificate
Exhibit N	Form of Solvency Certificate
Exhibit O-1	Form of Opinion of Latham & Watkins LLP
Exhibit O-2	Form of Opinion of McDermott Will & Emery LLP
Exhibit P	Forms of UCC1 Financing Statements
Exhibit Q	Form of Management Services Agreement

Schedule 2.01	Commitments
Schedule 3.17	Applicable Permits
Schedule 3.21	Perfection Requirements
Schedule 5.10(a)(i)	Site
Schedule 5.10(a)(iv)	Title Endorsements
Schedule 5.11	Insurance
Schedule 6.01(f)	Permitted Liens
Schedule 9.01	Notice Addresses

v

This CREDIT AGREEMENT, dated as of June 11, 2021 (this “Agreement”), among LECONTE ENERGY STORAGE, LLC, a Delaware limited liability company (the “Borrower”), THE GUARANTORS NAMED HEREIN, THE LENDERS PARTY HERETO FROM TIME TO TIME, MUFG BANK, LTD., as administrative agent for the Lender Parties (in such capacity, together with any successor administrative agent appointed pursuant to the Loan Documents, the “Administrative Agent”), THE BANK OF NEW YORK MELLON, as collateral agent for the Secured Parties (in such capacity, together with any successor collateral agent appointed pursuant to the Loan Documents, the “Collateral Agent”), and THE ISSUING BANKS PARTY HERETO FROM TIME TO TIME. Capitalized terms used herein have the respective meanings set forth in Section 1.01.

R E C I T A L S :

WHEREAS, the Borrower desires to develop, construct, finance and operate an approximately 125 megawatt battery energy storage system to be constructed in Imperial County, California, which will be directly owned by the Borrower (the “Project”);

WHEREAS, in order to finance a portion of the costs of the development, construction, ownership and operation, as applicable, of the Project, the Borrower has requested the Lenders to extend, and the Lenders have agreed to extend, on the terms and conditions set forth in this Agreement and the other Loan Documents, certain credit facilities to the Borrower in an aggregate amount not to exceed $108,275,000, consisting of (a) a Construction Facility in an aggregate principal amount of $100,275,000 (with a term conversion option), and (b) a Revolving Facility in an aggregate principal amount of $8,000,000, which will be available for revolving loans, the issuance of letters of credit (including the issuance of letters of credit to fund the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Requirement, as and when required under the Loan Documents), for revolving loans in the case of unreimbursed drawings under such letters of credit, and to support the general working capital requirements of the Loan Parties; and

WHEREAS, (a) the Borrower has agreed to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of its assets (other than its Equity Interests in Bolt Holdings and other Excluded Collateral), and (b) Bolt Energy HoldCo Financing, LLC, a Delaware limited liability company (“Holdings”), the owner of 100% of the Equity Interests in the Borrower, has agreed to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on 100% of the Equity Interests in the Borrower.

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend the credit described above to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

A G R E E M E N T :

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, when used in reference to any Loan or Borrowing, whether such Loan or Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Acceptable Credit Support” shall mean, with respect to any Permitted Commodity Agreement, as of any Business Day during which such Permitted Commodity Agreement shall remain in full force and effect, cash, Permitted Investments of the type described in clause (a) of the definition thereof and/or letters of credit from a commercial bank that has the rating set forth in clause (a)(ii)(A) of the definition of Permitted Hedge Counterparty in an aggregate amount equal to the Required Support Amount, calculated in accordance with the terms of the relevant “credit support annex”.

“Acceptable L/C Bank” shall mean a financial institution (or its guarantor) whose long-term unsecured debt (noncredit enhanced) is rated at least A3 by Moody’s and at least A- by S&P.

“Acceptable Sponsor Letter of Credit” shall mean an irrevocable letter of credit that satisfies the following criteria: (1) (a) such letter of credit is issued by an Acceptable L/C Bank, (b) such letter of credit by its terms has an initial expiration date at least 180 days from the date of issuance thereof, (c) if such letter of credit provides for automatic renewal or extension thereof, such letter of credit requires the issuer thereof to provide at least 30 days’ notice to the Collateral Agent, of the nonrenewal thereof and provides that the beneficiary may draw the full amount of the letter of credit if such letter of credit is not renewed or extended, (d) such letter of credit permits a drawing on such letter of credit (i) in the event that the issuer thereof ceases to be an Acceptable L/C Bank or (ii) if such letter of credit has not been renewed or extended within 30 days of its stated termination or expiration date, (e) no Credit Party is the account party in respect of such letter of credit or otherwise liable in any respect for any reimbursement payments for any drawings under such letter of credit or any other costs associated therewith, (f) such letter of credit is not secured by any assets of any Credit Party (including the Collateral), and (g) such letter of credit names the Collateral Agent as the beneficiary thereunder and is issued for purposes of satisfying the Debt Service Reserve Requirement or (2) such letter of credit is issued by an Acceptable L/C Bank and in form and substance reasonably satisfactory to the Administrative Agent.

“Additional Project Contract” shall mean each Contractual Obligation for the operation, maintenance, management, administration, interconnection, ownership, expansion or use of the Project, the provision of electricity and other inputs therefor, the storage, delivery and sale of capacity, electricity or other products therefrom, the disposal of outputs therefrom or the provision of services therefor, entered into by, or assigned to, a Loan Party subsequent to the Closing Date, but excluding (a) any agreements, documents and instruments (i) providing for, governing or evidencing any Indebtedness permitted to be incurred under Section 6.02 or (ii) pursuant to which a Permitted Lien is granted (or purported to be granted) or under which rights or remedies with respect to such Permitted Lien are governed (other than Permitted Energy Management Agreements), (b) any transmission service agreements entered into after the date hereof, (c) any contracts, agreements and other documents entered into in connection with (i) any Disposition permitted under Section 6.04 or (ii) any Investment permitted under Section 6.09, and (d) any Commodity Hedge and Power Sales Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fee Letter” shall mean that Fee Letter, dated as of the Closing Date, by and between the Administrative Agent and the Borrower, in respect of certain fees payable to the Administrative Agent.

“Administrative Agent Fees” shall mean any fees payable to the Administrative Agent, in its capacity as and in compensation of its role as Administrative Agent, under the terms of the Administrative Agent Fee Letter.

“Administrative Questionnaire” shall mean an administrative questionnaire in form and substance acceptable to the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Affiliate Lender Assignment and Acceptance” has the meaning set forth in Section 9.04(e)(i).

“Affiliate Lender Cap” has the meaning set forth in Section 9.04(e)(ii).

“Affiliate Lenders” shall mean, collectively, the Designated Holders and Affiliates of the Borrower (other than Holdings, any Loan Party, any other Person in which Holdings, directly or indirectly, owns any Equity Interest and any natural person).

“Affiliated Debt Fund” shall mean any Affiliate of the Sponsor (other than Holdings, any Loan Party, any other Person with which Holdings, directly or indirectly, is under common Control and any natural person) that is a bona fide diversified debt fund either (a) with information barriers in place restricting the sharing of investment-related and other information between it and the Sponsor and the Credit Parties or (b) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Sponsor and the Credit Parties and with information barriers in place restricting the sharing of investment-related and other information between such managers and the Sponsor and the Credit Parties; provided that neither the Sponsor nor any Credit Party (nor any of the Sponsor’s nor any Credit Party’s officers, directors or employees acting in such capacity for such party), directly or indirectly, possesses the power to direct or cause the direction of the investment policies of any such fund.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Depositary Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii) 0.50%, (c) the sum of (i) the Eurodollar Rate for a one-month interest period commencing on such day plus (ii) 1.00%, and (d) 0.00%. Any change in the Alternate Base Rate due to a change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate, respectively.

“AML Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Loan Party concerning or relating to anti-money laundering.

“Annual Operating Budget” shall have the meaning assigned to such term in Section 5.09(b).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Loan Party concerning or relating to bribery or corruption.

“Applicable Margin” shall mean:

(a) with respect to any Loan that is a Eurodollar Loan, (i) prior to January 1, 2024, 2.00% per annum and (ii) on and after January 1, 2024, 2.50% per annum; and

(b) with respect to any Loan that is an ABR Loan, (i) prior to January 1, 2024, 1.00% per annum and (ii) on and after January 1, 2024, 1.50% per annum.

“Applicable Permit” shall mean, as of any date of determination, any material Permit that is necessary under applicable Requirements of Law to be obtained by or on behalf of any Loan Party as of such date of determination in light of the current stage of development, construction or operation, as applicable, of the Project to enable such Loan Party to construct, test, operate, maintain, repair, own its interest in, or use the Project as contemplated by the Transaction Documents, for the sale of energy, capacity and ancillary services from the Project, as the Project is currently designed, operated and owned.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean MUFG, RBC, ING, BNP, SMBC, Mizuho, and Bank of Montreal.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to the terms hereof), in the form of Exhibit A-1 or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean (a) with respect to any Revolving L/C Loan, the period from the Closing Date to the Maturity Date, (b) with respect to any Revolving Letter of Credit, the period from the Closing Date to and including the date that is five Business Days prior to the Maturity Date, (c) with respect to any Working Capital Loan, the period from the Closing Date to the Maturity Date, (d) with respect to any Construction Loan, the period from the Closing Date to but excluding the Construction Maturity Date and (e) with respect to any Term Loan, the Term Conversion Date.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Available Unused Commitment” shall mean, with respect to:

(a) a Construction/Term Lender, at any time of determination, an amount equal to the amount by which (i) the Construction Commitment of such Construction/Term Lender at such time exceeds (ii) the aggregate principal amount of such Construction/Term Lender’s Construction Loans outstanding at such time; and

(b) a Revolving Lender, at any time of determination, an amount equal to the amount by which (i) the Revolving Commitment of such Revolving Lender at such time exceeds (ii) the Revolving Facility Exposure of such Revolving Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Case Projections” shall mean the projections of the Loan Parties’ operating results for the Project (over a period ending no sooner than December 31, 2039) delivered to the Arrangers on or prior to the Closing Date pursuant to Section 4.01(k).

“Benchmark” shall mean, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(a).

“Benchmark Replacement” shall mean, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(i) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(ii) the sum of: (A) Daily Compounded SOFR and (B) the related Benchmark Replacement Adjustment;

(iii) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(i) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(i), (a)(ii) or (a)(iii) or clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a)(i) and (a)(ii) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(b) for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities; and

(c) for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided that, (x) in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.14 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate in its reasonable discretion to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.14(a)(ii); or

(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certificate” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BMO” means Bank of Montreal, Chicago Branch.

“BNP” means BNP Paribas.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bolt Borrower” shall mean Bolt Energy FinanceCo, LLC, a Delaware limited liability company.

“Bolt Credit Agreement” shall mean the Credit Agreement, dated as of September 4, 2020, among Bolt Borrower, as borrower, the guarantors named therein, the lenders party thereto from time to time, the Administrative Agent (as defined therein), the Collateral Agent (as defined therein), and the issuing banks party thereto from time to time, as amended by the Omnibus Amendment (as defined therein).

“Bolt Disposition Excess Amount” shall have the meaning assigned to such term in the Depositary Agreement.

“Bolt Distributions” shall have the meaning assigned to such term in the Depositary Agreement.

“Bolt Distribution Reinvestments” shall mean any Investment made on and after the Term Conversion Date by any Loan Party in any “Obligor Party” under and as defined in the Bolt Credit Agreement that is made using monies constituting Bolt Distributions.

“Bolt Energy Marketing” shall mean Bolt Energy Marketing, LLC, a Delaware limited liability company.

“Bolt Holdings” shall mean Bolt Energy Intermediate Holdings, LLC, a Delaware limited liability company.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $500,000.

“Borrowing Multiple” shall mean $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, with respect to notices and determinations in connection with, and payments of principal of and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“CAISO” shall mean the California Independent System Operator Corporation and any successor as approved by FERC.

“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures of the Loan Parties on a consolidated basis for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements) during such period that should be capitalized under GAAP in the consolidated statement of cash flows of the Loan Parties, but excluding for purposes of this Agreement (but not the Depositary Agreement) each of the following items, to the extent such item would otherwise be included as “Capital Expenditures”:

(a) costs and expenses constituting O&M Costs, or expenditures made in connection with the replacement, substitution, restoration or repair of property to the extent financed with the Net Cash Proceeds paid on account of any Recovery Event in respect of the property being replaced, substituted, restored or repaired, including with amounts on deposit in the Recovery Event Proceeds Account in accordance with the Depositary Agreement;

(b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time;

(c) payments in respect of Capital Lease Obligations permitted under this Agreement;

(d) expenses under long-term services agreements, spare parts agreements or other similar agreements otherwise permitted (or not prohibited) under this Agreement; and

(e) expenditures to the extent any Loan Party has received reimbursement in cash from a Person that is not an Affiliate of any Loan Party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that obligations that are recharacterized as capital leases due to a change in GAAP after the date hereof shall not be treated as capital leases for any purpose under this Agreement.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, the deposit by the Borrower of cash in a cash collateral account opened by the Administrative Agent (or by the applicable Issuing Bank) in an amount at all times equal to 102.5% of the available amount of such Letter of Credit on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank issuing such Letter of Credit. “Cash Collateral”, “Cash Collateralize”, and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty Event” shall mean an event (or series of related events) which causes (or cause) all or any portion of the Collateral to be damaged, destroyed or rendered unfit for its intended use for any reason whatsoever, other than ordinary use and wear and tear, an Event of Eminent Domain or a Title Event, in all cases for which insurance proceeds are received with respect thereto.

“Centinela Deed of Trust” shall mean that certain Deed of Trust, Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of September 13, 2012 and recorded on September 17, 2012 as Document No. 2012021366 in the Official Records of Imperial County, California (as affected by that certain Partial Reconveyance, dated July 17, 2013 and recorded on July 23, 2013 as Document No. 2013017002 in the Official Records of Imperial County, and as further amended, restated, supplemented or otherwise modified from time to time), by and from Centinela Solar Energy, LLC, a Delaware limited liability company, as trustor, to First American Title Insurance Company, as trustee, for the benefit of Deutsche bank Trust Company Americas, as collateral agent, as beneficiary.

“Change in Law” shall mean the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law (but excluding proposals thereof)) by any Governmental Authority after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) Qualified Owners, in the aggregate, shall fail to own directly or indirectly, beneficially and of record, voting capital stock of Holdings representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings (on a fully diluted basis); (b) at any time, Holdings shall fail to beneficially and of record own and control directly 100% of the voting capital stock of the Borrower (on a fully diluted basis) or such capital stock shall not be subject to the lien of the Security Documents; or (c) at any time, Borrower shall fail to beneficially and of record own and control directly 100% of the voting capital stock of (i) Bolt Holdings or (ii) each Guarantor that Borrower directly owns from time to time (on a fully diluted basis) or such capital stock shall not be subject to the lien of the Security Documents.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall refer when used in reference to any Loan or Borrowing, to whether such Loan is, or the Loans comprising such Borrowing are, Revolving Loans, Construction Loans, or Term Loans and, when used in reference to any Commitment, refer to whether such Commitment is a Revolving Commitment, a Construction Commitment, or a Term Commitment. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing” shall mean the satisfaction or waiver of the applicable conditions set forth in Section 4.01 on the Closing Date, and “Closing Date” shall mean the date on which Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).

“Collateral” shall mean all of the “Collateral” referred to in the Guarantee and Collateral Agreement and all other property (including Equity Interests) of the Credit Parties, now owned or hereafter acquired, which is subject or is intended to become subject to the security interests or Liens granted pursuant to any of the Security Documents.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Commercial Operation Date” shall mean the “Initial Delivery Date” under and as defined in the Utility RA Contract shall have been achieved.

“Commitment” shall mean, as applicable, (a) with respect to any Lender, such Lender’s Revolving Commitment, Construction Commitment, or Term Commitment, as applicable or (b) with respect to any Issuing Bank, its Revolving L/C Issuing Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(c).

“Commodity Hedge and Power Sales Agreement” shall mean any agreement (including each confirmation entered into pursuant to any master agreement or similar agreement, any tariff or other quasi-governmental binding agreement) providing for any energy, capacity or ancillary service swap, cap, collar, put, call, floor, future, option, spot, forward, credit sleeve, power and/or capacity purchase and sale agreement, tolling agreement, emissions credit purchase and sale agreement, resource adequacy attribute purchase and sale agreements, resource adequacy contracts, power transmission agreement, netting agreement or similar agreement entered into by any Loan Party in respect of any commodity (but excluding any energy management agreements), and any agreement (including, but not limited to, any guarantee, credit sleeve or similar arrangement) providing for credit support for any of the foregoing.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications” shall have the meaning assigned to such term in Section 9.17(a)(i).

“Comparable Project” shall mean one or more electric generating facilities that are of a size substantially similar to or greater than 500 megawatts in the aggregate.

“Completion” shall mean satisfaction or waiver of the conditions set forth in Section 4.04.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” shall mean (a) the Consent and Agreement, dated as of the Closing Date, among the EPC Contractor, the Collateral Agent and the Borrower, which shall be substantially in the form of Exhibit F (or otherwise in a form as may be reasonably acceptable to the Administrative Agent and the Borrower), and (b) any other third party consent to assignment procured pursuant to Section 5.10 or Section 6.13 substantially in the form of Exhibit D (or otherwise in a form as may be reasonably acceptable to the Administrative Agent).

“Construction Account” shall have the meaning given to such term in the Depositary Agreement.

“Construction Borrowing” shall mean a Borrowing of Construction Loans.

“Construction Budget” shall mean a budget (as the same may be amended by the Loan Parties from time to time) setting forth all expected Project Costs for the Project through Final Completion.

“Construction Commitment Fee” shall have the meaning assigned to such term in Section 2.12(c).

“Construction Commitments” shall mean, with respect to any Lender, the commitment of such Lender, if any, to make Construction Loans in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Construction Commitment” opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Construction Commitment, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The aggregate amount of the Construction Commitments on the date hereof is $100,275,000, which amount shall not be duplicative of the Term Commitments.

“Construction Credit Event” shall mean the making of any Construction Loan.

“Construction Facility” shall mean the Construction Commitments and the Construction Loans made hereunder.

“Construction Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Construction Maturity Date” shall mean the earliest of (a) the Term Conversion Date, (b) the Term Conversion Date Certain and (c) the date on which the entire outstanding principal amount of the Construction Loans, together with all unpaid interest, fees, charges and costs, shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Construction Requisition” shall have the meaning assigned to such term in the Depositary Agreement.

“Construction/Term Lender” shall mean a Lender with a Construction Commitment or a Term Commitment or with outstanding Construction Loans or Term Loans.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto. For the avoidance of doubt, no Non LSP Controlled Member shall be deemed to have Control over any Loan Party to the extent such Non LSP Controlled Member is only entitled to the rights applicable to such Non LSP Controlled Member under the applicable operating agreement as in effect on the Closing Date.

“Control Agreement” shall mean any account control agreement entered into to establish “control” (within the meaning of the UCC) over the Local Accounts and any other account established by a Loan Party as permitted by the Loan Documents (other than the Depositary Accounts) and required to be subject to the Lien of the Collateral Agent under the Security Documents, which shall be substantially in the form of Exhibit H-2 (with such modifications as may be reasonably acceptable to the Administrative Agent and the Borrower) or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Corresponding Tenor” shall mean with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.25(b).

“CPUC” shall mean the California Public Utilities Commission.

“Credit Event” shall have the meaning assigned to such term in the lead-in paragraph in Article IV.

“Credit Parties” shall mean (a) each Loan Party and (b) Holdings.

“Daily Compounded SOFR” shall mean, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a five-day lookback) being established by the Administrative Agent in accordance with a methodology and the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated business loans; provided that if the Administrative Agent reasonably decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion, in consultation with the Borrower.

“Date Certain” shall mean July 31, 2022.

“Debt Service Reserve Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Debt Service Reserve Requirement” shall have the meaning given in the Depositary Agreement.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deeds of Trust” shall mean the collective reference to (a) the LeConte Deed of Trust and (b) each other fee or leasehold deed of trust, trust deed or mortgage entered into by any Loan Party from time to time (including pursuant to Section 5.10), substantially in the form of Exhibit J (with such changes as may be reasonably satisfactory to the Administrative Agent and the Borrower).

“Default” shall mean any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time or both, has been satisfied.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.21(d), any Lender that:

(a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due;

(b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(d) at any time after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a public proceeding under any Debtor Relief Law, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clause (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender Party.

“Depositary Accounts” shall have the meaning assigned to the term “Accounts” in the Depositary Agreement.

“Depositary Agent” shall mean The Bank of New York Mellon, in its capacity as depositary agent, bank and securities intermediary under the Depositary Agreement, together with its successors in such capacity.

“Depositary Agreement” shall mean the Depositary Agreement, dated as of the Closing Date, among the Loan Parties, the Administrative Agent, the Collateral Agent and the Depositary Agent, which shall be in the form attached hereto as Exhibit L-2 (with modifications reasonably acceptable to the Administrative Agent, the Collateral Agent and the Borrower).

“Designated Holders” shall mean any of LS Power Associates, L.P., LS Power Development, LLC, LS Power Equity Partners III, L.P. (or any of its related feeder funds), LS Power Equity Partners IV, L.P. (or any of its related feeder funds), or any other fund or entity directly or indirectly managed and/or controlled by LS Power Development, LLC (excluding any Affiliated Debt Fund).

“Discharge Date” shall mean the date on which this Agreement shall have terminated (other than those provisions the expressly survive such termination under Section 9.02), the Commitments shall have been terminated or fully utilized, all Letters of Credit shall have been cancelled, terminated or cash collateralized in accordance with Section 2.05(j) and the principal of and interest on each Loan and all fees and all other expenses or amounts payable under this Agreement (other than unasserted contingent payment obligations that by their nature survive termination of this Agreement) shall have been paid in full in cash.

“Disposition” shall mean, with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose”, “Disposal” and “Disposed of” shall have correlative meanings.

“Distribution Conditions” shall mean, as of any date of determination, (a) no Default or Event of Default shall have occurred and be continuing as of such date, (b) the Debt Service Reserve Account is funded in an amount equal to not less than the then-applicable Debt Service Reserve Requirement as of the Quarterly Payment Date occurring on or immediately prior to such date, (c) no Revolving L/C Unreimbursed Drawings or Revolving L/C Loans are outstanding as of the Quarterly Payment Date occurring on or immediately prior to such date, (d) any mandatory prepayment of the ECF Sweep Amount required by Section 2.11(b)(iii) in connection with such

Quarterly Payment Date has been made (or will be made concurrently with the applicable distribution with funds on deposit in the Revenue Account), (e) the Debt Service Coverage Ratio (as such term is defined in the Depositary Agreement) for the immediately preceding Measurement Period (as such term is defined in the Depositary Agreement) occurring on or immediately prior to such date, shall be no less than [***], and (f) such date shall be no earlier than the first Quarterly Payment Date following the Term Conversion Date.

“Distribution Suspense Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“DSR Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05 for the purpose set forth in Section 5.01(e), which letter of credit shall be substantially in the form of Exhibit H-1 or otherwise in form and substance reasonably acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower.

“Early Opt-in Election” shall mean, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Sweep Amount” shall mean, as of any Quarterly Payment Date, an amount equal to [***]% of the Excess Cash Flow (as such term is defined in the Depositary Agreement) as of such Quarterly Payment Date.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) any Lender Party (other than a Defaulting Lender), any Affiliate thereof and any Approved Fund (any two or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company or other Person (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business, and (c) with respect to Term Loans and Term Commitments only, any Affiliate Lender or any Affiliated Debt Fund; provided that in no event shall any Credit Party be an Eligible Assignee.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, and natural resources such as flora and fauna.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements, or any other liability, relating to (a) any actual or alleged violation of or liability under Environmental Law or (b) the presence, Release or exposure to any Hazardous Material.

“Environmental Law” shall mean all federal, state or local laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health (to the extent relating to exposure to Hazardous Materials), or natural resource damages, including any that relate to the use, generation, manufacture, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their state or local counterparts or equivalents.

“EPC Contract” shall mean the Engineering, Procurement and Construction Agreement for the LeConte Energy Storage System, dated as of April 23, 2021, between EPC Contractor and Borrower.

“EPC Contractor” shall mean Wärtsilä North America, Inc..

“Equity Commodity Contributions” shall mean, as of any date of determination, any Voluntary Equity Contributions made after the Closing Date which are specified to be used (at the time so contributed) as cash collateral in respect of the Borrower’s obligations under any Permitted Commodity Agreement, less any amounts repaid to Holdings or other applicable Person pursuant to Section 6.03(d) on or prior to such date of determination.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment” shall have the meaning assigned to it in Section 8.13(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Impacted Class” shall have the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to it in Section 8.13(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” shall refer, when used in reference to any Loan or Borrowing, to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Base Rate” shall mean, with respect to an Interest Period for Eurodollar Loans, (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen (or any successor thereto) which displays an average ICE Benchmark Limited Interest Settlement Rate (such page currently being the LIBOR01 page) (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on the second full Business Day next preceding the first day of each Interest Period, (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average ICE Benchmark Limited Interest Settlement Rate (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such day or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent equal to the offered quotation rate to first class banks in the London interbank market by the principal London office of the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurodollar Loans of the Administrative Agent in its capacity as a Lender for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) on such day; provided that at no time shall the Eurodollar Base Rate be deemed to be less than 0.00% per annum.

“Eurodollar Borrowing” shall mean a Borrowing of Eurodollar Loans.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate 1.00 - Eurocurrency Reserve Requirements

“Event of Default” shall mean any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time or both, has been satisfied.

“Event of Eminent Domain” shall mean any action (or series of related actions) by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or any portion of the Collateral or (b) by which such Governmental Authority assumes custody or control of the Collateral (other than immaterial portions of such Collateral) or business operations of any Loan Party or any Equity Interests in any Loan Party held directly or indirectly by Holdings.

“EWG” shall mean an “exempt wholesale generator,” as defined in PUHCA.

“Excluded Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Commodity Account Amount” shall mean, as of any date of determination, the sum of (a) $5,000,000 plus (b) all Available Unused Commitments of all Revolving Lenders under the Revolving Facility as of such date of determination plus (c) the amount of any Equity Commodity Contributions made in respect thereof as of such date of determination.

“Excluded Commodity Accounts” shall mean any securities account or deposit account maintained by any Loan Party and any related cash or Permitted Investments on deposit therein, or credited thereto, which are pledged to secure any Loan Party’s obligations under (a) any Permitted Commodity Agreement or (b) any exchange to support the storage, delivery and sale of capacity, electricity or other products from the Project in the ordinary course of business and for non-speculative purposes; provided that amounts on deposit therein, or credited thereto, shall at no time exceed the Excluded Commodity Account Amount at such time.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any Taxes imposed under FATCA.

“Exelon” shall mean Exelon Generation Company.

“Exelon Confirmations” shall mean (a) the Option Confirmation Agreement, dated as of May 20, 2021, by and between Bolt Borrower and Exelon providing for a Floating Price that is based on the Locational Marginal Price published by CAISO for the SP-15 EZ Gen Hub (as such terms are defined therein) and (b) the Option Confirmation Agreement, dated as of May 20, 2021, by and between Bolt Borrower and Exelon providing for a Floating Price that is based on the Locational Marginal Price published by CAISO for the NP-15 EZ Gen Hub (as such terms are defined therein).

“Facilities” shall mean, without duplication, the Construction Facility, the Term Facility, and the Revolving Facility.

“Facility Percentage” shall mean, (a) with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment, (b) with respect to any Construction/Term Lender when used with respect to the Construction Facility, the percentage of the total Construction Commitments represented by such Lender’s Construction Commitment, and (c) with respect to any Construction/Term Lender when used with respect to the Term Facility, the percentage of the total Term Commitments represented by such Lender’s Term Commitment. If the relevant Commitments have terminated or expired, the Facility Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” shall mean (a) the Administrative Agent Fee Letter, (b) that certain Fee Schedule, dated as of June 11, 2021, by the Borrower with respect to the Depositary Agent and the Collateral Agent, (c) the Upfront Fee Letters and (d) any other fee letter entered into by the Borrower with any Lender on or prior to the Closing Date.

“Fees” shall mean the Commitment Fees, the Revolving L/C Participation Fees, the Administrative Agent Fees and any other fees payable in accordance with Section 2.12.

“FERC” shall mean the Federal Energy Regulatory Commission, or its successor.

“Final Completion” shall mean “Final Completion”, under and as defined in the EPC Contract, shall have been achieved.

“Final Completion Amount” shall mean the amount needed to pay all Project Costs (including punch-list items) through Final Completion, as certified by the Borrower and confirmed by the Independent Engineer.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Flood Compliance Event” shall mean the occurrence of any of the following: (a) a Flood Redesignation with respect to any Mortgaged Property and (b) the addition of any Flood Hazard Property (other than any Initial Mortgaged Property) as a Mortgaged Property pursuant to Section 5.10.

“Flood Hazard Determination” shall have the meaning assigned to such term in Section 5.21(b).

“Flood Hazard Property” shall have the meaning assigned to such term in Section 5.21(b).

“Flood Insurance Documents” shall have the meaning assigned to such term in Section 5.21(b).

“Flood Insurance Laws” shall have the meaning assigned to such term in Section 5.21(b).

“Flood Redesignation” shall mean the designation of any Mortgaged Property as a Flood Hazard Property where such Mortgaged Property was not a Flood Hazard Property previous to such designation.

“Flood Requirements” shall have the meaning assigned to such term in Section 5.21.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Lender” shall mean a Lender Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FPA” shall mean the Federal Power Act, as amended, and all rules and regulations adopted thereunder.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Gateway” shall mean Gateway Energy Storage, LLC, a Delaware limited liability company.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners), CAISO and any other applicable regional transmission organization or any independent system operator as approved by FERC, the North American Electric Reliability Corporation and any applicable regional reliability entity.

“Guarantee and Collateral Agreement” shall mean that certain Guarantee and Collateral Agreement, to be dated as of the Closing Date, among Holdings, the Loan Parties, the Administrative Agent and the Collateral Agent, which shall be in the form attached hereto as Exhibit L-3 (with modifications reasonably acceptable to the Administrative Agent, the Collateral Agent and the Borrower).

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) Performance Guarantees issued in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” shall mean each Subsidiary of the Borrower acquired, organized, created or formed after the Closing Date with the consent of the Required Lenders in accordance with Section 6.06 and such Subsidiary becomes a party to the Guarantee and Collateral Agreement as a Guarantor in accordance with Section 8.16 thereof and Section 5.10(d).

“Hazardous Materials” shall mean all wastes, chemicals, materials, substances and constituents, of any nature, that are defined, listed or regulated as “hazardous” or “toxic,” or as “contaminants” or “pollutants” (or words or similar intent or meaning) or are otherwise subject to regulation or which can give rise to liability under any Environmental Law, including explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, per- and polyfluoroalkyls, polychlorinated biphenyls, toxic mold or radon gas.

“Hedge Agreement” shall mean any Commodity Hedge and Power Sales Agreement, any Interest Rate Hedge Agreement or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties shall be a Hedge Agreement.

“Holdings” shall have the meaning assigned to such term in the recitals to this Agreement.

“Indebtedness” of any Person shall mean, without duplication, (a) all Indebtedness for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that either (i) are not overdue by more than 90 days or (ii) are being contested in good faith by appropriate dispute resolution or other proceedings), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Equity Interests in such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (limited to the lesser of (x) the amount of obligations secured and (y) the fair market value of such property), and (j) all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” of any Person shall mean, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date. For the avoidance of doubt, Indebtedness for Borrowed Money shall not include any Capital Lease Obligations.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Consultants” shall mean the Independent Engineer, the Insurance Consultant and the Market Consultant.

“Independent Engineer” shall mean Lummus Consultants International LLC or another nationally recognized engineering consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Independent Engineer’s Report” shall mean that certain report titled Independent Technical Review Bolt Energy, dated as of May 13, 2021, prepared by the Independent Engineer.

“ING” means ING Capital LLC.

“Initial Mortgaged Property” shall mean the Site.

“Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Insurance Consultant” shall mean Moore-McNeil, LLC or another nationally recognized insurance consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Insurance Consultant’s Report” shall mean that certain report to be prepared by the Insurance Consultant and delivered in accordance with Section 5.10(h).

“Interconnection Agreement” shall mean the Large Generator Interconnection Agreement, dated as of March 17, 2020, by and among Borrower, San Diego Gas & Electric Company and CAISO.

“Intercreditor Agreement” shall mean the Collateral Agency and Intercreditor Agreement, dated as of the Closing Date, among the Loan Parties, Holdings, the Administrative Agent, the Collateral Agent and the other Secured Parties party thereto from time to time, which shall be in the form attached hereto as Exhibit L-1 (with modifications reasonably acceptable to the Administrative Agent, the Collateral Agent and the Borrower).

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, (i) the last day of the Interest Period applicable thereto, provided that if any such Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (ii) the date of any repayment, prepayment or refinancing or conversion of any such Eurodollar Loan, and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, Section 2.10 or Section 2.11; provided that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided, further, that, notwithstanding anything to the contrary set forth herein, the Borrower may elect an Interest Period of less than one month or greater than one month (but less than three months) for the first Interest Period occurring after the Closing Date and the first Interest Period occurring after the Term Conversion Date (and only such first Interest Periods) in order to permit the Borrower to synchronize the date on which interest becomes due and payable in accordance with the terms of this Agreement. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Hedge Agreement” shall mean any Hedge Agreement entered into by a Loan Party in the ordinary course of business and not for speculative purposes in order to effectively cap, collar or exchange interest rates (from floating to fixed rates) with respect to any interest-bearing liability or investment of a Loan Party.

“Interest Rate Hedge Counterparty” shall mean any Person who is a Lender, an Agent or an Affiliate of a Lender, an Agent or an Arranger (or any Person who was a Lender, an Agent or an Arranger or an Affiliate of a Lender, an Agent or Arranger at the time of execution and delivery of the applicable Interest Rate Hedge Agreement) who has entered into an Interest Rate Hedge Agreement. For the avoidance of doubt, each Interest Rate Hedge Counterparty may continue to be an Interest Rate Hedge Counterparty regardless of whether it or its Affiliates ceases to be a Lender.

“Investments” shall have the meaning assigned to such term in Section 6.09.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Banks” shall mean each Lender designated as an Issuing Bank pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Disbursement” shall mean any Revolving L/C Disbursement.

“L/C Loan” shall mean any Revolving L/C Loan.

“L/C Reimbursement Obligation” shall mean any Revolving L/C Reimbursement Obligation.

“LeConte Deed of Trust” shall mean the Deed of Trust to be in substantially the form of Exhibit J (with such modifications as may be reasonably acceptable to the Administrative Agent and the Borrower) to be executed in accordance with Section 5.21(a).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Parties” shall mean the Lenders, the Agents and the Issuing Banks.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” shall mean this Agreement, the Security Documents, the Fee Letters, any promissory note issued under Section 2.09(e) and the Intercreditor Agreement.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean, without duplication, the Construction Loans, the Term Loans, the Revolving Loans, and the Revolving L/C Loans.

“Local Accounts” shall have the meaning given to such term in the Depositary Agreement.

“Major Project Contracts” shall mean the following:

(a) the EPC Contract, but solely while there remain any material obligations of the EPC Contractor thereunder (provided that the warranty obligations of the EPC Contractor under the EPC Contract shall not be deemed “material obligations” for purposes of this clause (a));

(b) the Interconnection Agreement;

(c) the Utility RA Contract;

(d) any Additional Project Contract that is required to be approved by the Administrative Agent pursuant to Section 6.13 and the loss of which Additional Project Contract would reasonably be expected to have a Material Adverse Effect; and

(e) any replacement of any of the foregoing.

“Management Fee” shall have the meaning assigned to the term “Management Fee” under and as defined in the Management Services Agreement.

“Management Services Agreement” shall mean that certain Letter Agreement re: Management Services Agreement, dated as of the Closing Date, between Borrower and Bolt Energy Holdings, LLC, which shall be substantially in the form of Exhibit Q (with such modifications as may be reasonably acceptable to the Administrative Agent and the Borrower).

“Manager” shall mean Bolt Energy Management, LLC, a Delaware limited liability company.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Consultant” shall mean Guidehouse Consulting, Inc. or another nationally recognized market consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Market Consultant’s Report” shall mean that certain report titled Bolt Storage Portfolio Revenue Forecast, dated March, 2021, prepared by the Market Consultant.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Loan Parties (taken as a whole), (b) the ability of the Loan Parties to fully and timely perform their respective obligations under the Loan Documents (taken as a whole), (c) the legality, validity, binding effect or enforceability against each Loan Party of the Loan Documents to which it is a party or (d) the material rights and remedies available to, or conferred upon, any Lender Party under any Loan Document.

“Material Commodity Hedge and Power Sales Agreement” shall mean any Secured Commodity Hedge and Power Sales Agreement (as defined in the Intercreditor Agreement) that provides for payments of more than $2,500,000 in the aggregate per fiscal year to be made to or received by any Loan Party thereunder.

“Material Subcontractors” shall have the meaning given to the term “Major Subcontractor” in the EPC Contract.

“Maturity Date” shall mean the earlier of (a) December 31, 2024 and (b) the date on which the entire outstanding principal amount of the Revolving Loans (if any), and the Term Loans, together with all unpaid interest, fees, charges and costs, shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MBR Authority” shall mean a final order issued by FERC pursuant to Section 205 of the FPA (a) authorizing the Borrower to sell electric energy, capacity, and ancillary services at negotiated, “market-based” rates, without limitation or condition other than limitations and conditions generally applicable to similarly situated wholesale sellers of electric energy, capacity and/or ancillary services, that could reasonably be expected to result in a Material Adverse Effect, (b) accepting the Borrower’s market-based rate tariff for filing, and (c) granting the Borrower waivers of regulations and blanket authorizations typically granted to holders of market-based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and Part 34 of FERC’s regulations.

“Mizuho” means Mizuho Bank, Ltd.

“Monthly Payment Date” shall mean any Business Day from the twentieth (20th) through the thirtieth (30th) day of each month occurring after the Closing Date, as determined by Borrower in the applicable Withdrawal Certificate (as such term is defined in the Depositary Agreement); provided that (a) there shall only be one Monthly Payment Date for any month and (b) if no earlier date is so determined for any month, then the Monthly Payment Date shall be the thirtieth (30th) day of such month or, in the case of any Monthly Payment Date for the month of February, the twenty-eighth (28th) day of such month; provided, further, that, in any event, if such day is not a Business Day, then the Monthly Payment Date shall be the immediately preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” shall mean the Initial Mortgaged Property and any other real property subject to the Lien of a Deed of Trust in accordance with Section 5.10(c).

“MUFG” shall mean MUFG Union Bank, N.A.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall have the meaning assigned to such term in the Depositary Agreement.

“NFIP” shall have the meaning assigned to such term in Section 5.21(b).

“Non LSP Controlled Members” shall have the meaning assigned to such term in the Equity Contribution Agreement (as defined in the Bolt Credit Agreement).

“Non-Recourse Persons” shall have the meaning assigned to such term in Section 9.20.

“Notice of L/C Activity” shall mean a request by the Borrower in accordance with the terms of Section 2.05 and substantially in the form of Exhibit B-2.

“Notice of Term Conversion” shall mean a request by the Borrower in accordance with the terms of Section 2.04 and substantially in the form of Exhibit B-3.

“O&M Costs” shall have the meaning assigned to such term in the Depositary Agreement.

“Obligations” shall mean all amounts then due and owing by any of the Credit Parties to any of the Lender Parties pursuant to the terms of this Agreement or any other Loan Document, and all other obligations and liabilities of any of the Credit Parties to any of the Lender Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Lender Party that are required to be paid by the Credit Parties pursuant to the terms of the Loan Documents) or otherwise.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” shall mean, as to any Person, the certificate of formation, the articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or other organizational or governing documents of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(iii).

“Payment Recipient” has the meaning assigned to it in Section 8.13(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Performance Damages Proceeds” shall mean the Net Cash Proceeds of any Performance Liquidated Damages Excess Amount.

“Performance Guarantee” shall mean any performance guaranty agreement entered into by any Loan Party under which such Person (a) guarantees the performance of a Loan Party or a Loan Party (under and as defined in the Bolt Credit Agreement) under a Commodity Hedge and Power Sales Agreement, principal lease, offtake, supply, service, construction, operating or other agreement relating to the Project or any Project (under and as defined in the Bolt Credit Agreement) or (b) is otherwise obligated to provide performance related support in connection with the Project or any Project (under and as defined in the Bolt Credit Agreement), in each case to the extent such performance guaranty agreement does not guarantee or otherwise relate to Indebtedness for Borrowed Money.

“Performance Liquidated Damages Excess Amount” shall have the meaning given in the Depositary Agreement.

“Performance Recovery Event” shall mean any payment of any Performance Liquidated Damages Excess Amount to the Borrower.

“Performance Recovery Event Certificate” shall have the meaning given in the Depositary Agreement.

“Performance Restoration Action” shall mean any redesign, alteration, retesting, re-commissioning, performance remedial plan, and putting into service of the Project, each case to compensate for any failure of the Project to satisfy any performance, capacity or efficiency guaranty or similar requirement under the EPC Contract.

“Performance Test Report” shall have the meaning assigned to such term in Section 5.14.

“Performance Tests” shall mean any performance tests conducted by the Borrower or the EPC Contractor to determine the achievement of the applicable Substantial Completion for the Project.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority.

“Permitted Capital Expenditures” shall mean Capital Expenditures (a) incurred for the purpose of permitting (i) any Loan Parties or the Project to comply with applicable Requirements of Law (including any Environmental Laws) and Applicable Permits or (ii) the Project to operate in accordance with the Base Case Projections, (b) as required to operate the Project in accordance with Prudent Industry Practices or (c) under emergency circumstances to resume or maintain operation of the Project in accordance with Prudent Industry Practice or to avoid imminent threat to human life or property.

“Permitted Commodity Agreement” shall mean a Commodity Hedge and Power Sales Agreement entered into by a Loan Party (a) to sell, purchase or hedge the price of energy, ancillary services, capacity or other commodity in the ordinary course of business and not for speculative purposes; provided, that for the avoidance of doubt, a Loan Party may commit to sell energy or capacity from its Project in a net amount greater than the capacity of the Project if the excess amount is capable of being provided by another Project and the relevant other Loan Party so commits to provide such excess amount, (b) that is entered into in the best interests of, and on terms fair and reasonable to, the applicable Loan Party and that, to the extent such agreement is a Secured Commodity Hedge and Power Sales Agreement (as such term is defined in the Intercreditor Agreement), is entered into with a Permitted Hedge Counterparty, (c) with respect to any such agreement entered into with Bolt Energy Marketing under which the required settlement of payments occurs less frequently than monthly, so long as Bolt Energy Marketing has (i) executed and delivered (and maintained in full force and effect) a credit support annex in connection with such Permitted Commodity Agreement that provides for a collateral posting threshold of not greater than $500,000 and (ii) as of any Business Day on which such Permitted Commodity Agreement remains in effect, posted Acceptable Credit Support, (d) with respect to physical sales of energy or capacity, commits the applicable Loan Party to no more than the reasonably expected uncommitted available output on a net basis (based on physical and economic input availability and output) of energy or capacity stored by the Project, or if such sale is not specific to a single project, the Projects (as defined in the Bolt Credit Agreement) and the Project, taken as a whole (taking into account all Permitted Commodity Agreements then in effect in respect of the Project, or if such sale is not specific to a single project, the Projects (as defined in the Bolt Credit Agreement) and the Project, taken a whole), (e) does not create, permit or suffer to exist any Lien other than Permitted Liens and (f) would not reasonably be expected to have a Material Adverse Effect.

“Permitted Debt” shall have the meaning given in Section 6.02.

“Permitted Energy Management Agreement” shall mean (a) the Marketing Agreement, dated as of January 11, 2021, between Borrower and Bolt Energy Marketing and (b) any other agreement entered into by a Loan Party with an energy manager providing for marketing, trading and sales of capacity, power, ancillary services and other energy-related products and services including energy and risk management services relating thereto in connection with the Project.

“Permitted Hedge Counterparty” shall mean:

(a) with respect to any Permitted Commodity Agreement, any Person (but not any Affiliate of any Loan Party other than Bolt Energy Marketing):

(i) that (A) is a commercial bank, investment bank, insurance company, investment fund or other similar financial institution or affiliate thereof, (B) is a public utility or any reputable exchange or regional system operator, (C) is a load serving entity (including community choice aggregation programs and municipal utility cooperatives), (D) is in the business of selling, marketing, purchasing, trading, storing or distributing electric energy, ancillary services or capacity or (E) that is Bolt Energy Marketing; and

(ii) as of the date the applicable Permitted Commodity Agreement is entered into, with respect to any such Person (other than one described in clause (i)(E) and other than one described in clause (i)(C) that is a community choice aggregation entity and does not have a rating on the date such Person and the applicable Loan Party enter into such Permitted Commodity Agreement), that has (A) a rating of at least BBB+ by S&P and at least Baa1 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB+ by S&P or at least Baa1 by Moody’s respectively) for its unsecured long-term senior debt obligations (or, in the case of PG&E, its senior secured debt obligations) (or whose obligations under such Permitted Commodity Agreement are guaranteed by a guaranty of a Person with such ratings); provided that, if such Person is a Person described in clause (i)(D) (other than a Person also described in clauses (i)(B), (i)(C) or (i)(E)) and is a party to a Permitted Commodity Agreement that is physically settled, such Person shall, in lieu of the ratings set forth above, be required to have only a rating of at least BBB- by S&P and at least Baa3 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB- by S&P or at least Baa3 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Agreement are guaranteed by an unconditional guaranty of a Person with such ratings); provided, further, that if, as of any date of determination, such Person (other than PG&E) does not have any rating of its unsecured long-term senior debt obligations, then such Person’s corporate (or corporate issuer, as applicable) rating shall be at least BBB- by S&P and at least Baa3 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB- by S&P or at least Baa3 by Moody’s respectively) or (B) executed and delivered (and maintained in full force and effect) a credit support annex in connection with such Permitted Commodity Agreement that provides for a collateral posting threshold of not greater than $500,000 and as of any Business Day on which such Permitted Commodity Agreement remains in effect, posted Acceptable Credit Support; and

(b) with respect to any Interest Rate Hedging Agreement, any Interest Rate Hedge Counterparty.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with any domestic office of any commercial bank organized under the laws of the United States or any state thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has a Tier 1 capital ratio (as defined in such regulations) of not less than 10%;

(e) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, issued or offered by the Depositary Agent or its affiliates or any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000;

(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) or (e) above;

(g) repurchase and reverse repurchase agreements with a term of not more than 30 days fully collateralized with government securities of the type referred to in clause (a) or (b) above, including those of the Depositary Agent or any of its affiliates;

(h) investments in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s, including, without limitation, any mutual fund for which the Depositary Agent, or its respective affiliates serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i) the Depositary Agent or its respective affiliates receives fees from funds for services rendered, (ii) the Depositary Agent or its respective affiliates, as applicable, collects fees for services rendered pursuant to the Depositary Agreement and the applicable Control Agreements which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to the Depositary Agreement and the applicable Control Agreements may at times duplicate those provided to such funds by the Depositary Agent or its respective affiliates; and

(i) cash.

“Permitted Junior Debt” shall have the meaning assigned to it in Section 6.02(m).

“Permitted Liens” shall have the meaning assigned to it in Section 6.01.

“Permitted O&M Agreement” shall mean any agreement entered into by a Loan Party pursuant to which such Loan Party engages the counterparty thereto to operate and maintain the Project (or any portion thereof).

“Permitted Tax Distributions” shall mean, with respect to any taxable period for which the Borrower is a flow-through entity for U.S. federal and/or applicable state and local tax purposes, distributions by the Borrower in the aggregate amount required to permit each direct or indirect equityholder of the Borrower to pay income taxes attributable to its direct or indirect ownership of the Borrower with respect to such taxable period; provided, (1) in computing Borrower’s taxable income in any tax period, Borrower shall be assumed to carry forward any losses from any prior tax years (or portions thereof) beginning after the Closing Date that are attributable to Borrower and to use such losses in the earliest possible taxable year (subject to any generally applicable limitation on the use of net operating losses under then applicable law, such as limitations under current section 172(a)(2)(B)(ii)) and (2) that such amount for any taxable period shall not exceed the product of (i) the Borrower’s net taxable income for such taxable period (calculated, if the Borrower is a disregarded entity for U.S. federal income tax purposes, as if it were a partnership for U.S. federal income tax purposes), multiplied by (ii) the highest effective U.S. federal, state and local income tax rate applicable to an individual or corporation (whichever is higher) resident in San Francisco, California.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“PG&E” shall mean Pacific Gas and Electric Company.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Project” shall have the meaning assigned to such term in the recitals to this Agreement.

“Project Contracts” shall mean the Major Project Contracts and each other contract or agreement related to the development, construction, operation, maintenance, management, administration, interconnection, ownership or use of the Project, the provision of electricity and other inputs therefor, the sale of electricity, capacity, ancillary services, or other products therefrom, the disposal of wastewater or other outputs therefrom or the provision of services therefor, entered into by, or assigned to, any Loan Party and with any other Person.

“Project Costs” shall have the meaning assigned to such term in the Depositary Agreement.

“Project Revenues” shall mean all revenues, payments, cash and proceeds from whatever source received by the Loan Parties (including from the Exelon Confirmation listed in clause (a) of the definition thereof or the SP-15 Payment Assignment Agreement), other than (i) any such amounts that are expressly provided in the Depositary Agreement to be deposited into a Depositary Account other than the Revenue Account and (ii) Bolt Distributions (except as otherwise provided in the proviso to Section 6.03(b)); provided that the Borrower shall have the option, in its sole discretion, to apply Bolt Distributions to pay O&M Costs, Project Costs and Debt Service in respect of the Project, in which case any amounts of Bolt Distributions so applied shall constitute

Project Revenues. For the avoidance of doubt, none of the proceeds of the Loans, Voluntary Equity Contributions, delay liquidated damages received by any Loan Party pursuant to or in connection with the EPC Contract, the proceeds of any Indebtedness not otherwise permitted to be incurred by any Loan Party under the terms of the Loan Documents, Recovery Event Proceeds or Termination Payments payable to any Loan Party shall constitute Project Revenues.

“Project Schedule” shall mean a schedule setting forth the expected schedule and milestones for construction of the Project through Term Conversion.

“Prudent Industry Practice” shall mean, those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the energy storage and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of energy storage and transmission facilities and (b) are otherwise in compliance in all material respects with applicable Requirements of Law. Prudent Industry Practices are not limited to the optimum practices, methods or acts to the exclusion of all others, but rather include a spectrum of possible practices, methods or acts commonly employed in the energy storage and transmission industry during the relevant period in light of the circumstances.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUHCA” shall mean the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.25(a).

“Qualified Energy Manager” shall mean any other Person that has (or has an Affiliate that has) experience in providing energy management services to a Comparable Project (including Bolt Energy Marketing).

“Qualified Manager” shall mean (a) Manager or an Affiliate of the Sponsor or (b) any other Person that (i) is (or has an Affiliate that is) a past or present majority owner of a Comparable Project or (ii) directly or indirectly through an Affiliate directs or has directed the management and operations of a Comparable Project.

“Qualified Operator” shall mean (a) the Sponsor or an Affiliate of the Sponsor or (b) any other Person that has (or has an Affiliate that has) experience in the day to day operation of a Comparable Project (which shall be deemed to include, for the avoidance of doubt, [***], and their respective Affiliates).

“Qualified Owner” shall mean (a) the Sponsor so long as the Sponsor satisfies a Sponsor Test, (b) any Designated Holder or (c) any Person that (x)(i) has a tangible net worth of at least $300,000,000, (ii) is a direct or indirect subsidiary of a Person that has a tangible net worth of at least $300,000,000, (iii) has its obligations in respect of its direct or indirect ownership interests in Holdings guaranteed by an Affiliate that has a tangible net worth of at least $300,000,000 or (iv) is an investment, sovereign, private equity or pension fund or similar legal entity (or a direct or indirect subsidiary thereof) with invested and unfunded capital commitments of at least $300,000,000 under management, and (y)(i) is (or has an Affiliate that is) a past or present majority owner of a Comparable Project, (ii) is a Qualified Operator or has an Affiliate that is a Qualified Operator or (iii) has caused the Borrower to contract for the operation of the Project by one or more Qualified Operators to the extent that the Project is not, at the time of (and after giving effect to) the direct or indirect acquisition of the interests in Holdings by such Person operated by a Qualified Operator; provided that, in the case of clause (c) above, prior to any such Person becoming an owner, directly or indirectly, of any capital stock in Holdings, (A) the Administrative Agent shall have received written notice of the proposed acquisition by such Person of such capital stock at least 15 Business Days prior to such acquisition (the Administrative Agent agreeing that it shall in turn promptly deliver a copy of any such notice to each Lender Party), (B) the Administrative Agent shall have provided to the Borrower within 5 Business Days of the Administrative Agent’s receipt of such notice, a reasonably detailed description of all documentation and other information reasonably required by any Lender Party pursuant to its respective applicable “know your customer” and anti-money laundering rules and regulations consistently applied in connection with such proposed acquisition, if any, (C) such Person (either directly or through the Borrower) shall have provided to the Administrative Agent such requested documentation and other information within 5 Business Days after it shall have received notice of the same pursuant to clause (B), and (D) the Administrative Agent (on behalf of any Lender Party (acting in good faith)) shall not have objected to such Person’s acquisition of such capital stock within 15 Business Days of the notice received pursuant to clause (A) above solely on the basis that such Person’s direct or indirect ownership of capital stock in Holdings would violate any such Lender Party’s “know your customer” and anti-money laundering rules and regulations consistently applied (and if any such Lender Party shall have so objected solely based on the then applicable standards of such institution consistently applied on such basis, then such prospective owner shall not be a “Qualified Owner” hereunder unless, in the case of any Lender Party, such Lender Party has been replaced pursuant to this Agreement as a result of such Lender Party’s objection); provided, further, that, if such Person (or the Borrower) fails to provide all documentation and other information reasonably requested by the Administrative Agent pursuant to clause (C) above, the 15 Business Days referenced in clause (D) above shall be extended on a day-for-day basis for the actual number of Business Days beyond the 5 Business Days that it takes such Person (or the Borrower) to actually deliver such information and documentation.

“Quarterly Payment Date” shall mean the last Business Day in each month of March, June, September and December.

“RBC” means Royal Bank of Canada.

“Real Property” shall mean all right, title and interest of the Loan Parties in and to any and all parcels of real property owned, leased or operated by the Loan Parties together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof, including the Site.

“Recipient” shall mean (a) the Administrative Agent or (b) any Lender Party, as applicable.

“Recovery Event” shall have the meaning given in the Depositary Agreement.

“Recovery Event Certificate” shall have the meaning given in the Depositary Agreement.

“Recovery Event Proceeds” shall have the meaning assigned to such term in Section 5.20(a).

“Recovery Event Proceeds Account” shall have the meaning given in the Depositary Agreement.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (i) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (ii) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion (in consultation with the Borrower).

“Register” shall have the meaning assigned to such term in Section 2.09(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any releasing, placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment. “Released” shall have the correlative meaning.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repaired Feasibly” shall mean, as of the date of the applicable Restoration Plans, the affected Project can be repaired or restored in a manner that is reasonably believed by the Borrower to be technically feasible, and otherwise in all material respects within Applicable Permit restrictions.

“Replacement Obligor” shall mean, with respect to an affected Major Project Contract or a party thereto, any Person who (a)(i) if such Person is in replacement of the EPC Contractor, shall be reasonably acceptable to the Required Lenders, or (ii) if such Person is in replacement of the counterparty to the Utility RA Contract, shall (including any guarantor of such Person’s obligations) have substantially similar creditworthiness as such counterparty (including any guarantor of such counterparty’s obligations) had as of the Closing Date, and (b) assumes the obligation of providing the services and/or products on terms and conditions not materially less favorable (taken as a whole) to the applicable Loan Party than those that such affected party was obligated to provide pursuant to the applicable Major Project Contract (or on such other terms as may be reasonably acceptable to the Administrative Agent).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived.

“Reporting Deliverable” has the meaning set forth in Section 1.02(l).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans outstanding, (b) Revolving L/C Exposures, and (c) Available Unused Commitments, that taken together represent more than 50% of the sum of (i) all Loans outstanding, (ii) all Revolving L/C Exposures, and (iii) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, and Available Unused Commitment of any Defaulting Lender, any Affiliate Lender (other than an Affiliated Debt Fund) shall be disregarded in determining Required Lenders at any time, except as otherwise set forth in Section 2.21.

“Required Support Amount” shall mean, with respect to any Permitted Commodity Agreement, the “Exposure” under and as defined in the applicable credit support annex.

“Requirements of Law” shall mean any law, treaty, rule, regulation, order or determination of an arbitrator or a court or other Governmental Authority (including any Environmental Laws and any Permits, ERISA, the U.S.A. Patriot Act, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the FPA, the Energy Policy Act of 2005, including PUHCA, and state regulatory laws governing public utilities, public service companies, generation owners, or similar entities), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Loan Party, the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, any managing director, director or vice president of such Loan Party, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restoration Plans” shall have the meaning assigned to such term in Section 5.20(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in, or subordinated Indebtedness (including Permitted Junior Debt) of, any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in, or subordinated Indebtedness (including Permitted Junior Debt) of, any Loan Party or any option, warrant or other right to acquire any such Equity Interest in, or subordinated Indebtedness (including Permitted Junior Debt) of, any Loan Party; provided that, for the avoidance of doubt, the payment of any amounts constituting a Project Cost or an O&M Cost owed to any Affiliate of any Loan Party shall not constitute a Restricted Payment.

“Revenue Account” shall have the meaning assigned to such term in the Depositary Agreement.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to any Lender, the commitment of such Lender, if any, to make Revolving Loans in an aggregate principal and/or face amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Revolving Loans” opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The aggregate amount of the Revolving Commitments on the date hereof is $8,000,000.

“Revolving Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Revolving Facility” shall mean the Revolving Commitments and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time and (b) the Revolving L/C Exposure at such time. The Revolving Facility Exposure of any Revolving Lender at any time shall be the sum of (i) the aggregate principal amount of such Revolving Lender’s Revolving Loans outstanding at such time and (ii) such Revolving Lender’s Facility Percentage of the Revolving L/C Exposure at such time.

“Revolving L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit upon or following the reinstatement of such Revolving Letter of Credit.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Revolving Letters of Credit outstanding at such time and (b) the aggregate principal amount of all Revolving L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Lender at any time shall mean its Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“Revolving L/C Issuing Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.05, expressed as a Dollar amount, as such commitment may be (a) ratably reduced from time to time upon any reduction in the Revolving Commitments pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Issuing Bank under Section 9.04. The amount of each Issuing Bank’s Revolving L/C Issuing Commitment as of the Closing Date is set forth in Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Issuing Bank shall have assumed its Revolving L/C Issuing Commitment, as applicable. The aggregate amount of Revolving L/C Issuing Commitments on the date hereof is $8,000,000.

“Revolving L/C Loans” shall have the meaning assigned to such term in Section 2.05(e).

“Revolving L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(e).

“Revolving L/C Reimbursement Obligation” shall mean the Borrower’s obligation to repay Revolving L/C Disbursements as provided in Sections 2.05(e) and (f).

“Revolving L/C Unreimbursed Drawing” shall mean an extension of credit resulting from a drawing under any Revolving Letter of Credit that has not been reimbursed by the Borrower on the date due pursuant to Section 2.05(e).

“Revolving Lender” shall mean a Lender with a Revolving Commitment or with outstanding Revolving Loans.

“Revolving Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05 for the purposes set forth in Section 5.01(d), which letter of credit shall be in form and substance reasonably acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.01(c). Revolving Loans shall include, unless otherwise provided herein, Working Capital Loans and Revolving L/C Loans.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sanctioned Country” shall mean a country or territory that is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory, or government (as of the date hereof, this includes Cuba, the Crimea region of Ukraine, Iran, North Korea, Syria, and “the government of Venezuela” as defined by Exec. Order No. 13884, 84 Fed. Reg. 38, 843 (Aug. 7, 2019)).

“Sanctioned Person” shall mean (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Canada, Japan, or any other applicable Governmental Authority, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clause (a) or clause (b) hereof.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Canada; (f) Japan or (g) any other applicable Governmental Authority.

“SCE” shall mean Southern California Edison Company.

“SCE Agreements” shall have the meaning given in Section 5.10(g).

“SCE Consent” shall mean the Consent to Collateral Assignment Agreement, dated as of September 11, 2020, by and among Gateway, SCE, the Bank of New York Mellon, as collateral agent and MUFG Bank, Ltd., as administrative agent.

“SCE Utility RA Contract” shall mean the Energy Storage Resource Purchase and Sale Agreement, dated as of April 22, 2020, between SCE and Gateway, as amended by Amendment No. 1 to the Energy Storage Resource Purchase and Sale Agreement, dated as of September 18, 2020.

“SDN List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Secured Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Consents, the Depositary Agreement, the Control Agreements, the Deeds of Trust (upon execution thereof), and each of the instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Shared Facility Agreement” shall mean the Shared Facilities and Services Agreement, dated as of November 16, 2020, between Centinela Solar Energy, LLC and Borrower.

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Site” shall mean the real property upon which the Project is located as described on Schedule 5.10(a)(i).

“SMBC” means Sumitomo Mitsui Banking Corporation.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required, as of such date, to pay the liabilities of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) as of such date, such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” shall mean liability on a “claim,” and (ii) “claim” shall mean any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SP-15 Payment Assignment Agreement” shall have the meaning given to such term in the Omnibus Amendment (as defined in the Bolt Credit Agreement).

“Sponsor” shall mean Bolt Energy Holdings, LLC, a Delaware limited liability company.

“Sponsor Test” shall mean (a) the Sponsor is managed by a Designated Holder or a Qualified Manager (whether by ownership or by contract) or (b) at least 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Sponsor (on a fully diluted basis) is owned by Qualified Owners (other than those of the type described in clause (a) of the definition thereof).

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers, or similar governing body, of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Substantial Completion” shall mean “Substantial Completion” under, and as defined in, the EPC Contract shall have been achieved.

“Supported QFC” shall have the meaning assigned to such term in Section 9.25(a).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and any and all interest, additions to tax or penalties applicable thereto.

“Term Commitment” shall mean, with respect to any Lender, the commitment of such Lender, if any, to make Term Loans in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Commitment, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The aggregate amount of the Term Commitments on the date hereof is $100,275,000, which amount shall not be duplicative of the Construction Commitments.

“Term Conversion” shall mean satisfaction or waiver of the conditions set forth in Section 4.04, causing conversion of the Construction Loans to Term Loans as set forth in Section 2.04. “Term Convert” is the verb form of “Term Conversion”.

“Term Conversion Date” shall mean the date on which Term Conversion occurs.

“Term Conversion Date Certain” shall mean January 31, 2023.

“Term Facility” shall mean the Term Commitments and the Term Loans made hereunder.

“Term Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the reasonable determination by the Administrative Agent (in consultation with the Borrower) that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Termination Payments” shall have the meaning given in the Depositary Agreement.

“Title Company” shall mean one or more of Stewart Title Guaranty Company, First American Title Insurance Company or such other recognized title insurance company or companies as the Borrower selects.

“Title Event” shall mean the existence of any defect of title or Lien on the Project (other than Permitted Liens) that entitles the Borrower to make a claim under any title policies issued in favor of the Borrower.

“Title Policy” shall have the meaning assigned to such term in Section 5.10(a).

“Transaction Documents” shall mean the Loan Documents and the Major Project Contracts.

“Transactions” shall mean, collectively, (a) the development, construction, ownership and operation, as applicable, of the Project as contemplated by the Transaction Documents, (b) the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party, (c) the borrowings hereunder, the issuance of the Letters of Credit and the use of proceeds of each of the foregoing and (d) the granting of the Liens pursuant to the Security Documents.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the Alternate Base Rate.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.25(a).

“U.S.A. Patriot Act” shall mean, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Upfront Fee Letter” shall mean each Fee Letter, dated as of the Closing Date, by and between each Arranger and the Borrower.

“USD LIBOR” shall mean the London interbank offered rate for U.S. dollars.

“Utility RA Contract” shall mean the Long Term Resource Adequacy Agreement, dated as of December 10, 2020, between Borrower and PG&E.

“Voluntary Equity Contributions” shall mean (a) documented voluntary, unconditional cash equity contributions made to a Loan Party after the date of the initial Credit Event and (b) Permitted Junior Debt.

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Working Capital Loans” shall mean any Revolving Loans that are not Revolving L/C Loans.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:

(a) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(f) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require;

(g) except as otherwise expressly provided herein, any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time;

(h) “or” is not exclusive unless the context otherwise requires;

(i) except as otherwise expressly provided herein (including Section 9.08(e)), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith;

(j) any reference to any Person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(k) any reference to any Requirements of Law in any of the Loan Documents shall include all references to such Requirements of Law as amended;

(l) notwithstanding anything herein to the contrary, any Default or Event of Default that occurs and is continuing as a result of a failure of any Loan Party to provide to the Administrative Agent, the Collateral Agent, the Depositary Agent, an Issuing Bank or a Lender a notice, a report, a budget, a certificate, financial statements or any other written deliverable (collectively a “Reporting Deliverable”) prior to the date set forth in the Loan Documents with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be cured upon delivery of such Reporting Deliverable to the Administrative Agent, the Collateral Agent, the Depositary Agent, such Issuing Bank or such Lender, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed; and

(m) for all purposes under the Loan Documents, in connection with any division or plan of division by any Loan Party under Section 18-217 of Title 6 of the Delaware Code: (i) if any asset, right, obligation or liability of any Loan Party becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Loan Party (as the case may be) to the subsequent Person and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.03 Benchmark Transition Disclaimer. Without prejudice to any other provision of this Agreement, each Party acknowledges and agrees for the benefit of each of the other Parties: (a) USD LIBOR (i) may be subject to methodological or other changes which could affect its value, and/or (ii) is scheduled to be permanently discontinued; and (b) the occurrence of any of the aforementioned events, a Benchmark Transition Event and/or a Term SOFR Transition Event may have adverse consequences which may materially impact the economics and/or each Loan Party’s commercial expectations of the financing transactions contemplated under this Agreement.

ARTICLE II.

CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Construction/Term Lender agrees (i) to make construction loans (the “Construction Loans”) to the Borrower, in each case from time to time during the applicable Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Construction Loans exceeding such Lender’s Construction Commitment, or (B) the aggregate amount of all Construction Loans exceeding the total Construction Commitments and (ii) to make term loans (the “Term Loans”) to the Borrower on the Term Conversion Date in an amount that will not result in (A) such Lenders’ Term Loans exceeding such Lender’s Term Commitment or (B) the aggregate amount of all Term Loans exceeding the total Term Commitments.

(b) Construction Loans shall Term Convert pursuant to Section 2.04, and Construction Loans and Term Loans shall not be simultaneously outstanding.

(c) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make revolving loans (the “Revolving Loans”) to the Borrower, in each case from time to time during the applicable Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Commitment and (ii) the total Revolving Facility Exposure exceeding the total Revolving Commitments.

(d) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolving Loans. Amounts repaid or prepaid in respect of Construction Loans and Term Loans may not be re-borrowed.

Section 2.02 Loans and Borrowings Generally.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided that (i) Revolving Loans shall be made by the Revolving Lenders ratably in accordance with their respective Facility Percentages on the date such Loans are made hereunder, (ii) Construction Loans shall be made by the Construction/Term Lenders ratably in accordance with their respective Facility Percentages on the date such Loans are made hereunder, and (iii) Term Loans shall be made by the Construction/Term Lenders ratably in accordance with their respective Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum; provided that a Eurodollar Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.05(e). At the time of each ABR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding hereunder at any one time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after (i) in the case of Borrowings of Construction Loans, the Construction Maturity Date, or (ii) in the case of all other Borrowings, the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of a Revolving L/C Disbursement, as contemplated by Section 2.05(e) shall be deemed to have been made as provided in Section 2.05(e). Each such telephone Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is a Revolving Borrowing or a Construction Borrowing;

(b) the aggregate amount of the requested Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period(s) to be applicable thereto; and

(f) the Depositary Account or Local Account to which the proceeds of such Borrowing are to be disbursed (if applicable).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Term Conversion.

(a) General. Subject to the terms and conditions set forth in this Agreement, each Construction/Term Lender agrees to make Term Loans to the Borrower on the date of Term Conversion specified pursuant to Section 2.04(b)(iii), at the request of the Borrower, in an aggregate principal amount not to exceed the lesser of (i) the aggregate principal amount of outstanding Construction Loans made by such Construction/Term Lender and (ii) such Construction/Term Lender’s Term Commitment. Each Construction/Term Lender shall make its Term Loans by converting the principal amount of outstanding Construction Loans made by such Construction/Term Lender to Term Loans.

(b) Notice of Term Conversion. The Borrower shall request Term Conversion by delivering to the Administrative Agent an appropriately completed Notice of Term Conversion, which specifies, among other things:

(i) whether the requested Term Loans shall be ABR Loans or Eurodollar Loans;

(ii) the aggregate principal amount of the requested Term Loans, which shall not exceed the lesser of (A) the aggregate amount of all Term Commitments and (B) the aggregate principal amount of all Construction Loans outstanding on the Term Conversion Date (which amount shall be calculated immediately prior to Term Conversion, after giving effect to any final Construction Borrowing made on the Term Conversion Date and any prepayment of the Loans on the Term Conversion Date);

(iii) the proposed Term Conversion Date, which shall be a Business Day; and

(iv) in the case of any requested Term Loan to be made as a Eurodollar Loan, the initial Interest Period(s) applicable thereto.

The Borrower shall deliver the Notice of Term Conversion to the Administrative Agent by hand delivery or electronic means, (a) in the case of a Term Conversion that includes a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the proposed Term Conversion Date or (b) in the case of a Term Conversion that includes only ABR Borrowings, not later than 1:00 p.m., New York City time, one Business Day before the proposed Term Conversion Date; provided that (unless otherwise agreed by the Administrative Agent) not later than seven Business Days prior to delivery of the Notice of Term Conversion, the Borrower shall deliver to the Administrative Agent a draft of such Notice of Term Conversion and evidence documenting the anticipated satisfaction of the conditions to Term Conversion set forth in Section 4.04 on the proposed Term Conversion Date. Subject to Section 2.16, the Notice of Term Conversion may be modified or revoked by the Borrower through the Business Day specified as the proposed Term Conversion Date in the Notice of Term Conversion.

The Borrower shall notify the Administrative Agent prior to the making of the Term Loans in the event that any of the matters to which the Borrower is required to certify in the Notice of Term Conversion is no longer accurate and complete as of the Term Conversion Date, and the occurrence of Term Conversion shall constitute a re-certification by the Borrower, as of the Term Conversion Date, as to the matters to which the Borrower is required to certify in the Notice of Term Conversion or any certificate delivered in connection therewith.

(c) Occurrence of Term Conversion. If the foregoing conditions have been met (or waived in accordance with the terms hereof) and the conditions precedent to Term Conversion set forth in Section 4.04 have been met (or waived in accordance with the terms hereof), and if the Borrower has not revoked the Notice of Term Conversion, then, on the Term Conversion Date specified in the Notice of Term Conversion, all Construction Loans, respectively, shall be deemed repaid and the Construction/Term Lenders shall be deemed to have made Term Loans to the Borrower, in each case in an amount equal to the amount of the Construction Loans deemed paid off thereby.

(d) Final Construction Borrowing. Notwithstanding anything to contrary set forth herein, the Borrower shall be permitted to request, in accordance with the mechanics set forth in Section 2.03, a final Construction Borrowing to be extended on the Term Conversion Date in an amount equal to all then Available Unused Commitments of the Construction/Term Lenders under the Construction Facility. Such Construction Borrowing shall be subject to satisfaction of the conditions set forth in Sections 4.02 and 4.04.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period. Letters of Credit may be issued solely for the purposes set forth in Section 5.01. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i) To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by facsimile or electronic communication to the applicable Issuing Bank and the Administrative Agent, no less than three Business Days in advance of the requested date of issuance, amendment, renewal or extension, a Notice of L/C Activity requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day at least three Business Days after the form of such Letter of Credit or amendment, renewal or extension has been agreed by the Borrower, the applicable Issuing Bank and the beneficiary), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a Letter of Credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(ii) A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, with respect to any Revolving Letter of Credit, (A) the total Revolving Facility Exposure shall not exceed the total Revolving Commitments and (B) the aggregate available amount of all Revolving Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Revolving L/C Issuing Commitment.

(iii) If, on the Term Conversion Date after giving effect to the reduction in the Revolving L/C Issuing Commitments (as provided in the definition thereof), the aggregate available amount of all Revolving Letters of Credit issued by any Issuing Bank exceeds such Issuing Bank’s Revolving L/C Issuing Commitment, then the Borrower shall deposit cash collateral in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, in an amount equal to 102.5% of any such excess.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or in each case such later date as may be agreed by such Issuing Bank, and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)); provided further that notwithstanding the foregoing, any Letter of Credit may expire after the date referred to in clause (ii) to the extent such Letter of Credit is Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank.

(d) Lender Participations. By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Revolving Letter of Credit equal to such Revolving Lender’s Facility Percentage of the aggregate amount available to be drawn under such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Lender’s Facility Percentage of each Revolving L/C Disbursement made by such Issuing Bank not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuation of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement of Revolving L/C Disbursements. If the applicable Issuing Bank shall make any Revolving L/C Disbursement, the Borrower shall reimburse such Revolving L/C Disbursement by paying to the Administrative Agent an amount equal to such Revolving L/C Disbursement in Dollars, not later than 5:00 p.m., New York City time, on the third Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section 2.05 of such Revolving L/C Disbursement; provided that, so long as no Event of Default under Section 7.01(b), 7.01(c) or 7.01(g) has occurred and is continuing, any Revolving L/C Disbursement shall be deemed to be a request by the Borrower to the Administrative Agent and each Revolving Lender pursuant to Section 2.03 for Revolving Loans in an aggregate amount equal to the amount of the Borrower’s Revolving L/C Reimbursement Obligation with respect to such Revolving L/C Disbursement (each, a “Revolving L/C Loan”) and, to the extent so financed, the Borrower’s Revolving L/C Reimbursement Obligation shall be discharged and replaced by the resulting Revolving L/C Loan; provided, further, that such requested amount shall be reduced, if necessary, such that the aggregate amount of Revolving Facility Exposure does not exceed the aggregate Revolving Commitments of all Revolving Lenders. In accordance with Section 2.03, the Administrative Agent will promptly advise each Revolving Lender of the details of such Revolving L/C Disbursement and of the amount of such Lender’s Revolving L/C Loan to be made as part of the requested Revolving Borrowing. The Revolving L/C Loans made pursuant to this Section 2.05(e) shall initially be ABR Loans. If the Borrower fails to reimburse any Revolving

L/C Disbursement when due as contemplated by this Section 2.05(e), then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Lender of the applicable Revolving L/C Disbursement, the payment then due from the Borrower and, in the case of a Revolving Lender, such Lender’s Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars, its Facility Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars, the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any Revolving L/C Disbursement (other than the funding of a Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its Revolving L/C Reimbursement Obligation with respect to such Revolving L/C Disbursement.

(f) Revolving L/C Reimbursement Obligations Absolute. The obligation of the Borrower to reimburse Revolving L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any amendment or waiver of or any consent to departure from all or any terms of any of the Transaction Documents, (v) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the beneficiary of such Letter of Credit (or any Persons for whom such beneficiary may be acting), the applicable Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, by any other Transaction Document or by any unrelated transaction, (vi) any breach of contract or dispute among or between the Borrower, the applicable Issuing Bank, the Administrative Agent, any Lender or any other Person, (vii) any non-application or misapplication by the beneficiary of the Letter of Credit of the proceeds of any Revolving L/C Disbursement or any other act or omission of such beneficiary in connection with such Letter of Credit, (viii) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Loan Documents, (ix) the failure of any Lender to make a Revolving L/C Loan as contemplated by Section 2.05(e) or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, in each case, payment by the applicable Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Requirements of Law) suffered by the Borrower that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or other electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make a Revolving L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement (including by the making of a Revolving Borrowing), at the rate per annum then applicable to Loans that are ABR Loans or Eurodollar Loans, at the election of the Borrower; provided that if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced with respect to the Revolving Facility, at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to the Revolving Facility, to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit under the Facility in which such Issuing Bank was replaced.

(j) Cash Collateralization. Each deposit of funds to a cash collateral account pursuant to Section 2.10(c) or Section 7.01 shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent, and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the applicable L/C Reimbursement Obligations of the Borrower for the Revolving L/C Exposure, at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10(c) and no Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate one or more additional Lenders (in addition to MUFG, RBC, ING, BNP, SMBC, Mizuho, East West Bank and BMO) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement in such capacity upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (who shall in turn promptly provide notice of the same to all Lenders in accordance with Section 9.17(b)) (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and whether such L/C Disbursement is a Revolving L/C Disbursement, and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including prompt verification of such information as may be requested by the Administrative Agent.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Revolving L/C Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Depositary Account or Local Account designated by the Borrower in the applicable Borrowing Request (or by applying such funds in accordance with any funds flow memorandum delivered to the Administrative Agent on the Closing Date); provided that L/C Loans made to finance the reimbursement of L/C Disbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans under the applicable Facility. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that each L/C Loan shall initially be an ABR Loan. Thereafter, the Borrower may elect, in the case of a Borrowing, to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile (or other electronic transmission) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have converted such Borrowing to a one-month Interest Period Eurodollar Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Construction Commitments shall terminate at 5:00 p.m., New York City time, on the Construction Maturity Date, (ii) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the earlier to occur of (A) the Term Conversion Date Certain and (B) the Term Conversion Date (after giving effect to any Term Loans required to be made on such date) and (iii) the Revolving Commitments shall terminate at 5:00 p.m., New York City time, on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of $500,000 and not less than $100,000 (or, if less, the remaining amount of the applicable Commitments) and (ii) (A) the Borrower shall not voluntarily terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans in accordance with Section 2.11, the Revolving Facility Exposure would exceed the total Revolving Commitments, (B) the Borrower shall not voluntarily terminate or reduce the Construction Commitments if the remaining Available Unused Commitments in respect of the Construction Commitments, together with funds on deposit in the Construction Account and the Local Accounts, could not reasonably be expected to be sufficient to fund all remaining Project Costs through the Term Conversion Date, as set forth in a certificate of a Responsible Officer of the Borrower and confirmed by the Independent Engineer and (C) the Borrower shall not voluntarily terminate or reduce the Term Commitments unless, after giving effect to any such termination or reduction, the aggregate outstanding principal amount of the Construction Loans and any remaining Available Unused Commitments in respect of the Construction Commitments shall not exceed the Term Commitments remaining after giving effect to such termination or reduction; provided that, notwithstanding anything in this Agreement to the contrary, prior to the Term Conversion Date, the Borrower may reduce or terminate the Construction Commitments from time to time in its sole discretion if Borrower certifies in writing to the Administrative Agent that the Borrower has sufficient funds (taking into account amounts on deposit in the Construction Account and the Local Accounts, and remaining availability under the Construction Facility) to achieve Term Conversion notwithstanding such reduction or termination.

(c) The Borrower shall reduce or terminate the Construction Commitments (and related Term Commitments) in connection with any mandatory prepayment pursuant to Section 2.11(b)(iv) in an amount equal to the applicable Bolt Disposition Excess Amount (if any).

(d) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce Commitments under paragraph (b) above at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this clause (c) shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(e) Any termination or reduction of Commitments shall be permanent. Each reduction of Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

Section 2.09 Repayment of Loans Generally; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay:

(i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Maturity Date;

(ii) to the Administrative Agent for the account of each Construction/Term Lender, the then unpaid principal amount of each Construction Loan, to the extent such Construction Loan was not converted to a Term Loan pursuant to Section 2.04, on the Construction Maturity Date; and

(iii) to the Administrative Agent for the account of each Construction/Term Lender, the then unpaid principal amount of each Term Loan on such dates and in such amounts as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent, acting as a non-fiduciary agent of the Borrower, shall retain at its offices a copy of each Assignment and Acceptance and Affiliate Lender Assignment and Acceptance delivered to it pursuant to Section 9.04(b)(ii) or Section 9.04(e)(i), as applicable, and shall maintain a register (the “Register”) in which it shall record (i) the names and addresses of the Lenders and the Commitments of each Lender, (ii) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that in the event of any inconsistency between the Register maintained by the Administrative Agent and the account or accounts maintained by any Lender, the Register maintained by the Administrative Agent shall control, absent manifest error; provided, further, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Borrower and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender Party at any reasonable time and from time to time upon reasonable prior notice. This Section 2.09(d) and Section 2.09(c) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit C-1, C-2, C-3, or C-4, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the applicable form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.

Section 2.10 Repayment of Term Loans; Application of Prepayments.

(a) Subject to adjustment pursuant Section 2.10(c), the Borrower shall repay the Term Loans on each Quarterly Payment Date occurring prior to the Maturity Date, in the amount of 1.00% per annum of the total amount of Term Loans outstanding as of the Term Conversion Date, in each case beginning with the first full calendar quarter after the Term Conversion Date.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.

(c) Mandatory prepayments of Loans made pursuant to Section 2.11(b) or otherwise shall be applied (i) first, to prepay the Construction Loans or the Term Loans, as applicable (with application, first, to scheduled amortization payable during the 12-month period following the date of such prepayment on a pro rata basis, and, second, to remaining scheduled amortization payments and payment at the final maturity thereof on a pro rata basis), (ii) second, to prepay the Revolving Loans, (iii) third, to Cash Collateralize the Letters of Credit; and (iv) fourth, any amount remaining may be retained by Borrower, provided that the Revolving Commitments shall have been permanently reduced to the extent of any Cash Collateralization or prepayment pursuant to this clause (c).

(d) Prepayments of Loans shall be applied, first, to ABR Loans and, second, to Eurodollar Loans.

(e) Voluntary prepayments pursuant to Section 2.11(a) shall be applied in direct order of maturity.

(f) All prepayments shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(g) Amounts prepaid in respect of the Term Facility or Construction Facility may not be reborrowed. Amounts prepaid in respect of the Revolving Facilities pursuant to Section 2.11(a) may be reborrowed, and all other amounts prepaid in respect of the Revolving Facilities may not be reborrowed.

Section 2.11 Prepayment of Loans.

(a) Voluntary Prepayments.

(i) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable (subject to Section 2.11(a)(ii)) notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16 on the date of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued and unpaid interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof (or, in the event of a prepayment in full of the Construction Loans, the Term Loans, the Revolving Loans, and the Revolving L/C Loans, an amount equal to the outstanding principal amount of such Loans being prepaid).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.11(a)(i) if such prepayment would have resulted from, or been made in connection with, a sale of all or substantially all of the Borrower’s assets or the direct or indirect Equity Interests of the Borrower or a refinancing of all or a part of the Construction Facility, the Term Facility, or the Revolving Facility, which sale or refinancing shall not be consummated or shall otherwise be delayed.

(iii) Notwithstanding anything to the contrary contained in this Agreement and on and following the Closing Date, no voluntary prepayment of any Construction Loans pursuant to this Section 2.11 shall be made unless a voluntary prepayment on a pro rata basis of “Construction Loans” and, solely following prepayment in full of the “Construction Loans”, “Vista Expansion Loans” under and as defined in the

Bolt Credit Agreement is made concurrently on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement and on and following the Closing Date, no voluntary prepayment of any Term Loans pursuant to this Section 2.11 shall be made unless a voluntary prepayment of “Term Loans” under and as defined in the Bolt Credit Agreement is made concurrently on a pro rata basis.

(b) Mandatory Prepayments. The Borrower shall make the following mandatory prepayments and associated Cash Collateralizations of the Letters of Credit, in each case as set forth in Section 2.10:

(i) (A) If any Loan Party shall receive Net Cash Proceeds in excess of $10,000,000 from any Recovery Event or any event described in Section 5.20(c)(ii) or Section 5.20(c)(iii) shall occur, the applicable Net Cash Proceeds shall be applied to the prepayment of an aggregate principal amount of the Loans in accordance with the Depositary Agreement or (B) if any Loan Party shall receive any Performance Liquidated Damages Excess Amount and any event described in Section 5.20(d)(i) or Section 5.20(d)(ii) shall occur, the applicable Net Cash Proceeds shall be applied to the prepayment of an aggregate principal amount of the Loans in accordance with the Depositary Agreement.

(ii) If any Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness incurred in accordance with Section 6.02), the Borrower shall, on the date of such incurrence, prepay an aggregate principal amount of the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds thereof in accordance with the Depositary Agreement.

(iii) On each Quarterly Payment Date (commencing with the first Quarterly Payment Date that occurs in the first full calendar quarter following the Term Conversion Date), the Borrower shall, on such Quarterly Payment Date, prepay an aggregate principal amount of the Term Loans in an amount equal to the ECF Sweep Amount for such Quarterly Payment Date in accordance with the Depositary Agreement.

(iv) In the event the Borrower receives any distribution pursuant to Section 2.11(b)(iv) of the Bolt Credit Agreement, the Borrower shall, on the date of such distribution, prepay an aggregate principal amount of the Loans in accordance with the Depositary Agreement.

(v) In the event of any termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and terminate all its outstanding Revolving Letters of Credit and/or Cash Collateralize such Revolving Letters of Credit in accordance with Section 2.05(j). If as a result of any partial reduction of the Revolving Commitments, the aggregate Revolving Facility Exposure would exceed the aggregate Revolving Commitments of all Revolving Lenders after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay the Revolving Loans and/or Cash Collateralize the Revolving Letters of Credit in an amount sufficient to eliminate such excess.

(vi) In the event of any reduction or termination of the Construction Commitments, unless the requirements of Section 2.08(b)(ii)(B) are satisfied, the Borrower shall, on the date of such reduction or termination, repay or prepay all outstanding Construction Loans.

(vii) In the event of any reduction or termination of the Term Commitments, the Borrower shall, on the date of such reduction or termination prepay the Construction Loans in the positive amount (if any) by which the sum of the aggregate outstanding principal amount of the Construction Loans and any remaining Available Unused Commitments in respect of the Construction Commitments shall exceed the aggregate amount of the Term Commitments after giving effect to any such termination or reduction.

Section 2.12 Fees.

(a) The Borrower agrees to pay to each Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of each calendar quarter in each year (beginning with (i) the Closing Date and (ii) thereafter, the first Quarterly Payment Date to occur after the Closing Date), and on the date on which the Revolving Commitments of all the Revolving Lenders shall be terminated as provided herein, a commitment fee (a “Revolving Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Revolving Lender during such quarter (or other period ending with the date on which all remaining Revolving Commitments shall be terminated) at the rate of 0.50% per annum.

(b) [Reserved].

(c) The Borrower agrees to pay to each Construction/Term Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of each calendar quarter in each year (beginning with (i) the Closing Date and (ii) thereafter, the first Quarterly Payment Date to occur after the Closing Date), and on the date on which the Term Commitments of all the Construction/Term Lenders shall be terminated as provided herein, a commitment fee (a “Construction Commitment Fee”, and, together with the Revolving Commitment Fee, the “Commitment Fees”) on the average daily amount of the Available Unused Commitment of such Construction/Term Lender during such quarter (or other period ending with the date on which the last of the Term Commitments shall be terminated) at the rate of 0.50% per annum.

(d) All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fees due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(e) The Borrower agrees to pay to each Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of each calendar quarter of each year (beginning with the first Quarterly Payment Date to occur after the Closing Date), and on the date on which the Revolving Commitments of all the Lenders shall be terminated as provided herein, a fee (a “Revolving L/C Participation Fee”) on such Lender’s Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements) during such quarter (or shorter period commencing with the Closing Date or ending with the date on which the last of the Revolving Commitments shall be terminated) at a rate per annum equal to the sum of (x) the Applicable Margin for Eurodollar Revolving Loans effective for each day in such period and (y) to the extent that any Event of Default shall have occurred and be continuing (but excluding any Event of Default that has been waived by the Lenders pursuant to Section 9.08), 2.00%. All Revolving L/C Participation Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(f) Reserved.

(g) The Borrower agrees to pay (i) to each of the Agents and the Arrangers any fees set forth in any Fee Letter to which such Agent or Arranger is a party and (ii) to each Issuing Bank, fees and other charges to be separately agreed by the Borrower and such Issuing Bank.

(h) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error.

Section 2.13 Interest.

(a) The Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to the Borrower at the Alternate Base Rate plus the Applicable Margin.

(b) The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower at the Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Loan owing to each Lender Party at a rate per annum equal to the Alternate Base Rate or the Eurodollar Rate, as applicable to such Loan, plus the Applicable Margin plus 2.00% and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2.00%; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable by the Borrower in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Loans, upon termination of the Revolving Commitments, (iii) in the case of Construction Loans, on the Construction Maturity Date, and (iv) in the case of the Term Loans, on the Maturity Date; provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR

Revolving Loan or ABR L/C Loan prior to the end of the applicable Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the rate set forth in clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Agreement and subject to applicable consultation rights set forth in this Agreement.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may (in consultation with the Borrower) modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (in consultation with the Borrower) modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of Eurodollar Loans, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(g) Market Disruption Event. Notwithstanding the foregoing clause (a) of this Section 2.14, if prior to the commencement of any Interest Period for any Borrowing, the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period (or the alternative rate as determined pursuant to clause (a)) will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for an Interest Period with the duration of such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for ABR Loans; provided, that, the Eurodollar Rate component shall no longer be utilized in determining the Alternate Base Rate.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition (other than with respect to Taxes, which shall be governed exclusively by Section 2.17) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank hereunder (whether of principal, interest or otherwise) (in each case, other than with respect to or on account of Taxes, which shall be governed exclusively by Section 2.17), then the Borrower will pay to such Lender, Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or any of the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; and provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for such Lender’s loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth calculations of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the next Monthly Payment Date; provided that such Lender shall have delivered such certificate to the Borrower within 180 days of the event giving rise to the amounts calculated therein.

Section 2.17 Taxes.

(a) Defined Terms. For purposes of this Section, the term “Requirements of Law” includes FATCA and the term “Lender” includes any Issuing Bank.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Requirements of Law. If any Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law any Other Taxes.

(d) Indemnification by Loan Parties. The Loan Parties shall, without duplication, indemnify each Recipient, within 10 days after demand therefor, for (i) the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than any amounts described in clause (i) or (ii) arising as a result of the gross negligence or willful misconduct of such Recipient; provided that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 2.17(h)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender result in any additional costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed copies of IRS Form W-8ECI;

(iii)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. On the Closing Date, each Foreign Lender that becomes a Lender Party on such date shall deliver such properly completed and executed documentation and information as will permit payment hereunder to be made without withholding of U.S. federal withholding tax.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) On or before the date hereof, the Administrative Agent (and any successor or replacement Administrative Agent) shall provide to the Borrower (i) an executed copy of IRS Form W-9 or (ii) an executed copy of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(j) Each Lender Party agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17(b) or (d) with respect to such Lender Party it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender Party’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 2.17, including to designate another lending office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender Party, cause such Lender Party and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.17(j) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender Party pursuant to Section 2.17(b) and (d). The Borrower hereby agrees to pay all out-of-pocket costs and expenses incurred by any Lender Party as a result of a request by the Borrower under this Section 2.17(j).

(k) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender Party, the termination of all of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due. All such payments shall be made in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto, in each case subject to the terms of the Depositary Agreement. The

Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan, (ii) L/C Reimbursement Obligations with respect to any Letter of Credit, or (iii) any other amount due hereunder or under any other Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) FIRST, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) SECOND, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and participations in the L/C Disbursements of other Lenders or make such other adjustments as shall be equitable to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of amounts arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) The Borrower shall, upon notice to the applicable Lender and Administrative Agent, at its sole cost and expense, be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.17, (ii) becomes a Defaulting Lender or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained therefor), with an assignee permitted under Section 9.04; provided that (A) such replacement shall not conflict with any applicable Requirements of Law, (B) the Borrower shall have paid to the Administrative Agent any applicable assignment fee, (C) in the case of clause (iii), no Event of Default shall have occurred and be continuing at the time of such replacement and the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (D) in the case of clause (i), prior to any such replacement, such Lender shall have taken no action under Section 2.19(a) that had the result of eliminating the continued need for payment of amounts owing pursuant to Section 2.15 or 2.17, and such replacement shall result in a reduction of payments pursuant to Sections 2.15 and 2.17, (E) the replacement assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, and the replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (F) in the case of clauses (i) and (iii), the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (G) the replacement assignee shall be reasonably satisfactory to the Administrative Agent and, if such assignee shall become a Revolving Lender, the applicable Issuing Bank to the extent required by Section 9.04, (H) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (I) the Borrower shall pay to the replaced Lender all amounts (if any) required pursuant to Section 2.15 or 2.17, as applicable, and (J) any such replacement shall not be deemed to be a waiver of any rights that the Borrower or any other Lender Party shall have against the replaced Lender.

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to ABR Borrowings, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted to the extent set forth in the definition of “Required Lenders” and Section 9.08; provided, however, a Defaulting Lender shall retain its voting rights where its outstanding Loans or Commitments are being extended or increased, where payments of outstanding interest and principal are being reduced or waived, or where the applicable interest rate thereon is being reduced or waived.

(b) Subject to Section 2.21(d), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender pro rata to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ Revolving L/C Exposure with respect to such Defaulting Lender in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize pro rata the Issuing Banks’ future Revolving L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) (i) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any Commitment Fee that otherwise would have been required to have been paid to such Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive Revolving L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the stated amount of Letters of Credit for which cash collateral has been provided in form and substance satisfactory to the Administrative Agent, the applicable Issuing Bank and the Borrower.

(d) If the Loan Parties, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in L/C Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Loan Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no fronting exposure with respect to such Defaulting Lender after giving effect thereto.

(f) For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, no Lender shall be under any obligation to assume any Commitment or Loan of a Defaulting Lender.

(g) If a consent, waiver or vote of all Lenders is required for any action under the Loan Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 2.21(a) or Section 9.08, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within 20 days after the date of a written notice to the Defaulting Lender requesting such vote or consent.

(h) To the extent that any Issuing Bank receives notice in writing from any Lender that such Lender does not intend to comply with its funding obligations, it shall promptly forward a copy of such notice to the Administrative Agent and the Borrower.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each Lender Party that as of the Closing Date and as otherwise when provided for in Article IV of this Agreement, with respect to the representations and warranties set forth in this Article III:

Section 3.01 Organization; Power and Authority. Each Loan Party (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its respective formation, (b) has all requisite limited liability company or limited partnership power and authority to own its respective property and assets and to carry on its respective business as now conducted, (c) is qualified to do business and in good standing in each other jurisdiction where such qualification is required, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect, and (d) has the limited liability company or limited partnership power and authority to execute, deliver and perform its respective obligations under each of the Transaction Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow and otherwise obtain credit hereunder.

Section 3.02 Ownership of Equity Interests. As of the Closing Date:

(a) The Equity Interests in each Loan Party have been duly authorized and validly issued. There is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party is a party requiring, and there is no Equity Interest in any Loan Party outstanding which upon conversion or exchange would require, the issuance by such Loan Party of any additional membership interests or other Equity Interests in such Loan Party or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase a membership interest or other Equity Interest in such Loan Party.

(b) 100% of the Equity Interests in the Borrower is owned by Holdings.

Section 3.03 Authorization; No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowings and other extensions of credit hereunder and the Transactions (a) have been duly authorized by all limited liability company action required to be taken or obtained by the Loan Parties, and (b) will not (i) violate in any material respect (A) any provision of any Requirements of Law or Organizational Document of any Loan Party or (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (ii) be in conflict with, violate, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any indenture, lease, agreement or other instrument to which a Loan Party is a party or by which it or any of its property is or may be bound, where any such conflict, violation, breach, default, right or result referred to in this clause (ii) would reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any material Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than Permitted Liens.

Section 3.04 Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which such Loan Party is or will be a party when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.05 Governmental Approvals. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) the extensions of credit hereunder or (b) the execution, delivery and performance of this Agreement or any of the other Loan Documents by each Loan Party, except for (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) the filings and authorizations referred to in Section 3.21, (iii) consents, authorizations, filings and notices required by securities, regulatory or other applicable law in connection with an exercise of remedies and (iv) consents, authorizations, filings and notices which, if not obtained or made, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Commercial Operation. The proceeds of the Loans, together with all other funds reasonably expected to be available to the Borrower, are anticipated to be sufficient to cause the Project to achieve Term Conversion.

Section 3.07 No Material Adverse Effect. Since the Closing Date, there has been no event or occurrence which has resulted in a Material Adverse Effect and is continuing.

Section 3.08 Title to Properties. As of the Closing Date, (a) each of the Loan Parties has title in fee simple to, a valid leasehold interest in, or other necessary, appropriate or adequate right to use, all its material real property, and good title to, or a valid leasehold interest in or other necessary, appropriate or adequate right to use, all its other material property and (b) none of such property is subject to any Lien other than Permitted Liens. On the Closing Date, Borrower does not own any “Building” (as defined in 12 C.F.R. Chapter III, Section 339.2) located on the Site.

Section 3.09 Litigation; Compliance with Laws.

(a) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Loan Parties, threatened in writing against, any Loan Party or any business, property or rights of any Loan Party that (i) involve any of the Transaction Documents or the Transactions or (ii) would reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its directors, officers and employees with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of the Borrower, any other Loan Party, or any of its or their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees (i) is a Sanctioned Person, or (ii) is in violation of Anti-Corruption Laws, AML Laws or Sanctions. The Borrower will not use the proceeds of any Loan or Letter of Credit, or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person, in a manner that would result in a violation of Anti-Corruption Laws, AML Laws or applicable Sanctions. Neither the Borrower nor any Loan Party, or, to the knowledge of the Borrower, any other Affiliate of the Borrower has engaged in or intends to engage in any dealings or transactions with, directly or indirectly, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

(c) As of the Closing Date, the information included in the Beneficial Ownership Certificate is, to the knowledge of the Borrower, true and correct in all respects.

Section 3.10 Federal Reserve Regulations. No part of the proceeds of any Loans, and no other extensions of credit under the Loan Documents, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the regulations of the Board.

Section 3.11 Investment Company Act. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Section 3.12 Taxes. The Loan Parties have filed all federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which resources in conformity with GAAP have been provided on the books of such Loan Party or (b) with respect to which the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect.

Section 3.13 Disclosure and Base Case Projections. As of the Closing Date:

(a) no financial statement or information contained in this Agreement, any other Loan Document or any other factual, written report, document, certificate or other statement (other than projections and other pro forma or forward- looking information and any report or other written statement of an Independent Consultant) furnished by or at the request of any Loan Party to the Administrative Agent, the Lender Parties or the Independent Consultants, or any of them, for use by the Lenders in connection with the transactions contemplated by this Agreement or the other Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, as of the date so furnished, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading;

(b) the projections and other pro forma or forward-looking information contained in the materials referenced in Section 3.13(a) were prepared by the Borrower in good faith on the basis of assumptions that were reasonable in light of the conditions existing at the time of delivery, it being recognized by the Lender Parties that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount; and

(c) the Construction Budget and the Project Schedule (i) are based on reasonable assumptions as of the date so provided, (ii) are made in good faith and (iii) are consistent in all material respects with the provisions of the EPC Contract, it being recognized by the Lender Parties that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount.

Section 3.14 Employee Matters.

(a) No Loan Party has any employees.

(b) No Loan Party is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Loan Party, or to the Loan Parties’ knowledge, threatened against any Loan Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or, to the Loan Parties’ knowledge, threatened against it, (ii) no strike or work stoppage in existence or, to the Loan Parties’ knowledge, threatened involving any Loan Party or the Project, and (iii) to the Loan Parties’ knowledge, no union representation question existing with respect to the employees at the Project and, to the Loan Parties’ knowledge, no union organization activity that is taking place at the Project, except (with respect to any matter specified in clause (i), (ii) or (iii) above) such that would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and during such five-year period, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan and no Lien in favor of the PBGC with respect to Plan or in favor of a Plan has arisen. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (ii) each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iii) no termination of a Single Employer Plan has occurred and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (v) no Multiemployer Plan is insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (vi) neither the Borrower nor any Commonly Controlled Entity is or would reasonably be expected to be subject to any liability with respect to any Plan subject to Title IV of ERISA.

Section 3.15 Environmental Matters; Hazardous Materials. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) no Loan Party is in violation of, or in the past three years has violated, (or received any notice that it violated or is in violation of) any Environmental Law;

(b) no Loan Party has Released any Hazardous Materials, including at, in, on, under, to or from the Site, Project or any other Real Property owned, operated or leased by any Loan Party, and, to the knowledge of the Loan Parties, no other person has Released any Hazardous Materials at, in, on, under, to or from the Site, Project or any other Real Property owned, operated or leased by any Loan Party, that require any investigation, cleanup, removal or remediation pursuant to, or corrective or remedial action under, Environmental Law;

(c) no Loan Party has (or has received any notice that it or any third party has) used, handled, generated, manufactured, produced, treated, disposed of, stored or Released any Hazardous Materials at, in, on, under, to, from or about the Site, Project or any other Real Property owned, operated or leased by any Loan Party, or transported thereto or therefrom, in a quantity or manner that subjected any Loan Party, Holdings or any Secured Party to an Environmental Claim that remains unresolved;

(d) no Responsible Officer of any Loan Party has actual knowledge of any underground storage tanks, whether operative or temporarily or permanently closed, located on the Sites or any other Real Property owned or leased by any Loan Party;

(e) there is no (i) pending or, to the knowledge of the Loan Parties, threatened Environmental Claim against any Loan Party, or (ii) other action or proceeding with respect to the presence or Release of or exposure to Hazardous Materials at, in, on, under, from or to the Site, Project or any other Real Property owned, operated or leased by any Loan Party; and

(f) no Responsible Officer of any Loan Party has actual knowledge of any past or existing violations of any Environmental Laws by any person relating in any way to the Site, Project or any other Real Property owned or leased by the Loan Parties.

Section 3.16 Solvency. The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of Indebtedness being incurred in connection herewith will be, Solvent.

Section 3.17 Permits. As of the Closing Date, the Loan Parties have, except as set forth on Part B of Schedule 3.17, all Applicable Permits. As of the Closing Date, except as set forth on Part B of Schedule 3.17, (a) each Applicable Permit (i) has been issued to or on behalf of a Loan Party and (ii) is not subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modifications, suspensions or revocations) or to any unsatisfied condition that would be reasonably expected to have a Material Adverse Effect and (b) all statutorily prescribed appeal periods with respect to the issuance of such Applicable Permits have expired, except any such appeal periods that would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 3.17 lists all Applicable Permits and each of Loan Parties is in material compliance with all such Applicable Permits.

Section 3.18 Major Project Contracts. Copies of all Major Project Contracts, in each case as currently in effect on the Closing Date, have been delivered to the Administrative Agent by the Borrower. Except as has been previously disclosed in writing to the Administrative Agent, as of the Closing Date, none of the Major Project Contracts have been amended, modified or terminated. As of the Closing Date, each of the Major Project Contracts in effect as of the Closing Date is in full force and effect and, to the Loan Parties’ knowledge, no defaults have occurred and are continuing thereunder that would reasonably be expected to have a Material Adverse Effect.

Section 3.19 Energy Regulation. As of the Closing Date:

(a) The Borrower (i) is not a “public utility,” as that term is defined in Section 201 of the FPA, but will be a “public utility” under the FPA as of the earliest of (A) its acquisition of ownership interests in certain Shared Facilities under the Shared Facility Agreement, (B) the effective date of its MBR Authority, (C) the date on which the Shared Facility Agreement first becomes effective pursuant to Section 205 of the FPA, and (D) the time at which any energy generated by the LeConte Project is injected into the transmission grid, and (ii) is not an “electric utility company,” a “public-utility company,” or a “holding company”, as defined in PUHCA, but will be an “electric utility company” and a “public-utility company” as of the earlier of (A) its acquisition of ownership interests in certain facilities under the Shared Facility Agreement and (B) the date on which it first generates electricity from the Project.

(b) Reserved.

(c) Reserved.

(d) Reserved.

(e) The Utility RA Contract has been approved by the CPUC, and the CPUC’s order approving the Utility RA Contract is final, in full force and effect, and no longer subject to rehearing or judicial review.

(f) Neither the Borrower nor Centinela Solar Energy, LLC requires prior authorization from FERC or the CPUC for the sale and purchase of certain Shared Facilities pursuant to the Shared Facility Agreement.

(g) No Loan Party is subject to any approval, obligation or regulation as a public utility, or equivalent term, by any Governmental Authority under any state law, by virtue of its ownership and operation of the Project and the Borrower’s sale of electric energy, capacity or ancillary services, except as set forth on Schedule 3.17.

(h) Except as provided in this Section 3.19 and Schedule 3.17, and except as may be required for the exercise of remedies under the Transaction Documents, no approval is required to be obtained by any Loan Party from FERC or any other state or federal Governmental Authority with jurisdiction over the sales of energy, capacity and any ancillary services or the financial agreements of the Loan Parties for execution and delivery, the consummation of the Transactions contemplated by, or the performance of obligations under the Transaction Documents, including the ownership, operation, control and sale of energy, capacity and ancillary services by the Borrower from the Project.

(i) None of the Lender Parties nor any “affiliate” (as that term is defined in PUHCA) of any of them will, solely as a result of the entering into any Loan Document or the consummation and/or performance of any of the Transactions, be subject to regulation under the FPA, PUHCA or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities, except that the exercise by the Agents or the Lenders of certain foreclosure remedies allowed under the Transaction Documents may require prior approval of FERC and may subject the Agents, the Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under the FPA, PUHCA or state laws respecting the rates of, or the financial or organizational regulation of, electric utilities.

Section 3.20 No Default. None of the Loan Parties is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to result in a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.

Section 3.21 Collateral. The Liens granted to the Collateral Agent pursuant to the Security Documents with respect to the Collateral constitute a legal, valid and enforceable first priority (subject to Permitted Liens) Lien on the Collateral. The Liens granted to the Collateral Agent pursuant to the Security Documents in the Collateral will be perfected (a) with respect to any property that can be perfected by filing, upon the filing of the financing statements referred to in Schedule 3.21, (b) with respect to any property that can be perfected solely by control, upon execution of the Depositary Agreement and each Control Agreement by each of the parties thereto, (c) with respect to the Security Certificates (as defined in the UCC) representing the Pledged Equity Interests (as defined in the Guarantee and Collateral Agreement) and any other property that can solely be perfected by possession, upon the Collateral Agent receiving possession thereof and (d) with respect to the fixtures that are subject to a Deed of Trust, upon the recording of such Deed of Trust in the jurisdiction referred to in Schedule 3.21, and in each case are subject to no Liens except Permitted Liens. Except to the extent possession of portions of the Collateral is required for perfection, upon the filing of the financing statements and upon the recording of the Deeds of Trust as described above, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral to the extent the Collateral Agent’s Lien can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation of any such documents). To the extent required by the Security Documents, each of each Loan Party and Holdings has properly delivered or caused to be delivered to the Collateral Agent all Collateral that requires perfection of the Liens and security interests described above by possession.

Section 3.22 Line of Business; No Subsidiaries. No Loan Party:

(a) has conducted any business other than the business it is conducting as of the Closing Date and as otherwise contemplated by the Transaction Documents;

(b) is a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture; or

(c) has any subsidiaries, except for any applicable Loan Party and the “Obligor Parties” under and as defined in the Bolt Credit Agreement.

Section 3.23 Insurance. As of the Closing Date, each Loan Party maintains the insurance required to be maintained by it pursuant to Section 5.11, and such insurance is in full force and effect.

Section 3.24 Accounts. As of the Closing Date, no Loan Party has any deposit, securities or other accounts other than any account permitted under Section 6.14.

Section 3.25 Regulation H. As of the date when the Deeds of Trust are executed in accordance with Section 5.21(a), no Deed of Trust encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, other than properties for which evidence of flood insurance policies has been delivered pursuant to Section 5.21(b) of this Agreement and such policies are in full force and effect.

ARTICLE IV.

CONDITIONS PRECEDENT

Each of the (a) occurrence of the Closing Date, (b) obligations of any Lender to make Loans and (c) obligations of any Issuing Bank to issue or extend any Letter of Credit or increase the stated amount of any Letter of Credit hereunder (each of items (b) and (c), a “Credit Event”), is subject to the satisfaction or waiver in accordance with the terms hereof of the following conditions, as applicable as indicated herein to such Credit Event:

Section 4.01 Closing. On the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Credit Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default. Prior to and after giving effect to the Transactions contemplated to occur on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(c) Governing Documents. The Administrative Agent shall have received:

(i) a copy of the certificate of formation, certificate of limited partnership or other formation document, as applicable, including all amendments thereto, of each Credit Party, each certified as of a date no earlier than 30 days prior to the Closing Date by the Secretary of State of the state of such Person’s organization, and a certificate as to the good standing of such Person as of a date no earlier than 30 days prior to the Closing Date from such Secretary of State and, in the case of the Borrower, from the Secretary of State of the State of California; and

(ii) a certificate of one or more Responsible Officers, or, if applicable, a managing member or general partner, of each Credit Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement or limited partnership agreement of such Person (which shall be in form and substance satisfactory to the Arrangers), as in effect on the Closing Date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Transaction Documents to which such Person is a party and, if applicable, the borrowings hereunder and the granting of the Liens contemplated to be granted by such Person under the Security Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or certificate of limited partnership of such Person has or have not been amended since the date of the last amendment thereto shown on such certificate of formation or certificate of limited partnership, as applicable, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person.

(d) Closing Certificates. The Administrative Agent shall have received (i) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraph (a) (with respect to the Loan Parties) and certifying that the Base Case Projections, the Construction Budget and the Project Schedule are complete and accurate in all material respects as of the Closing Date, (ii) a certificate substantially in the form of Exhibit M, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (a) (with respect to the Loan Parties) and (b) of this Section 4.01, and (iii) a solvency certificate substantially in the form of Exhibit N with respect to the Loan Parties, dated the Closing Date and signed by a Financial Officer of the Borrower.

(e) Loan Documents; Equity Arrangements.

(i) The Administrative Agent shall have received duly authorized and executed copies of the Credit Agreement and the Fee Letters (other than any Fee Letter that is entered into after the Closing Date).

(ii) The Administrative Agent shall have received duly authorized and executed copies of each Loan Document (other than the Credit Agreement and the Fee Letters (other than any Fee Letter that is entered into after the Closing Date)) required to be in effect as of the Closing Date, including, if requested by any Lender pursuant to Section 2.09(e), a promissory note or notes conforming to the requirements of such Section.

(f) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the other Lender Parties, (i) a favorable written opinion from Latham & Watkins LLP, transaction counsel for Holdings and the Loan Parties, and (ii) a favorable written opinion from McDermott Will & Emery LLP, FERC counsel for the Loan Parties, in each case (A) substantially in the applicable form attached hereto as Exhibit O-1 and Exhibit O-2, respectively, or otherwise in form and substance reasonably satisfactory to the Arrangers and their counsel, (B) dated the Closing Date and (C) addressed to the Lender Parties. The Borrower hereby requests such counsel to deliver such opinions.

(g) Personal Property Collateral; Filings and Recordings.

(i) The Collateral Agent and the Administrative Agent shall have been granted on the Closing Date, for the benefit of the applicable Secured Parties, first priority perfected Liens on the Collateral (subject only to Permitted Liens). The Pledged Equity Interests shall have been duly and validly pledged under the Guarantee and Collateral Agreement to the Collateral Agent, for the benefit of the Secured Parties, and any applicable Security Certificates (as defined in the UCC) representing any of the Pledged Equity Interests, accompanied by instruments of transfer endorsed in blank, shall be in the actual possession of the Collateral Agent (as such terms are defined in the Guarantee and Collateral Agreement).

(ii) The Administrative Agent shall have received:

(A) appropriately completed UCC financing statements (Form UCC-1) substantially in the forms attached hereto as Exhibit P (1) naming the Credit Parties as debtor and the Collateral Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral;

(B) certified copies of UCC search reports, or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens);

(C) appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be necessary to perfect the security interests purported to be created by the Security Documents; and

(D) evidence reasonably satisfactory to the Arrangers that all other actions necessary to perfect and protect the security interests purported to be created by the Security Documents have been or will be taken on the Closing Date.

(h) Major Project Contracts. The Administrative Agent shall have received fully executed copies of each of the Major Project Contracts in effect as of the Closing Date, each of which shall be (i) reasonably satisfactory to the Arrangers and (ii) in full force and effect and all conditions precedent thereunder shall have been satisfied. All performance support (if any) required to be delivered as of the Closing Date under any Major Project Contract in effect as of the Closing Date shall be in full force and effect.

(i) Insurance. Insurance complying with Section 5.11 and Schedule 5.11 shall be in full force and effect and the Administrative Agent shall have received a certificate from the Borrower’s insurance broker(s) in the form of Exhibit I, dated the Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Schedule 5.11, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid.

(j) Independent Engineer’s and Market Consultant’s Reports; Phase I Site Assessments. The Administrative Agent shall have received (i) the Independent Engineer’s Report and (ii) the Market Consultant’s Report, in each case accompanied by a reliance letter or use of work product agreement in customary form duly executed by the applicable Independent Consultant. The Administrative Agent shall have received the Phase I site assessment relating to the Project, delivered by EA Engineering, Science, and Technology, Inc.

(k) Base Case Projections, Construction Budget, and Project Schedule. The Administrative Agent shall have received the Base Case Projections, the Construction Budget, and the Project Schedule, each in form and substance reasonably satisfactory to the Administrative Agent (in consultation with the Independent Engineer).

(l) Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby on the Closing Date, none of the Loan Parties shall have outstanding Indebtedness or preferred stock other than the Loans and other extensions of credit under this Agreement and other Permitted Debt.

(m) Expenses. All costs, fees, expenses (including legal fees and expenses) and other compensation payable to the Arrangers and the Agents shall have been paid, or shall be paid on the Closing Date, to the extent due.

(n) U.S.A. Patriot Act. The Administrative Agent and the Collateral Agent shall have received, at least two Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act. At least five (5) days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certificate related to it.

(o) Notice. The Arrangers shall have received no less than two Business Days’ notice of the anticipated Closing Date.

(p) Litigation. There shall be no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration pending or threatened against any Loan Party or any business, property or rights of any Loan Party or that involve any of the Transaction Documents or the Transactions that could reasonably be expected to restrain or prevent the consummation of the Transactions.

(q) Establishment of Depositary Accounts. The Depositary Accounts shall have been established with the Depositary Agent.

(r) Flood. The Administrative Agent shall have received a Flood Hazard Determination with respect to each Initial Mortgaged Property together with, if any such Mortgaged Property is a Flood Hazard Property, the other Flood Insurance Documents for such Mortgaged Property.

Section 4.02 All Credit Events. On the date of each Credit Event (other than the Borrowing of Term Loans on the Term Conversion Date):

(a) Notice. (i) If such Credit Event is a Borrowing (other than a Borrowing made to fund an L/C Disbursement), the Administrative Agent shall have received a Borrowing Request as and when required by Section 2.03, and (ii) if such Credit Event is the issuance of, extension of, or increase in the stated amount of, a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Notice of L/C Activity as and when required by Section 2.05.

(b) Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) No Default. At the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Section 4.03 Construction Credit Events. On the date of each Construction Credit Event:

(a) Construction Requisition. At least five Business Days prior to such date, the Borrower shall have provided the Administrative Agent and the Independent Engineer with a Construction Requisition, dated the date of delivery of such certificate, setting forth the date of the proposed Construction Credit Event, certifying, among other things, that the Project is reasonably expected to achieve the Commercial Operation Date by the Date Certain and the Borrower is reasonably expected to achieve Term Conversion by the Term Conversion Date Certain and that the Loan Parties have sufficient funds (taking into account amounts on deposit in the Construction Account and the Local Accounts, and remaining availability under the Construction Facility) to achieve Term Conversion.

(b) IE Certificate. Once per calendar quarter (but no more than once during any two-month period), at least five Business Days prior to the applicable Construction Credit Event, a certificate from the Independent Engineer substantially in the form of Exhibit K (i) certifying that it reasonably believes that the Loan Parties have sufficient funds (taking into account amounts on deposit in the Construction Account and the Local Accounts and remaining availability under the Construction Facility) to achieve Term Conversion (excluding the requirement that the Debt Service Reserve Account shall have been funded to an amount equal to or greater than the Debt Service Reserve Requirement), and (ii) confirming that the Project is reasonably expected to achieve the applicable Commercial Operation Date by the Date Certain and the Loan Parties are reasonably expected to achieve Term Conversion (excluding the requirement that the Debt Service Reserve Account shall have been funded to an amount equal to or greater than the Debt Service Reserve Requirement) by the Term Conversion Date Certain. Prior to each date that the Independent Engineer is required to deliver such certificate, Borrower shall provide Independent Engineer with evidence that amounts withdrawn from the Construction Account prior to the date of such certificate have been applied to pay material Project Costs and copies of all material receipts, invoices and any other appropriate documentation or materials reasonably and promptly requested by the Independent Engineer.

(c) Lien Releases. With respect to only a Construction Borrowing all or a portion of the proceeds of which are used for the payment of any Project Costs payable under the EPC Contract, the Administrative Agent shall have received duly executed acknowledgments of payments and partial releases of mechanics’ and materialmen’s liens, in the form attached to the EPC Contract, from the EPC Contractor to the extent provided to the Borrower pursuant to the EPC Contract; provided that such releases may be conditioned upon receipt of payment with respect to the work, services and materials to be paid for with the requested funds.

(d) Notice to Proceed. With respect to the first Construction Borrowing for which all or a portion of the proceeds thereof are used for the payment of any Project Costs payable under the EPC Contract, the Administrative Agent shall have received a copy of the Notice to Proceed (as defined in the EPC Contract) delivered to the EPC Contractor pursuant to the EPC Contract, and such Notice to Proceed shall be in full force and effect.

Section 4.04 Term Conversion. On the Term Conversion Date:

(a) No Default. Prior to and after giving effect to the Transactions contemplated to occur on the Term Conversion Date, no Default or Event of Default shall have occurred and be continuing.

(b) Commercial Operation Date. The Commercial Operation Date shall have occurred and the Administrative Agent shall have received a certificate from each of (i) a Responsible Officer of the Borrower and (ii) the Independent Engineer, in each case certifying to such effect.

(c) Depositary Accounts. The Debt Service Reserve Account shall have been funded (including, at the Borrower’s option, by the posting of Debt Service Letters of Credit (as such term is defined in the Depositary Agreement)) to an amount equal to or greater than the Debt Service Reserve Requirement. The Construction Account shall have been funded to an amount equal to or greater than the Final Completion Amount.

(d) Substantial Completion. (i) Substantial Completion shall have occurred, the Borrower and the Independent Engineer shall have certified to such effect to the Administrative Agent, and the Independent Engineer shall have certified that, to its knowledge, the Loan Parties have sufficient funds available to achieve Final Completion; provided that Substantial Completion shall be deemed to have occurred hereunder and under the other Loan Documents if all of the conditions precedent to Substantial Completion have occurred under the EPC Contract except for any conditions precedent relating to the failure of the EPC Contractor to pay liquidated damages, any other similar Dispute (as such term is defined in the EPC Contract) and any reasonably related Disputes or failures by the EPC Contractor to satisfy an applicable condition precedent in connection with such Dispute(s) (including any failure by the EPC Contractor to deliver to the Borrower any waiver or release of liens, a punch list or withhold drawings or other books and records), so long as (A) the Borrower has caused an amount equal to the Borrower’s good faith, reasonable estimate of the Borrower’s reasonably anticipated liability in connection with such Dispute(s) (after giving effect to all potential offsets, retainage, counterclaims and any other amounts payable to the Borrower by the EPC Contractor) to be on deposit in the Construction Account on the Term Conversion Date, and (B) the Independent Engineer shall have certified that, to its knowledge, such deposited amount is reasonably expected to be sufficient to make payment of the Borrower’s reasonably anticipated liability in connection with such Dispute(s) (after giving effect to all potential offsets, retainage, counterclaims and any other amounts payable to the Borrower by the EPC Contractor).

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender Party that, from the Closing Date and until the Discharge Date, such Loan Party shall abide by the following affirmative covenants:

Section 5.01 Use of Proceeds. The Loan Parties shall:

(a) apply, or cause to be applied, the proceeds of each Construction Loan solely (i) to pay Project Costs, (ii) to the extent the Debt Service Reserve Requirement is not satisfied by any Acceptable Sponsor Letter of Credit, any DSR Letter of Credit or any Revolving Letter of Credit delivered to the Collateral Agent, to satisfy the Borrower’s obligation to maintain the Debt Service Reserve Requirement, (iii) to pay all costs, fees, expenses (including legal fees and expenses) and other compensation payable to the Lenders, the Issuing Banks and the Agents, (iv) for general corporate purposes of the Loan Parties (excluding, for the avoidance of doubt, Investments in Bolt Holdings or any Subsidiary thereof), (v) as of the Closing Date, as a special distribution to the Sponsor or its designee as a refund for equity contributions made in respect of the Project prior to the Closing Date and (vi) as of the Term Conversion Date, as a special distribution to the Sponsor or its designee, in the amount of any remaining unused Construction Commitments under the Construction Facility.

(b) apply the proceeds of each Term Loan solely to repay outstanding Construction Loans upon Term Conversion;

(c) apply the proceeds of each Revolving Loan to finance the general corporate and working capital purposes of the Loan Parties (excluding, for the avoidance of doubt, Investments in Bolt Holdings or any Subsidiary thereof) and to repay Revolving L/C Disbursements; provided, however, that Revolving Loans may not be drawn prior to, at or immediately after Term Conversion to directly or indirectly make a Restricted Payment;

(d) use Revolving Letters of Credit (i) to support the Loan Parties’ obligations under Project Contracts, including Permitted Commodity Agreements, (ii) to satisfy Borrower’s obligation to maintain the Debt Service Reserve Requirement, solely to the extent the Debt Service Reserve Requirement is not satisfied by any Acceptable Sponsor Letter of Credit or any DSR Letter of Credit delivered to the Collateral Agent, with Voluntary Equity Contributions or with the proceeds of Construction Loans, (iii) for the general corporate and working capital purposes of the Loan Parties and (iv) to support the Borrower’s and Bolt Borrower’s obligations under the Exelon Confirmations; and

(e) use DSR Letters of Credit to satisfy Borrower’s obligation to maintain the Debt Service Reserve Requirement and apply the proceeds of each applicable L/C Loan to repay the applicable L/C Disbursements in connection therewith.

Section 5.02 Warranty of Title. Each Loan Party shall maintain (a) good, valid and insurable title in all Mortgaged Property in which such Loan Party has an interest that constitutes real property and that is, individually or in the aggregate, material, subject only to Permitted Liens, and (b) good, valid and insurable title to all of its other properties and assets that are, individually or in the aggregate, material to the construction, operation, maintenance or use of the Project, subject to only to Permitted Liens, in each case, other than those properties and assets disposed of in accordance with this Agreement or any other Loan Document.

Section 5.03 Notices.

(a) The Borrower shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice to the Administrative Agent (who shall provide notice thereof to the Lenders) of:

(i) the commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, against any Loan Party or the Project, which (A) relates to the Project and involves a claim which equals or exceeds $2,500,000, (B) could reasonably be expected to have a Material Adverse Effect if determined adversely to such Loan Party or Project, (C) seeks injunctive or similar equitable relief or (D) relates to the validity or enforceability of any Loan Document;

(ii) any dispute between any Loan Party and any Governmental Authority involving the revocation, modification, failure to renew of any Applicable Permit or the imposition of any additional condition with respect thereto that would reasonably be expected to result in a Material Adverse Effect;

(iii) (A) any Event of Default or Default or (B) any breach or default under any Major Project Contract that would reasonably be expected to result in a Material Adverse Effect;

(iv) any Casualty Event, Title Event or Event of Eminent Domain, in each case, whether or not insured and involving a probable loss of $2,500,000 or more;

(v) any early cancellation or material change in the terms, coverage or amounts of any insurance described in Schedule 5.11;

(vi) any termination or material amendment, modification or waiver of any Major Project Contract; provided that no notice shall be required with respect to any change order under the EPC Contract unless aggregate payments by the Borrower under such change order, together with the amount of Project Costs incurred through the dates of such payments and to be incurred through Final Completion, would result in the aggregate amount set forth for Project Costs and contingency in the Construction Budget for the Project being exceeded by five percent (5%) or more;

(vii) any material event of force majeure asserted under any Major Project Contract which actually prevents a party from performing thereunder for more than 10 consecutive days;

(viii) [reserved];

(ix) any pending or, to the Loan Parties’ knowledge, threatened, Environmental Claim against any Loan Party arising in connection with its occupying or conducting operations on or at the Project or the Site, which would reasonably be expected to impose liability on any Secured Party or that would result in a Material Adverse Effect;

(x) any Release of Hazardous Materials at, in, on, under, to or from any Site or Project that requires any investigation, cleanup, removal or remediation pursuant to, or any corrective or remedial action under, any Environmental Law, which would reasonably be expected to impose material liability on any Secured Party or that would result in a Material Adverse Effect;

(xi) the occurrence of any event described in Section 7.01(i) that would, alone or together with any other such events that have occurred, reasonably be expected to result in a Material Adverse Effect;

(xii) within 15 days after the entry by the Borrower or any of its Subsidiaries into any material Additional Project Contract, notice of such event accompanied by delivery of a copy of such Additional Project Contract to the Administrative Agent; and

(xiii) the occurrence of any Material Adverse Effect.

(b) The Borrower shall provide, with reasonable promptness, to the Administrative Agent, any other information with respect to any Loan Party or the Project as is reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).

Section 5.04 Financial Statements. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a) within 120 days after the end of the fiscal year ended December 31, 2021 and each subsequent fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income and of cash flows for such year, in each case, audited by a firm of nationally recognized independent certified public accountants reasonably satisfactory to the Administrative Agent and accompanied by an opinion of such firm, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under any Facility that is scheduled to occur within one year from the time such opinion is delivered) (it being understood that each of (i) Deloitte & Touche, (ii) Ernst & Young, (iii) KPMG and (iv) PricewaterhouseCoopers are satisfactory to the Administrative Agent for purposes of this Section 5.04);

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2021), the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in comparative form the figures for the previous year (commencing with the fiscal quarter ending September 30, 2022), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods; and

(d) concurrently with any delivery of financial statements under Section 5.04(a) or Section 5.04(b), a certificate of a Responsible Officer of the Borrower certifying that, to the best of such Responsible Officer’s knowledge, no Event of Default or Default has occurred and is continuing, except as specified in such certificate and, if specified therein, an explanation of the corrective actions the Borrower has taken or proposes to take with respect thereto.

Section 5.05 Maintenance of Existence and Rights. Except as otherwise expressly permitted under this Agreement, each Loan Party shall:

(a) maintain and preserve its existence as a Delaware limited liability company, except, other than in the case of the Borrower, to the extent expressly permitted under this Agreement; and

(b) take all reasonable actions to maintain all rights, privileges and franchises necessary in the normal conduct of its business except, in each case, as otherwise permitted by Section 6.04 or Section 6.07, and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Maintenance of Records; Access to Properties; Inspections and Discussions. Each Loan Party shall (a) keep proper books of records and accounts in which complete and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity in all material respects with GAAP in effect from time to time and otherwise in compliance in all material respects with all applicable Requirements of Law and (b) permit representatives of the Administrative Agent, any Lender or any agent or representative thereof (including the Independent Engineer) to visit and inspect any of the Project or any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable prior notice and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their independent certified public accountants so long as, in each case, such visit or inspection does not (i) impose an undue burden or expense on any Loan Party or (ii) interfere with or interrupt the ordinary course of operations of any Loan Party or the Project (provided, that the Borrower shall be responsible for paying for the reasonable, documented out-of-pocket costs and expenses of the Administrative Agent and any such agents and representatives incurred in connection with only one such visit to the Project per calendar year, except that such limitation shall not apply upon the occurrence and during the continuance of an Event of Default).

Section 5.07 Compliance with Laws and Applicable Permits.

(a) The Loan Parties shall comply, and cause the Project, as applicable, to be constructed, operated and maintained in compliance, with all Requirements of Law (including Environmental Laws), except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party shall obtain, maintain in full force and effect and comply with all Applicable Permits in such Loan Party’s name, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.08 Construction of Project; Construction Progress Report. Following the initial borrowing of Construction Loans in connection with the Project, the Borrower shall (a) construct, or cause the construction of, the Project in accordance with the applicable Major Project Contracts, applicable Requirements of Law and Applicable Permits, except where any such failure would not reasonably be expected to have a Material Adverse Effect; and (b) provide to the Administrative Agent and the Independent Engineer quarterly construction progress reports, in customary form, on or prior to the 45th day following the last day of each calendar quarter (which shall include a summary of any termination, material amendment, material consent or notice of a material matter under the EPC Contract, including any change order under the EPC Contract with a monetary value in excess of $2,000,000) until the Term Conversion Date.

Section 5.09 Operation of Project; Annual Operating Budget; Quarterly Operating Report, etc. From and after the Term Conversion Date:

(a) The Loan Parties shall (i) keep the Project in good working order and condition, ordinary wear and tear excepted, and maintain and operate the Project in accordance with Prudent Industry Practice and all applicable Requirements of Law, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) operate the Project, or cause the same to be operated, in a manner consistent with Applicable Permits, unless a failure to so operate and maintain the Project could not reasonably be expected to have a Material Adverse Effect.

(b) No later than 60 days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent a reasonably detailed consolidated budget for the following fiscal year, which shall include reasonably detailed information, including all O&M Costs, with respect to the Project and each Loan Party (each, an “Annual Operating Budget”), which budget shall be accompanied by a certificate of a Responsible Officer stating that such budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such budget is incorrect or misleading in any material respect.

(c) The Borrower shall deliver to the Administrative Agent, within 60 days after the end of each calendar quarter (commencing with the first calendar quarter after the Term Conversion Date), a reasonably detailed operating report substantially in the form of Exhibit G for such calendar quarter, which shall include reasonably detailed information with respect to the Project including (commencing with the calendar quarter after the Term Conversion Date) a quarterly and year-to-date line item comparison of actual operating and financial results to the current budget; provided that the operating report delivered for the calendar quarter ending after the Term Conversion will reflect the operating and financial results with respect to the Project from the Term Conversion Date through last day of such calendar quarter;.

(d) To the extent that any Material Commodity Hedge and Power Sales Agreements are in effect from time to time, for each calendar quarter, the Borrower shall deliver to the Administrative Agent as soon as available, and in any event no later than 60 days after the end of each calendar quarter, a reasonably detailed report setting forth: (i) a list of such Material Commodity Hedge and Power Sales Agreements of any Loan Party then outstanding; (ii) a summary of volumes for each such Material Commodity Hedge and Power Sales Agreement during the applicable quarterly period, including fuel and power sold and purchased; (iii) the Borrower’s reasonable estimate of the first lien exposure under any such Material Commodity Hedge and Power Sales Agreements as of such quarterly date; (iv) the amounts of letters of credit issued by any Loan Party pursuant to the terms of any such Material Commodity Hedge and Power Sales Agreement as of such quarterly date; and (v) the Borrower’s reasonable estimate of mark to market movements under any such Material Commodity Hedge and Power Sales Agreements that are derivative instruments and are accounted for at fair value in the applicable Loan Party’s financial statements as of such quarterly date.

Section 5.10 Further Assurances; Additional Collateral, Etc.

(a) The Borrower shall deliver to the Collateral Agent, within ninety days after the Closing Date (or such longer period of time as determined by the Administrative Agent in its sole discretion), with respect to each Initial Mortgaged Property:

(i) a Deed of Trust, duly executed, acknowledged and delivered by a duly authorized representative of each party thereto;

(ii) a fully paid lender’s ALTA policy of mortgage title insurance or leasehold mortgage title insurance, as applicable, together with such title endorsements set forth on Schedule 5.10(a)(iv) as are reasonably available in the applicable jurisdiction at commercially reasonable rates (each such policy hereinafter referred to as a “Title Policy”), issued by the Title Company and insuring the Lien of the applicable Deed of Trust on the applicable Initial Mortgaged Property, free and clear of liens and other exceptions to title, except for Permitted Liens, with the total aggregate amount of all Title Policies delivered pursuant to this Section 5.10(a)(ii) not to be less than $50,000,000;

(iii) either: (A) a survey of such Initial Mortgaged Property certified to the Collateral Agent by an independent land surveyor duly registered and licensed in the State in which the property described in such survey is located, for which all necessary fees (where applicable) have been paid; or (B) a copy of a survey of such Initial Mortgaged Property together with a no-change affidavit from Borrower with respect thereto sufficient to cause the Title Company to issue the applicable Title Policy with respect to the Deed of Trust for such Mortgaged Property without a general survey exception and with a “same as survey” title endorsement; and

(iv) the items required to be delivered pursuant to Section 5.10(c).

(b) With respect to any property acquired after the Closing Date by any Loan Party (other than (w) any property described in paragraph (c) or (d) below, (x) any property constituting Excluded Collateral and (y) any property subject to a Lien expressly permitted by Section 6.01(g) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien) the applicable Loan Parties shall promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Permitted Liens), including the entering into of account control agreements, delivery of Collateral that can be perfected by possession and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent; provided that the actions contemplated by clause (ii) shall not be required in respect of any such property if perfection of the security interest in such property requires more than the entering into of account control agreements and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value, in the reasonable opinion of the Borrower, of such property, individually or in the aggregate, is equal to $2,000,000 or more.

(c) With respect to (A) the Deed of Trust for the Initial Mortgaged Property to be delivered pursuant to Section 5.10(a), to the extent not delivered as of the Closing Date, and (B) any other fee or leased interest in any real property (together with improvements thereof) that has a value, in the reasonable opinion of the Borrower, in excess of $2,000,000 acquired after the Closing Date by the Borrower or any Guarantor (other than (x) property constituting Excluded Collateral, (y) property already subject to any Deed of Trust and (z) any such real property subject to a Lien expressly permitted by Section 6.01(g)), the applicable Loan Party shall deliver to the Administrative Agent, within ninety days following the Closing Date (with respect to the Initial Mortgaged Property) or the date of acquisition of such property (with respect to any other property required to be mortgaged pursuant to clause (B)), a duly executed Deed of Trust (or amendments to existing Deeds of Trust) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property (consistent, to the extent applicable, with the existing Deeds of Trust), securing payment of the Obligations of the applicable Loan Party under the Loan Documents and establishing Liens on all such real property (subject to Permitted Liens), together with:

(i) evidence of payment of all recording, mortgage, transfer, intangibles, documentary and stamp taxes and fees payable in connection with recording such Deed of Trust, any amendments thereto and any fixture filings (which shall only be required if such Deed of Trust cannot serve as a fixture filing in the applicable jurisdiction) in appropriate county land office(s);

(ii) evidence that each such Deed of Trust has been duly executed, acknowledged and delivered by a duly authorized representative of each party thereto on or before such date in a form suitable for filing and recording in all appropriate local filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties, subject to Permitted Liens;

(iii) resolutions and a signed copy of one or more customary opinions, addressed to the Collateral Agent for the benefit of the Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request with respect to such Deed of Trust;

(iv) to the extent that the same are able to be obtained through the use of commercially reasonable efforts, (A) estoppels and agreements reasonably requested by the Administrative Agent or the Collateral Agent, but only to the extent that the applicable Loan Party is expressly entitled to receive from the applicable landlord pursuant to the applicable lease in connection with a leasehold mortgage encumbering such Loan Party’s leasehold interest, and (B) with respect to any leased real property required to be mortgaged pursuant to clause (c) above, (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation; and

(v) evidence of compliance with the Flood Requirements.

(d) With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party with the consent of the Required Lenders in accordance with Section 6.06, the applicable Loan Parties shall promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests of such new Subsidiary, (ii) take such steps as are necessary to give the Collateral Agent “control” (as defined in the Uniform Commercial Code) of the Equity Interests, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, the Intercreditor Agreement, and the Depositary Agreement by execution of the applicable joinder agreement thereto, (B) to take such actions as are necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the entering into of account control agreements and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent (provided, that the actions contemplated by clause (B) shall not be required in respect of any property of any such new Subsidiary if perfection of the security interest in such property requires more than the entering into of account control agreements and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value, in the reasonable opinion of the Borrower, of such property, individually or in the aggregate, is equal to $2,000,000 or more) and (C) to deliver to the Administrative Agent and the Collateral Agent certificates of such Subsidiary, substantially in the form of Exhibit C-5, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent with respect to any property with a value, in the reasonable opinion of the Borrower, equal to, individually or in the aggregate, $2,000,000 or more, deliver to the Secured Parties legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Administrative Agent.

(e) (i) The Borrower shall use commercially reasonable efforts to procure from PG&E a Consent with respect to the Utility RA Contract within 60 days following the Closing Date and (ii) within sixty (60) days following the Closing Date, the Borrower shall, and shall cause Bolt Borrower to, use commercially reasonable efforts to cause the Exelon Confirmation listed in clause (a) of the definition thereof to be assigned to Borrower.

(f) Notwithstanding anything herein to the contrary, this Section 5.10 shall not require any Loan Party to (i) incur external legal expenses in excess of a reasonable amount (as determined in good faith by the Borrower), or (ii) otherwise take any action to overcome circumstances existing due to the COVID-19 pandemic, solely to the extent such circumstances detract from the Borrower’s ability, after exercising commercially reasonable efforts, to comply with this Section 5.10.

(g) Within 60 days following the Closing Date, the Borrower will, and will cause Gateway to, use commercially reasonable efforts to seek consent from SCE in the form of one or more written agreements with respect to the SCE Consent and the SCE Utility RA Contract, which agreements shall include a written amendment, waiver or consent to permit (x) the making by Gateway of guarantees as an additional guarantor under the Guarantee and Collateral Agreement and making of this Agreement and the Bolt Credit Agreement subject to cross payment default provisions (in each case as described further below in this Section 5.10(g)), including for purposes of Sections 7.06(c), 9.04(j) and 14.04(d) of the SCE Utility RA Contract, (y) the granting by Borrower of liens under the Guarantee and Collateral Agreement, including for purposes of Section 10.01(b)(xvi) of the SCE Utility RA Contract, and (z) such other arrangements that SCE and Gateway reasonably agree are necessary to effectuate the matters set forth in the foregoing clauses (x) and (y), which agreement shall not impose any change to the terms and conditions of the SCE Consent or the SCE Utility RA Contract that are materially adverse to Gateway or its Affiliates, and shall otherwise be reasonably satisfactory to each of Gateway and SCE (the “SCE Agreements”). In the event that the SCE Agreements are executed and delivered by all of the parties thereto, the Borrower shall, and shall cause Bolt Borrower to, enter into such agreements and to implement such amendments to the Loan Documents and the “Loan Documents” (under and as defined in the Bolt Credit Agreement) as reasonably necessary in order to reflect the following, which agreements and amendments shall be implemented as soon as reasonably practicable and solely to the extent the relevant parties to such amendments reasonably agree thereto:

(i) (A) an amendment to this Agreement to implement the following:

(1) to amend Section 1.01 to add a new definition of “Bolt Joinder Agreement” as follows: ““Bolt Joinder Agreement” shall mean the joinder agreement entered into by the Loan Parties, the “Collateral Agent” (under and as defined in the Bolt Credit Agreement) and the other parties thereto as required pursuant to Section 2 of the “Guarantee and Collateral Agreement” (under and as defined in the Bolt Credit Agreement).”,

(2) to amend and restate Section 6.02(c) as follows: “(c) (i) Guarantee Obligations incurred in the ordinary course of business and Performance Guarantees supporting the Project or any Project (under and as defined in the Bolt Credit Agreement); provided that the terms of any such Performance Guarantee shall be generally consistent with past practice of the Loan Parties and their Affiliates and in no event shall any such Performance Guarantee be secured by Collateral and (ii) Guarantee Obligations incurred pursuant to the Bolt Joinder Agreement;”,

(3) to amend and restate Section 6.05 as follows: “No Loan Party shall engage in activities other than the ownership, development, construction, operation, maintenance, testing, use (including the storage and transmission of electric energy), improvement and financing of the Project and any activities incidental to the foregoing, and the activities contemplated in the Bolt Joinder Agreement and any activities incidental thereto;”,

(4) to amend Section 6.10 to add a new clause thereto as follows: “transactions in connection with the Bolt Joinder Agreement between any Loan Party and any Subsidiary of any Loan Party, including the “Obligor Parties” under and as defined in the Bolt Credit Agreement.”,

(5) to amend and restate Section 7.01(f) as follows: “(f) Indebtedness for Borrowed Money. (i) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness for Borrowed Money or under Interest Rate Hedge Agreements (other than Indebtedness under the Loan Documents and Hedge Agreements other than Interest Rate Hedge Agreements) of any Loan Party or any “Obligor Party” (under and as defined in the Bolt Credit Agreement) in an aggregate principal amount exceeding $2,000,000, or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to any Indebtedness for Borrowed Money or under Interest Rate Hedge Agreements (other than Indebtedness under the Loan Documents and Hedge Agreements other than Interest Rate Hedge Agreements) of any Loan Party or any “Obligor Party” (under and as defined in the Bolt Credit Agreement) in an aggregate principal amount exceeding $3,000,000 if the effect of such default results in the acceleration of the maturity of such Indebtedness, other than to the extent paid in accordance therewith. ”, and

(6) to amend this Agreement with such other amendments that the Borrower and the Administrative Agent reasonably agree are necessary to effectuate the cross default and other changes described in clauses (1) through (5) above; and

(B) an amendment to the Bolt Credit Agreement to implement the following:

(1) to amend Section 1.01 thereof to add a new definition of “LeConte Joinder Agreement” as follows: ““LeConte Joinder Agreement” shall mean the joinder agreement entered into by the Loan Parties, the “Collateral Agent” (under and as defined in the LeConte Credit Agreement) and the other parties thereto as required pursuant to Section 2 of the “Guarantee and Collateral Agreement” (under and as defined in the LeConte Credit Agreement).”,

(2) to amend and restate Section 6.02(c) thereof as follows: “(c) (i) Guarantee Obligations incurred in the ordinary course of business and Performance Guarantees supporting any Project or the Project (under and as defined in the LeConte Credit Agreement); provided that the terms of any such Performance Guarantee shall be generally consistent with past practice of the Loan Parties and their Affiliates and in no event shall any such Performance Guarantee be secured by Collateral and (ii) Guarantee Obligations incurred pursuant to the LeConte Joinder Agreement;”,

(3) to amend and restate Section 6.05 thereof as follows: “No Loan Party shall engage in activities other than the ownership, development, construction, operation, maintenance, testing, use (including the storage and transmission of electric energy), improvement and financing of the Projects and any activities incidental to the foregoing, and the activities contemplated in the LeConte Joinder Agreement and any activities incidental thereto;”,

(4) to amend Section 6.10 thereof to add a new clause thereto as follows: “transactions in connection with the LeConte Joinder Agreement between any Loan Party and any “Credit Party” under and as defined in the LeConte Credit Agreement.”,

(5) to amend and restate Section 7.01(f) thereof as follows: “(f) Indebtedness for Borrowed Money. (i) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness for Borrowed Money or under Interest Rate Hedge Agreements (other than Indebtedness under the Loan Documents and Hedge Agreements other than Interest Rate Hedge Agreements) of any Obligor Party or any “Loan Party” (under and as defined in the LeConte Credit Agreement) in an aggregate principal amount exceeding $5,000,000, or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to any Indebtedness for Borrowed Money or under Interest Rate Hedge Agreements (other than Indebtedness under the Loan Documents and Hedge Agreements other than Interest Rate Hedge Agreements) of any Obligor Party or any “Loan Party” (under and as defined in the LeConte Credit Agreement) in an aggregate principal amount exceeding $7,500,000 if the effect of such default results in the acceleration of the maturity of such Indebtedness, other than to the extent paid in accordance therewith. ”, and

(6) to amend the Bolt Credit Agreement with such other amendments that the Bolt Borrower and the Administrative Agent (as defined in the Bolt Credit Agreement) reasonably agree are necessary to effectuate the cross default and other changes described in clauses (1) through (5) above.

(ii) (A) an amendment to the Guarantee and Collateral Agreement to implement the following:

(1) to amend the cover page thereto to add “THE ADDITIONAL GUARANTORS FROM TIME TO TIME PARTY HERETO” as the new sixth line thereof,

(2) to amend the preamble thereto to add “the Additional Guarantors from time to time party hereto solely for the purposes of Section 2, Section 7.5 and Section 8 hereof” immediately before the text “in favor of THE BANK OF NEW YORK MELLON”,

(3) to amend and restate the text of the sixth recital thereof as follows: “The Borrower and each Guarantor have agreed to secure all of the Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, the Liens contemplated by the Security Documents, and each Additional Guarantor has agreed to guarantee the Obligations of the Loan Parties.”,

(4) to amend Section 1.1 thereof to add a new definition of “Additional Guarantor” as follows: ““Additional Guarantor” shall mean each Obligor Party (under and as defined in the Bolt Credit Agreement) that becomes a party to this Agreement as an additional guarantor after the date hereof. ”,

(5) to amend Section 1.1 thereof to amend and restate in entirety the definition of “Excluded Swap Obligation” set forth therein as follows: ““Excluded Swap Obligation” shall mean, with respect to any Guarantor or any Additional Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor or Additional Guarantor of, or the grant by such Guarantor or Additional Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s or Additional Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor or Additional Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor or Additional Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor or Additional Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor or Additional Guarantor as specified in agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or is excluded under clause (b).”,

(6) to amend and restate the definition of “Guaranteed Obligations” set forth in Section 1.1 thereof as follows: ““Guaranteed Obligations” shall mean (a) with respect to the Borrower, each Additional Guarantor and each Guarantor, all Secured Obligations of any other Grantor with respect to any Secured Commodity Hedge and Power Sales Agreement and any Secured Interest Rate Hedge Agreement and (b) with respect to each Guarantor and each Additional Guarantor, all Secured Obligations of Borrower and any other Grantor with respect to any other Financing Document; provided that in no event shall any Grantor have any Guaranteed Obligations with respect to any of its own Secured Obligations; provided further that, for the avoidance of doubt, Guaranteed Obligations shall exclude all Excluded Swap Obligations.”,

(7) to amend and restate the definition of “Qualified ECP Guarantor” set forth in Section 1.1 thereof as follows: ““Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party or Additional Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”,

(8) to amend and restate Section 2.1(a) thereof as follows: “Each of the Borrower and each Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Collateral Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration, demand or otherwise) of the Guaranteed Obligations. Solely for purposes of this Section 2, “Guarantor” shall mean (a) each Subsidiary of the Borrower that becomes a party to this Agreement as a Guarantor after the Closing Date and (b) each Additional Guarantor that becomes a party to this Agreement as an Additional Guarantor from time to time.”,

(9) to amend Section 2 thereof to add a new Section 2.9 thereof as follows: “2.9 Joinder of Additional Guarantors. Upon the execution and delivery by any Additional Guarantor of a joinder agreement (a) stating that (i) such Additional Guarantor thereby acknowledges, agrees and confirms that, by its execution of such joinder agreement, such Additional Guarantor will be deemed to be a party to this Agreement with the same force and effect as if originally named herein as an Additional Guarantor, and such Additional Guarantor thereby ratifies, as of the date thereof, and accedes to and agrees to be bound by, all of the terms, provisions and conditions applicable thereby to it as an Additional Guarantor contained in this Agreement, (ii) each reference to an “Additional Guarantor” in this Agreement shall be deemed to include such Additional Guarantor, and (iii) the Additional Guarantor, jointly and severally with the Borrower and the other Guarantors and Additional Guarantors, unconditionally and irrevocably, guarantees, as primary obligor and not as surety, to the Collateral Agent, for the benefit of the Secured Parties and their respective successors, indorses, transferees and assigns, the prompt and complete payment and performance by the Credit Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations and (b) otherwise in form and substance satisfactory to the Administrative Agent and such Additional Guarantor, such Additional Guarantor shall become an Additional Guarantor with the same force and effect as if originally named as an Additional Guarantor herein, and each reference in this Agreement to an “Additional Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference herein to “this Agreement”, “hereunder”, “hereof” or words of like import referring to this Agreement, shall mean and be a reference to this Agreement as supplemented by such joinder agreement. The execution and delivery of such joinder agreement shall not require the consent of any other party hereunder, and will be acknowledged by the Collateral Agent. The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any new Additional Guarantor as a party to this Agreement.”,

(10) to amend and restate Section 7.5 thereof as follows: “7.5 Reinstatement. This Agreement, the obligations of the Additional Guarantors and Grantors hereunder and the security interest in, and the Lien on, the Collateral shall continue to be effective, or be automatically reinstated, as the case may be, if at any time and for any reason payment, or any part thereof, by or on behalf of any Grantor or any Additional Guarantor of any of the Guaranteed Obligations or the Secured Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party, whether upon any Insolvency or Liquidation Proceeding, or as a result of any settlement or compromise with any Person (including any Grantor), or otherwise, all as though such payments had not been made. The Loan Parties shall indemnify the Collateral Agent on demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of counsel) incurred by the Collateral Agent in connection with such reinstatement, rescission or restoration. The provisions of this Section 7.5 shall survive the Discharge Date.”,

(11) to amend Section 8 thereof to add a new Section 8.19 thereof as follows: “8.19 Additional Guarantors. Solely for the purposes of this Section 8, each reference in this Section 8 to a “Grantor”, a “Loan Party” or a “Guarantor” shall also mean and be a reference to each Additional Guarantor. ”; and

(12) to amend the Guarantee and Collateral Agreement with such other amendments that the Borrower and the Administrative Agent reasonably agree are necessary to effectuate the cross guarantee and other changes described in clauses (1) through (11) above; and

(B) an amendment to the “Guarantee and Collateral Agreement” (as such term is defined in the Bolt Credit Agreement) to implement the following:

(1) to amend the cover page thereto to add “THE ADDITIONAL GUARANTORS FROM TIME TO TIME PARTY HERETO” as the new sixth line thereof,

(2) to amend the preamble thereto to add “the Additional Guarantors from time to time party hereto solely for the purposes of Section 2, Section 7.5 and Section 8 hereof” immediately before the text “in favor of THE BANK OF NEW YORK MELLON”,

(3) to amend and restate the text of the sixth recital thereof as follows: “The Borrower and each Guarantor have agreed to secure all of the Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, the Liens contemplated by the Security Documents, and each Additional Guarantor has agreed to guarantee the Obligations of the Obligor Parties.”,

(4) to amend Section 1.1 thereof to add a new definition of “Additional Guarantor” as follows: ““Additional Guarantor” shall mean each Loan Party (under and as defined in the LeConte Credit Agreement) that becomes a party to this Agreement as an additional guarantor after the date hereof. ”,

(5) to amend Section 1.1 thereof to amend and restate in entirety the definition of “Excluded Swap Obligation” set forth therein as follows: ““Excluded Swap Obligation” shall mean, with respect to any Guarantor or any Additional Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor or Additional Guarantor of, or the grant by such Guarantor or Additional Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s or Additional Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor or Additional Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor or Additional Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor or Additional Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor or Additional Guarantor as specified in agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or is excluded under clause (b).”,

(6) to amend and restate the definition of “Guaranteed Obligations” set forth in Section 1.1 thereof as follows: ““Guaranteed Obligations” shall mean (a) with respect to the Borrower, each Additional Guarantor and each Guarantor, all Secured Obligations of any other Grantor with respect to any Secured Commodity Hedge and Power Sales Agreement and any Secured Interest Rate Hedge Agreement and (b) with respect to each Guarantor and each Additional Guarantor, all Secured Obligations of Borrower and any other Grantor with respect to any other Financing Document; provided that in no event shall any Grantor have any Guaranteed Obligations with respect to any of its own Secured Obligations; provided further that, for the avoidance of doubt, Guaranteed Obligations shall exclude all Excluded Swap Obligations.”,

(7) to amend and restate the definition of “Qualified ECP Guarantor” set forth in Section 1.1 thereof as follows: ““Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Grantor or Additional Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”,

(8) to amend and restate Section 2.1(a) thereof as follows: “Each of the Borrower and each Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Collateral Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Grantors when due (whether at the stated maturity, by acceleration, demand or otherwise) of the Guaranteed Obligations. Solely for purposes of this Section 2, “Guarantor” shall mean (a) Holdings (from and after the Amendment Closing Date) and all of the Subsidiaries of the Borrower as of the Closing Date, each of which is identified on the signature pages hereto as Guarantors, (b) each Subsidiary of the Borrower or Holdings that becomes a party to this Agreement as a Guarantor after the Amendment Closing Date and (c) each Additional Guarantor that becomes a party to this Agreement as an Additional Guarantor from time to time.”,

(9) to amend Section 2 thereof to add a new Section 2.9 thereof as follows: “2.9 Joinder of Additional Guarantors. Upon the execution and delivery by any Additional Guarantor of a joinder agreement (a) stating that (i) such Additional Guarantor thereby acknowledges, agrees and confirms that, by its execution of such joinder agreement, such Additional Guarantor will be deemed to be a party to this Agreement with the same force and effect as if originally named herein as an Additional Guarantor, and such Additional Guarantor thereby ratifies, as of the date thereof, and accedes to and agrees to be bound by, all of the terms, provisions and conditions applicable thereby to it as an Additional Guarantor contained in this Agreement, (ii) each reference to an “Additional Guarantor” in this Agreement shall be deemed to include such Additional Guarantor, and (iii) the Additional Guarantor, jointly and severally with the Borrower and the other Guarantors and Additional Guarantors, unconditionally and irrevocably, guarantees, as primary obligor and not as surety, to the Collateral Agent, for the benefit of the Secured Parties and their respective successors, indorses, transferees and assigns, the prompt and complete payment and performance by the Grantors when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations and (b) otherwise in form and substance satisfactory to the Administrative Agent and such Additional Guarantor, such Additional Guarantor shall become an Additional Guarantor with the same force and effect as if originally named as an Additional Guarantor herein, and each reference in this Agreement to an “Additional Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference herein to “this Agreement”, “hereunder”, “hereof” or words of like import referring to this Agreement, shall mean and be a reference to this Agreement as supplemented by such joinder agreement. The execution and delivery of such joinder agreement shall not require the consent of any other party hereunder, and will be acknowledged by the Collateral Agent. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Additional Guarantor as a party to this Agreement.”,

(10) to amend and restate Section 7.5 thereof as follows: “7.5 Reinstatement. This Agreement, the obligations of the Additional Guarantors and Grantors hereunder and the security interest in, and the Lien on, the Collateral shall continue to be effective, or be automatically reinstated, as the case may be, if at any time and for any reason payment, or any part thereof, by or on behalf of any Grantor or any Additional Guarantor of any of the Guaranteed Obligations or the Secured Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party, whether upon any Insolvency or Liquidation Proceeding, or as a result of any settlement or compromise with any Person (including any Grantor), or otherwise, all as though such payments had not been made. The Grantors shall indemnify the Collateral Agent on demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of counsel) incurred by the Collateral Agent in connection with such reinstatement, rescission or restoration. The provisions of this Section 7.5 shall survive the Discharge Date.”,

(11) to amend Section 8 thereof to add a new Section 8.19 thereof as follows: “8.19 Additional Guarantors. Solely for the purposes of this Section 8, each reference in this Section 8 to a “Grantor”, a “Loan Party” or a “Guarantor” shall also mean and be a reference to each Additional Guarantor.”, and

(12) to amend the “Guarantee and Collateral Agreement” (as such term is defined in the Bolt Credit Agreement) with such other amendments that the Bolt Borrower and the Administrative Agent (as defined in the Bolt Credit Agreement) reasonably agree are necessary to effectuate the cross guarantee and other changes described in clauses (1) through (11) above.

The foregoing agreements and amendments, if any, shall (x) contain representations from the Borrower and the Affiliates of the Borrower party thereto with respect to power and authority, authorization and no conflicts, enforceability and governmental approvals with respect to such agreements and otherwise in substantially similar form to the representations set forth in Sections 3.01, 3.03, 3.04 and 3.05 and (y) be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and the Affiliates of the Borrower party thereto.

In no event shall the Borrower or the Bolt Borrower be required to implement, and no Lender Party shall request, any such amendment or agreement (A) that provides for the cross collateralization of the Collateral and the “Collateral” (under and as defined in the Bolt Credit Agreement), (B) that provides for any amendment of any term or provision of the Depositary Agreement or the “Depositary Agreement” (under and as defined in the Bolt Credit Agreement) and (C) that provides that any Obligor Party is subject to any representations, covenants or defaults set forth in the “Loan Documents” (under and as defined in the Bolt Credit Agreement), except as, and only to the extent, expressly set forth in the foregoing clauses (i) and (ii), or that provides that any “Obligor Party” (under and as defined in the Bolt Credit Agreement), is subject to any representations, covenants or defaults set forth in the Loan Documents, except as, and only to the extent, expressly set forth in the foregoing clauses (i) and (ii).

Section 5.11 Maintenance of Insurance.

(a) The parties hereto acknowledge and agree that, as of the Closing Date, the Borrower in good faith believes that the requirements set forth in Schedule 5.11 (the “Required Insurance”) reflect terms and conditions that are reasonable and consistent with prudent insurance industry standards for battery energy storage projects that are similar in size, type and location as the Project. Within 30 days following the Closing Date, the Borrower will deliver to the Administrative Agent the Insurance Consultant’s Report relating to the Project, accompanied by a reliance letter or use of work product agreement in customary form duly executed by the Insurance Consultant. Borrower shall request that such Insurance Consultant’s Report shall include customary conclusions with respect to the insurance for the Project, including that (i) the applicable insurance requirements and coverage are in a form and on terms and conditions that are reasonable and consistent with industry standards for battery energy storage projects that are similar in size, type and location as the Project, (ii) there are no material issues that would impact the Project’s ability to comply with its contractual insurance obligations, and (iii) such procured insurance is in material compliance with the recommended insurance requirements. To the extent the Insurance Consultant’s Report concludes there are any gaps or deficiencies in coverages or amounts thereof, (A) the Borrower shall amend Schedule 5.11 to set forth a schedule of the Required Insurance consistent in all material respects with the recommendations in such report, and which amendment, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and (B) following the execution of any such amendment, (1) the Borrower shall, in all material respects and to the extent commercially available on commercially reasonable terms, promptly procure such additional coverage as necessary to rectify any such gaps or deficiencies between the Required Insurance in effect prior to such amendment and the Required Insurance required to be in effect on and after the effective date of such amendment and (2) the Borrower shall deliver to the Administrative Agent a certificate from the Borrower’s insurance broker(s) in the form of Exhibit I, identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in such amended Schedule 5.11, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid. The Loan Parties shall maintain compliance with the Required Insurance. If the Loan Parties fail to take out or maintain the full insurance coverage required by this Section 5.11, the Administrative Agent, upon 10 Business Days’ prior notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event notice shall not be required) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become Secured Obligations and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the rate specified in Section 2.13(c). The Borrower shall promptly reimburse the Administrative Agent for all such premiums and related costs and expenses thereto. Within 30 days after each annual policy renewal date, the Borrower shall deliver to the Administrative Agent (i) a certificate from the Borrower’s insurance broker(s), dated within such 30-day period, substantially in the form of Exhibit I, and (ii) customary insurance certificates (it being understood that such certificates substantially in the form as previously delivered shall be deemed to be customary) confirming that the Borrower has obtained the Required Insurance.

(b) The Borrower shall, within 60 days following the Closing Date, deliver to the Administrative Agent copies of all insurance policies held by any Loan Party. If a Flood Redesignation shall occur with respect to any Mortgaged Property, the Administrative Agent shall obtain a completed Flood Hazard Determination with respect to the Mortgaged Property (and provide a copy thereof to the Collateral Agent), and the Borrower shall comply with the Flood Requirements with respect to such Mortgaged Property by not later than 90 days after the date a Responsible Officer of the Borrower has obtained knowledge of such Flood Redesignation.

(c) As a condition precedent to the occurrence of any Flood Compliance Event (other than a Flood Redesignation), the Borrower shall comply, or re-comply, as the case may be, with the Flood Requirements applicable to such Flood Compliance Event.

(d) If any Mortgaged Property is at any time a Flood Hazard Property, the Borrower shall promptly (but in no event later than sixty (60) days after the date of such flood designation or any earlier date required by the Flood Insurance Laws) provide to the Administrative Agent and the Collateral Agent the Flood Insurance Documents with respect to such Mortgaged Property. The Collateral Agent shall provide to the Secured Parties copies of the Flood Insurance Documents, to the extent received from the Borrower. The Collateral Agent agrees to request such Flood Insurance Documents at the request of any Secured Party. The Borrower and each other Loan Party shall cooperate with the Administrative Agent and the Collateral Agent in connection with compliance with the Flood Insurance Laws, including by providing any information reasonably required by the Administrative Agent (or by any Secured Party through the Administrative Agent) in order to confirm compliance with the Flood Insurance Laws. For the avoidance of doubt, if the Borrower intends to construct a “Building” (as defined in 12 C.F.R. Chapter III, Section 339.2) in a special flood hazard area within a Mortgaged Property, the Borrower will provide advance written notice to the Administrative Agent and the Collateral Agent of the planned construction commencement date, and, to the extent required by the Flood Insurance Laws at such time, will provide to the Administrative Agent and the Collateral Agent the Flood Insurance Documents with respect to such “Building” on or prior to the date construction commences.

Section 5.12 Taxes. Each Loan Party shall pay, discharge or satisfy as the same shall become due and payable, all of its Tax liabilities, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or (b) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.13 [Reserved].

Section 5.14 Performance Tests. Following the initial borrowing of Construction Loans, the Administrative Agent and the Independent Engineer shall have the right to witness and verify the Performance Tests. The Borrower shall give the Administrative Agent and the Independent Engineer notice regarding each proposed Performance Test no less than five Business Days prior to any Performance Test. If, upon completion of any Performance Tests, the Loan Parties have decided to use such Performance Tests as the basis for declaring the applicable Substantial Completion for the Project, the Borrower shall so notify the Administrative Agent and the Independent Engineer and shall deliver a copy of all test results supporting the results of such

Performance Tests, accompanied by supporting data and calculations (each, a “Performance Test Report”), and the Independent Engineer will, within five Business Days after the receipt of such Performance Test Report, (a) certify in writing to the Administrative Agent, the results of the Performance Tests and confirm that such Performance Tests were performed in accordance with applicable Prudent Industry Practice or (b) deliver a report to the Administrative Agent and the Borrower setting forth in reasonable detail any material objections of the Independent Engineer to such Performance Test Report. If any such objections are made by the Independent Engineer, then the Loan Parties shall be permitted to address such objections to the reasonable satisfaction of the Independent Engineer or conduct additional Performance Tests in accordance with this Section 5.14.

Section 5.15 Lien Releases. Within 60 days following the date of achievement of Final Completion, the Borrower shall use commercially reasonable efforts to procure, or cause to be procured, final releases of mechanics’ and materialmen’s liens, in the form attached to the EPC Contract, from the EPC Contractor and each Material Subcontractor, in each case, to the extent provided to the Borrower pursuant to the EPC Contract.

Section 5.16 MBR Authority and EWG Status.

(a) No later than the earliest of (i) the date on which it acquires ownership interests in certain Shared Facilities under the Shared Facility Agreement, (ii) the date on which the Shared Facility Agreement first becomes effective pursuant to Section 205 of the FPA, and (iii) the date on which the Loan Parties reasonably expect to commence the Performance Tests for the Project, the Borrower shall have (A) obtained MBR Authority, and (B) filed with FERC a self-certification notice of its status as an EWG.

(b) The Borrower shall take or cause to be taken all necessary or appropriate actions so that it thereafter maintains (i) MBR Authority and (ii) its EWG status, except to the extent that the loss of EWG status would not have a Material Adverse Effect.

Section 5.17 Separate Existence. Each Loan Party shall:

(a) maintain accounts separate from those of the Sponsor or any other Affiliate of the Sponsor (other than any Loan Party) with commercial banking institutions and will not commingle their funds with those of the Sponsor or any other Affiliate of the Sponsor (other than any Loan Party);

(b) act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its business;

(c) conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(d) obtain proper authorization from member(s), director(s), manager(s) and general partner(s) as required by its limited liability company agreement for all of its limited liability company actions; and

(e) comply in all material respects with the terms of its limited liability company agreement.

Section 5.18 Accounts.

(a) The Borrower shall at all times maintain the Depositary Accounts.

(b) From and after the Term Conversion Date, the Borrower shall maintain and have available a debt service reserve in the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Requirement as set forth in the Depositary Agreement (it being understood that if the Borrower has insufficient amounts available to it to fund the Debt Service Reserve Account as required by the Depositary Agreement, the failure to so fund the Debt Service Reserve Account shall not be deemed a Default or an Event of Default hereunder).

(c) The Loan Parties shall apply and pay over (i) all Project Revenues and any proceeds received in connection with any Disposition to the Construction Account and, after the Term Conversion Date, the Revenue Account, and (ii) any proceeds received in connection with any Recovery Event to the Recovery Event Proceeds Account, in each case, in accordance with the Depositary Agreement.

(d) Within 45 days following the Closing Date or the opening of any Local Account, the applicable Loan Party shall deliver to the Administrative Agent and the Collateral Agent customary Control Agreements in form and substance reasonably satisfactory to the Administrative Agent for each of the Local Accounts to which it is a party, entered into by the depositary institution maintaining each such Local Account and pursuant to which such depositary institution shall agree to comply solely with the Collateral Agent’s instructions with respect to the disposition of funds in such Local Account upon the occurrence and continuance of an Event of Default and without the consent of any other Person.

Section 5.19 U.S.A. Patriot Act; Beneficial Ownership Regulation. Upon the reasonable request of a Lender Party through the Administrative Agent, the Loan Parties shall provide such Lender Party with all information required by such Lender Party to comply with the U.S.A. Patriot Act. The Loan Parties will promptly, and in any event within ten (10) Business Days after a Responsible Officer obtains notice thereof, provide the Administrative Agent with any change in the information provided in the Beneficial Ownership Certificate that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certificate.

Section 5.20 Recovery Event; Performance Restoration Event.

(a) In the event that the aggregate Net Cash Proceeds with respect to any Recovery Event (the “Recovery Event Proceeds”) capable of being repaired is $5,000,000 or less, following delivery of a Recovery Event Certificate signed by a Responsible Officer of the Borrower, such amount shall be made available to the Borrower and shall be applied by the Borrower to the payment of the costs of repairing or restoring the damage to or destruction or loss of the Project. Following completion of any such repair or restoration, the Loan Parties shall be permitted to reinvest any excess amounts in deposit in the Recovery Event Proceeds Account in other assets useful in the business of any Loan Party and thereafter any remaining Recovery Event Proceeds shall be transferred to the Construction Account or, after the Term Conversion Date, the Revenue Account in accordance with the terms of the Depositary Agreement.

(b) In the event that the amount of Recovery Event Proceeds with respect to a Recovery Event relating to the Project is greater than $5,000,000 but less than or equal to $10,000,000, the Borrower shall provide written information reasonably satisfactory to the Administrative Agent (the “Restoration Plans”) describing the use to which the Recovery Event Proceeds or other balances in the Recovery Event Proceeds Account related to the applicable Recovery Event are to be applied and demonstrating to the reasonable satisfaction of the Administrative Agent (in consultation with the Independent Engineer) that (i) the affected Project can be Repaired Feasibly prior to the scheduled Maturity Date and (ii) the Borrower has sufficient resources to be able to comply with and perform its payment obligations hereunder (taking into account the amounts on deposit in the Debt Service Reserve Account). If no Event of Default shall have occurred and be continuing and upon the Depositary Agent’s receipt of confirmation from the Collateral Agent, following delivery to the Depositary Agent of a Recovery Event Certificate signed by a Responsible Officer of the Borrower, amounts shall be made available to the Borrower or applicable Loan Party out of the Recovery Event Proceeds Account as specified in such certificate and shall be applied by the Borrower or such Loan Party to pay the costs of repairing or restoring the damage to or destruction or loss of the affected Project, in accordance with such Restoration Plans and such certificate; provided that the Borrower or applicable Loan Party may begin such repair or restoration work in an amount not to exceed $5,000,000 without the approval of the Administrative Agent if: (A) required for safety reasons; (B) required to protect any other property located at the Project; (C) required to comply with any Requirements of Law; or (D) with the prior written approval of the Independent Engineer. Once the Borrower has determined that any repair or restoration work is complete, including pursuant to clause (a) above, it shall deliver to the Administrative Agent and the Collateral Agent (i) a certificate of Responsible Officer of the Borrower and (ii) a certificate from the Independent Engineer, each certifying that (x) the restoration work was completed in all material respects in accordance with the applicable Restoration Plans and (y) if the affected property was repaired or restored, the affected property can be returned to use on a commercial basis. Upon the receipt by the Collateral Agent of such certificate, the Loan Parties shall be permitted to reinvest any excess amounts in deposit in the Recovery Event Proceeds Account in other assets useful in the business of any Loan Party and thereafter upon written notice from the Borrower to the Collateral Agent the Collateral Agent shall direct the Depositary Agent to transfer any remaining Recovery Event Proceeds and other amounts in the Recovery Event Proceeds Account related to the Project which were not used for such repair or restoration to the Construction Account or, after the Term Conversion Date, the Revenue Account.

(c) In connection with any Recovery Event in respect of the Project, if (i) the amount of Recovery Event Proceeds with respect to such Recovery Event is greater than $10,000,000, (ii) the Borrower has failed to deliver a Recovery Event Certificate in respect of any Recovery Event Proceeds associated with such Recovery Event within one year from the receipt of such Recovery Event Proceeds or (iii) the Borrower has failed to commence, or cause any applicable Loan Party to commence, any applicable Restoration Work (as defined in the applicable Recovery Event Certificate) with any Recovery Event Proceeds contemplated by any Recovery Event Certificate within 180 days of its delivery of such Recovery Event Certificate, then the Borrower shall prepay the Loans (and, in the case of Construction Loans, reduce the corresponding Commitments) in an aggregate amount equal to such Recovery Event Proceeds in accordance with Section 2.11(b)(i)(A).

(d) In connection with any Performance Recovery Event, following delivery to the Depositary Agent of a Performance Recovery Event Certificate signed by a Responsible Officer of the Borrower, amounts shall be made available to the Borrower or applicable Loan Party out of the Construction Account as specified in such certificate and shall be applied by the Borrower or such Loan Party to make payments in connection with any applicable Performance Restoration Action. If (i) the Borrower has failed to deliver a Performance Recovery Event Certificate in respect of any Performance Damages Proceeds associated with a Performance Recovery Event within 90 days after the applicable Loan Party receives such Performance Damages Proceeds from such Performance Recovery Event or (ii) the Borrower has failed to commence, or cause any applicable Loan Party to commence, any applicable Performance Restoration Action contemplated by any Performance Recovery Event Certificate within 180 days of its delivery of such Performance Recovery Event Certificate, then the Borrower shall prepay the Loans (and, in the case of Construction Loans, reduce the corresponding Commitments) in an aggregate amount equal to such Performance Damages Proceeds in accordance with Section 2.11(b)(i)(B).

Section 5.21 Flood Hazard Determinations. The Borrower shall deliver to the Collateral Agent, (a) with respect to the Initial Mortgaged Property, on or prior to the Closing Date (it being acknowledged as of the Closing Date that the Borrower has made each such delivery), and (b) with respect to each other real property for which a Deed of Trust is required to be delivered pursuant to Section 5.10, on or prior to the date on which the Deed of Trust for the applicable Mortgaged Property is delivered pursuant to Section 5.10, (i) a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the portion of such Mortgaged Property on which a “Building” (as defined in 12 C.F.R. Chapter III, Section 339.2) owned by any Loan Party is located addressed to the Collateral Agent (“Flood Hazard Determination”) and (ii) if such “Building” (as so defined) is located in a special flood hazard area as indicated by the “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination delivered pursuant to sub-clause (i) above (a “Flood Hazard Property”), (1) the Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property, (2) evidence as to whether such Flood Hazard Property is located in a community that participates in the NFIP (as hereinafter defined) and (3) a copy of, or a certificate as to coverage under, and a declaration page relating to, a policy of flood insurance issued by financially sound and reputable insurance companies, in form and substance reasonably satisfactory to the Administrative Agent that (x) covers any “Building” (as so defined) that is encumbered by any Deed of Trust and (y) is written in an amount sufficient to comply with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder (the “Flood Insurance Laws”), whichever is less (and, for avoidance of doubt, if flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which such Mortgaged Property is located does not participate in the NFIP, no flood insurance shall be required for such property) (collectively, the “Flood Insurance Documents” and the requirements set forth in clauses (i) and (ii), the “Flood Requirements”). If the Borrower receives notice of any Flood Redesignation with respect to a Mortgaged Property the Borrower shall, reasonably promptly thereafter, provide written notice of the same to the Collateral Agent.

Section 5.22 Compliance with Sanctions, Anti-Corruption Laws and AML Laws.

(a) The Borrower hereby covenants and agrees that it will not conduct business with or engage in any transaction with any Person identified on the SDN List, any Persons determined and publicly announced by the Secretary of the Treasury pursuant to Executive Order 13224 to be owned by, controlled by, or acting on behalf of, any of the Persons identified on the SDN List or any other Person who is otherwise the target of Sanctions or who is located, organized or residing in any Sanctioned Country.

(b) If to the Borrower’s knowledge, any Loan Party or any Affiliate thereof, is named on the SDN List, the Borrower will immediately (i) give written notice to the Administrative Agent of such designation, and (ii) comply with all applicable Requirements of Law with respect to such designation (regardless of whether the party included on the SDN List is located within the jurisdiction of the United States), including the AML Laws, and the Borrower hereby authorizes and consents to the Administrative Agent and the Collateral Agent taking any and all steps deemed necessary, in the Administrative Agent’s or Collateral Agent’s sole discretion, as applicable, to comply with all applicable Requirements of Law with respect to any such designation, including the requirements of the AML Laws (including the “freezing” and/or “blocking” of assets).

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable AML Laws, and applicable Sanctions.

Section 5.23 Bolt Distributions. The Borrower shall cause Bolt Borrower to distribute to Bolt Holdings, and Bolt Holdings to distribute to the Borrower, as and when permitted pursuant to the Loan Documents (as defined in the Bolt Credit Agreement), all amounts on deposit in the Distribution Suspense Account (as defined in the Bolt Credit Agreement) (except any such amount as Bolt Borrower determines, in its reasonable judgment, is necessary for the continued operations of Bolt Borrower and its subsidiaries in accordance with their respective contractual obligations).

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender Party that, from the Closing Date and until the Discharge Date, such Loan Party shall abide by the following negative covenants:

Section 6.01 Liens. No Loan Party shall create, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(a) Liens for (i) taxes not yet due or (ii) taxes that are being contested in good faith by appropriate proceedings; provided that, in the case of clause (ii) only, adequate reserves with respect thereto are maintained on the books of the Loan Parties in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the construction, operation and maintenance of its property, which do not in the aggregate materially detract from the value of the property to which they are attached or materially impair the use thereof or that are for amounts not overdue for a period of more than 90 days or that are being contested in good faith by appropriate dispute resolution or other proceedings and are either bonded over or for which adequate reserves with respect thereto are maintained on the books of the Loan Parties in conformity with GAAP;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation incurred in the ordinary course of business;

(d) (i) deposits to secure the performance of bids, tenders, trade contracts (other than for Indebtedness for Borrowed Money), leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (ii) Liens securing judgments or the payment of money (not constituting a Default under Section 7.01(h)) or securing appeal or other surety bonds related to such judgments;

(e) leases or subleases granted to others, easements, rights-of-way, licenses, sublicenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, defects, exceptions or irregularities in title, encroachments, protrusions and other encumbrances, exceptions to title and Liens, in each case, which do not secure any monetary obligations (other than monetary obligations that are secured by any such easement, right-of-way, license or other such interest of a third party and not by any property interest of a Loan Party) and which would not reasonably be expected to interfere in any material respect with the ordinary course of business of the Loan Parties, taken as a whole;

(f) Liens in existence on the date hereof set forth on Schedule 6.01(f); provided that no such Lien is spread to cover any additional property after the Closing Date and was not incurred in connection with Indebtedness for Borrowed Money;

(g) Liens securing Indebtedness of the Loan Parties incurred pursuant to Section 6.02(d) to finance the acquisition of fixed or capital assets or pursuant to Section 6.02(k) to finance Capital Expenditures; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) first priority and second priority Liens (i) created pursuant to the Security Documents or the second priority security documents, as applicable, and (ii) securing obligations under any Secured Commodity Hedge and Power Sales Agreement or Secured Interest Rate Hedge Agreement (as such terms are defined in the Intercreditor Agreement) entered into by the Loan Parties, subject to any applicable limitations set forth in the Intercreditor Agreement; provided that any Permitted Hedge Counterparty party to any such Secured Commodity Hedge and Power Sales Agreement or Secured Interest Rate Hedge Agreement (as such terms are defined in the Intercreditor Agreement) shall be a party to the Intercreditor Agreement, or shall have become a party to the Intercreditor Agreement (on the terms and conditions of the Intercreditor Agreement) as, and shall have the obligations of, a “Secured Party” thereunder;

(i) the Centinela Deed of Trust and all fixture filings related thereto; provided, that the foregoing shall not be a Permitted Lien from and after the date that is 90 days after the Closing Date (or such later date as determined by the Administrative Agent in its reasonable discretion), unless the Borrower shall have delivered to the Collateral Agent a commercially reasonable non-disturbance agreement with respect to the Centinela Deed of Trust from the beneficiary thereunder;

(j) Liens existing or arising in connection with the Shared Facilities Agreement;

(k) [Reserved];

(l) zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any real property, including easements and rights of way appertaining thereto;

(m) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(n) any Lien arising in the ordinary course of business consistent with past practices by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by appropriate dispute resolution or other proceedings;

(o) (i) Liens on accounts receivable and each related deposit or securities account to the extent such accounts receivable are deposited therein granted in each case on customary terms over no greater than 60 days of receivables pursuant to any Permitted Commodity Agreement and any Permitted Energy Management Agreement and entered into by any Loan Party in the ordinary course of business, (ii) Liens on deposits of cash or Permitted Investments securing obligations under Permitted Commodity Hedge Agreements and any Permitted Energy Management Agreement in the ordinary course of business and (iii) Liens on Excluded Commodity Accounts;

(p) (i) terms and conditions of Contractual Obligations in existence on the Closing Date, or (ii) terms and conditions of Additional Project Contracts permitted under Section 6.13;

(q) [Reserved];

(r) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(s) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1,000,000 at any one time;

(t) any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Indebtedness for Borrowed Money or having the effect of Indebtedness for Borrowed Money) otherwise permitted under the terms of the Intercreditor Agreement;

(u) Liens on any Excluded Collateral;

(v) Liens with respect to any cash collateral account in favor of any applicable Issuing Bank securing obligations owing to any Issuing Bank under the Loan Documents; and

(w) Liens consisting of an agreement to Dispose of any property or Equity Interests permitted under Section 6.04, provided that (i) such agreement is limited to such property or Equity Interests and (ii) such agreement shall not affect the Obligations of the Borrower or the rights and remedies of the Lenders under this Agreement.

Section 6.02 Indebtedness. No Loan Party shall create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except the following (collectively, “Permitted Debt”):

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) Guarantee Obligations incurred in the ordinary course of business and Performance Guarantees supporting the Project or any Project (under and as defined in the Bolt Credit Agreement); provided that the terms of any such Performance Guarantee shall be generally consistent with past practice of the Loan Parties and their Affiliates and in no event shall any such Performance Guarantee be secured by Collateral;

(d) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 6.01(g) in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

(e) Indebtedness under any Permitted Commodity Hedge Agreement, Permitted Commodity Agreement, Interest Rate Hedge Agreement or other Hedge Agreement entered into in accordance with Section 6.16;

(f) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for Borrowed Money;

(g) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Hedge Agreements;

(h) to the extent constituting Indebtedness, obligations under Contractual Obligations in effect on or as of the Closing Date that are not Indebtedness for Borrowed Money;

(i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(j) Indebtedness of any Loan Party to the Borrower reflecting non-cash intercompany allocations of overhead and other parent-level costs in accordance with the Borrower’s customary allocation practices;

(k) Indebtedness of the Borrower or any other Loan Parties on then current market terms, so long as the proceeds thereof are used to fund Capital Expenditures relating to modifications to the Project to the extent required by Requirements of Law, in an aggregate principal amount not to exceed $6,000,000 at any one time outstanding; provided that such indebtedness has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one year after the scheduled Maturity Date;

(l) unsecured Indebtedness of the Borrower and the other Loan Parties on then current market terms in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding; provided that such Indebtedness has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one year after the scheduled Maturity Date;

(m) unsecured Indebtedness owed by the Borrower or any Guarantor to any other Affiliate of the Borrower; provided that (i) for so long as any Obligations are outstanding, the agreements and/or instruments representing or governing such Indebtedness shall expressly provide that no payments (including with respect to interest and fees) shall be required to be made with respect to such Indebtedness other than with the proceeds of any Restricted Payment otherwise permitted to be made under the terms of this Agreement, (ii) such Indebtedness shall be subject to terms of subordination reasonably acceptable to the Administrative Agent and (iii) such Indebtedness shall be pledged to the Collateral Agent for the benefit of the Lenders on the same terms and conditions contemplated by the Guarantee and Collateral Agreement with respect to intercompany indebtedness (any such Indebtedness being “Permitted Junior Debt”); and

(n) Indebtedness in the nature of customary and commercially reasonable contingent obligations and purchase price or similar adjustments incurred under any agreement to Dispose of property or Equity Interests that is permitted pursuant to Section 6.04 and not in connection with Indebtedness for Borrowed Money.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 6.02, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one subsection. For the avoidance of doubt, any Indebtedness permitted to be incurred by the Borrower or any Loan Party, as the case may be, under a specific subsection of this Section 6.02 and any Guarantee Obligation in respect of such Indebtedness which is also permitted to be incurred by the Borrower or any Loan Party, as the case may be, under the same subsection of this Section 6.02 shall not count as two separate amounts of Indebtedness for purposes of calculating compliance with the limitations set forth in such subsection.

Section 6.03 Restricted Payments. No Loan Party shall make payments which are Restricted Payments, except that:

(a) The Loan Parties may make payments and other distributions as expressly permitted under Section 5.01(a)(v), Section 5.01(a)(vi) and Article III of the Depositary Agreement; provided that, solely with respect to any Restricted Payment to be made on the Term Conversion Date pursuant to the first proviso of Section 3.10(b) of the Depositary Agreement and Sections 3.8(c)(i) and 3.9(b)(iv) of the Depositary Agreement, no Revolving Loans are outstanding as of the date of such Restricted Payment before and after giving effect to such Restricted Payment.

(b) The Borrower may distribute to Holdings (for further distribution to the Sponsor or its designee) any Bolt Distributions regardless of whether any Distribution Conditions are then satisfied, so long as, (i) prior to the Term Conversion Date, at least five Business Days prior to the date of such Restricted Payment, the Borrower shall have provided the Administrative Agent and the Independent Engineer with a certificate, dated the date of delivery of such certificate, certifying that the Project is reasonably expected to achieve the Commercial Operation Date by the Date Certain, that the Borrower is reasonably expected to achieve Term Conversion by the Term Conversion Date Certain and that the Loan Parties have sufficient funds (taking into account amounts on deposit in the Construction Account and the Local Accounts, and remaining availability under the Construction Facility) to achieve Term Conversion and (ii) as of the date of such Restricted Payment, no Default under Section 7.01(b) or Section 7.01(c)(i) has occurred and is continuing, and no Event of Default has occurred and is continuing.

(c) [Reserved].

(d) Restricted Payments may be made with the proceeds of amounts on deposit in or credited to any Excluded Commodity Account, in an aggregate amount not to exceed at any time (i) the amount of Equity Commodity Contributions made prior to such time less (ii) any amounts that have been previously transferred as a Restricted Payment pursuant to this clause (d).

(e) Any Loan Party may make Restricted Payments to any other Loan Party.

(f) Any Loan Party may make payments to any Affiliate of the Loan Parties under the Management Services Agreement (including the Management Fee), any Permitted O&M Agreement, any Permitted Energy Management Agreement or any other Project Contract entered into in accordance with this Agreement.

(g) On or after the first Quarterly Payment Date following the Term Conversion Date, so long as the Distribution Conditions are satisfied as of the date of any such Restricted Payment, the Borrower may make Restricted Payments to Sponsor, Holdings or its designee with amounts on deposit in, or credited to, the Distribution Suspense Account in accordance with Section 3.10 of the Depositary Agreement.

(h) Prior to the Term Conversion Date and so long as no Event of Default has occurred and is continuing, the Borrower may make the following withdrawals and transfers from the Construction Account: (i) for Permitted Tax Distributions and (ii) for general and administrative costs of the Project and the Borrower and the Guarantors directly incurred by Holdings and Sponsor, and other corporate overhead expenses in an aggregate amount not to exceed $100,000 in any fiscal year of the Borrower, provided that in each case Borrower has certified that the Loan Parties have sufficient funds (taking into account amounts on deposit in the Construction Account and the Local Accounts and remaining availability under the Construction Facility) to achieve Term Conversion.

Section 6.04 Sale of Assets. No Loan Party shall sell, lease, transfer or otherwise dispose of any of its respective assets, other than:

(a) sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, capacity, energy, ancillary services, emissions credits or other environmental attributes or other products in the ordinary course of business;

(b) the Disposition of obsolete, damaged, worn out or surplus property, assets or rights (including surplus real property) or property, assets, or rights not used or useful in the business, or otherwise material to the operation, of the Loan Parties;

(c) sales of inventory in the ordinary course of business and sales, leases or transfers of assets as otherwise expressly contemplated by the Major Project Contracts as in effect on the Closing Date;

(d) the liquidation, sale or use of cash and Permitted Investments;

(e) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f) easements, licenses, leases, subleases or other grants or dispositions of real or personal property not materially interfering with the conduct by any Loan Party of its business on or at the property that is the subject of such lease or sublease;

(g) transfers, leases, distributions, contributions or other dispositions of assets or property between or among the Loan Parties;

(h) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(i) the termination, unwinding or novation (in whole or in part) of Commodity Hedge and Power Sales Agreements or Interest Rate Hedge Agreements pursuant to their terms;

(j) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), or transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(k) Reserved;

(l) the sale or issuance of any Subsidiary’s Equity Interests to any Loan Party; and

(m) any other individual asset sale or series of related asset sales not exceeding $1,000,000 in the aggregate in any consecutive 12-month period and $3,000,000 in aggregate since the Closing Date.

Section 6.05 Business Activities. No Loan Party shall engage in activities other than the ownership, development, construction, operation, maintenance, testing, use (including the storage and transmission of electric energy), improvement and financing of the Project and any activities incidental to the foregoing.

Section 6.06 No Subsidiaries or Joint Ventures. No Loan Party shall (a) become a general partner in any general or limited partnership or joint venture, (b) acquire any Subsidiary, unless consented to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed) and that becomes a Guarantor pursuant to the Guarantee and Collateral Agreement or (c) organize, create, or form any new Subsidiary, other than (i) any wholly-owned domestic Subsidiary reasonably necessary in connection with the operation of its business, which organization, creation or formation is consented to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed) and that becomes a Guarantor pursuant to the Guarantee and Collateral Agreement and (ii) any Subsidiary of Bolt Holdings permitted to be organized, created or formed pursuant to the Bolt Credit Agreement.

Section 6.07 No Liquidation, Merger or Consolidation. No Loan Party shall enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) and any other Loan Party may be merged or consolidated with or into any other Loan Party; provided that no Default or Event of Default would result from the consummation of such merger or consolidation;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets to the Borrower or any other Loan Party (upon voluntary liquidation or otherwise);

(c) the Borrower or any Subsidiary of the Borrower may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 6.04; and

(d) any Investment expressly permitted by Section 6.09 may be structured as a merger, consolidation or amalgamation or a Disposition of all or substantially all property.

Section 6.08 Fiscal Year, Name and Location; Accounting Policies. No Loan Party shall permit its respective fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters or make or permit any change in accounting policies or reporting practices except (a) as required by GAAP, (b) for any changes which are not materially adverse to the Lenders and (c) with prior notice to the Administrative Agent; provided that the Borrower and the Administrative Agent will make any amendments to the Loan Documents that are necessary in the judgment of the Administrative Agent and the Borrower to reflect any such change in fiscal year. No Loan Party shall change its federal employer identification number without providing the Administrative Agent with prior notice thereof. No Loan Party shall change its respective name or its respective location of principal place of business without providing the Collateral Agent with prior notice thereof.

Section 6.09 Investments. No Loan Party shall make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Permitted Investments;

(c) Indebtedness permitted by Section 6.02;

(d) loans and advances to officers, directors and employees of the Loan Parties in the ordinary course of business (including for reasonable and customary travel, relocation and similar expenses incurred in the ordinary course of business) in an aggregate un-recovered amount (valued at cost) not to exceed (net of any cash return of capital received by the Loan Parties in respect of any such Investments) $250,000 at any one time outstanding in respect of all Loan Parties;

(e) (i) Investments made or acquired by the Loan Parties in assets useful in the business of the Loan Parties permitted in connection with the rebuilding, repairing or restoring of the Project, or the development, construction, acquisition, replacement or repair of assets useful in the Loan Parties’ business; and (ii) Investments by the Loan Parties constituting Capital Expenditures to the extent permitted under Section 6.17;

(f) intercompany Investments by any Loan Party in any other Loan Party;

(g) to the extent constituting Investments, Investments in contracts and other agreements (including, without limitation, Hedge Agreements) to the extent otherwise permitted under the Loan Documents;

(h) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(i) Investments made by the Loan Parties solely with the proceeds of capital contributions received directly or indirectly from Holdings;

(j) to the extent constituting Investments, obligations under contracts and other agreements otherwise permitted by the Loan Documents; and

(k) Investments by any Loan Party in any Subsidiary of any Loan Party, including the “Obligor Parties” under and as defined in the Bolt Credit Agreement; provided, that, unless such Investments constitute the proceeds of any Voluntary Equity Contributions and any other voluntary equity contributions made to any Loan Party by Holdings, the Sponsor or any other Affiliate of any Loan Party in connection with the Equity Contribution Agreement (as defined in the Bolt Credit Agreement) or otherwise for the purpose of further distribution to Bolt Holdings and any Subsidiary thereof, no such Investment shall be made unless (i) no Default under Section 7.01(b) or Section 7.01(c)(i) has occurred and is continuing, and no Event of Default has occurred and is continuing, (ii) Borrower has sufficient funds to pay Debt Service then due and payable or reasonably expected to become due and payable at any time during the period prior to the next Quarterly Payment Date, and (iii) any Investment made by Borrower in Bolt Holdings or any Subsidiary thereof shall be applied to pay “O&M Costs” (as defined in the Bolt Credit Agreement) or “Debt Service” (as defined in the “Depositary Agreement” as defined in the Bolt Credit Agreement), and Bolt Borrower and its Subsidiaries shall reasonably lack the funds to make such payments.

To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 6.09, the Loan Parties may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.

Section 6.10 Transactions with Affiliates. No Loan Party shall, directly or indirectly, enter into any transaction or series of transactions with or for the benefit of an Affiliate of such Loan Party, other than (a) for transactions in the ordinary course of business on fair and reasonable terms no less favorable to such Loan Party (taken as a whole) than those which would be included in an arm’s-length transaction with a non-Affiliate, (b) reasonable fees and compensation paid to and indemnities provided for or on behalf of, officers, directors, employees or consultants of a Loan Party, as determined in good faith by such Loan Party’s management, (c) any transaction among the Loan Parties, (d) Restricted Payments or other payments expressly permitted to be made under Section 6.03, (e) any such transaction in connection with Excluded Collateral, (f) any Permitted Commodity Agreement with Bolt Energy Marketing or Permitted Energy Management Agreement with Bolt Energy Marketing, (g) the Management Services Agreement, (h) transactions in connection with Investments permitted to be made in accordance with Section 6.09(k) between any Loan Party and any Subsidiary of any Loan Party, including the “Obligor Parties” under and as defined in the Bolt Credit Agreement, and (i) the issuances of Letters of Credit contemplated by Section 5.01(d)(iv), the performance of the obligations under SP-15 Payment Assignment Agreement, the performance of the obligations under the Exelon Confirmations, the entry into and performance of the obligations under any Performance Guarantee provided by Bolt Borrower for any Exelon Confirmation, and any payments or other transactions in connection with the foregoing.

Section 6.11 No Margin Stock. The Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any Margin Stock.

Section 6.12 Project Contracts; Change Orders.

(a) No Loan Party shall amend or otherwise modify, or grant any waiver or consent under any Major Project Contract without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), unless such amendment, modification, waiver or consent would not reasonably be expected to have a Material Adverse Effect; provided that, (i) the extension of a Major Project Contract on terms that are not materially adverse to the Loan Parties party thereto shall not require the consent of the Administrative Agent, (ii) the Borrower shall be permitted to accept, approve or otherwise enter into any change order under the EPC Contract without the prior consent of the Administrative Agent, unless the dollar amount of such other change order, together with the aggregate dollar amount of all prior other change orders under the EPC Contract, is in excess of 75% of the contingency line item in the Construction Budget, in which case, the Administrative Agent (in consultation with the Independent Engineer) shall be required to consent to such other change order (such consent not to be unreasonably withheld, conditioned or delayed); and (iii) notwithstanding anything to the contrary in this Section 6.12(a), Borrower shall not materially amend or otherwise materially modify, or grant any waiver or consent that materially affects, any material warranty obligations of the EPC Contractor under the EPC Contract unless such amendment, modification, waiver or consent is consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), except that no such consent shall be required with respect to extensions of the warranties under the EPC Contract.

(b) Other than upon any expiration or termination in accordance with the terms of such Major Project Contract (other than the EPC Contract), no Loan Party shall consent to the full or partial termination (or effective termination resulting from an assignment of any Loan Party’s rights) of any Major Project Contract (other than the EPC Contract) without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) such termination could not reasonably be expected to have a Material Adverse Effect, as certified by a Responsible Officer of the Borrower or (ii) such Major Project Contract is replaced on terms not materially less favorable to such Loan Party than the Major Project Contract being terminated; provided that a breach of this Section 6.12(b) resulting in a termination of a Major Project Contract shall only be an Event of Default as set forth in Section 7.01(m)(ii).

(c) Other than upon any expiration or termination in accordance with the terms of the EPC Contract, Borrower shall not consent to the full or partial termination of the EPC Contract without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) unless consented to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed); provided that a breach of this Section 6.12(c) resulting in a termination of a Major Project Contract shall only be an Event of Default as set forth in Section 7.01(m)(ii).

(d) Borrower shall not assign, in whole or in part, its right and obligations under any Major Project Contract without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.13 Additional Project Contracts. No Loan Party shall enter into or become a party to any Additional Project Contract unless:

(a) (i) with respect to an Additional Project Contract that is a Permitted Energy Management Agreement, such agreement is reasonably acceptable to the Administrative Agent; provided that no such consent shall be required with respect to any Permitted Energy Management Agreement if the energy manager thereunder is a Qualified Energy Manager, (ii) with respect to an Additional Project Contract that is a Permitted O&M Agreement, (A) the operation and maintenance service provider is a Qualified Operator or otherwise reasonably acceptable to the Administrative Agent and (B) such agreement is on terms that are, when taken as a whole, not materially worse to the Borrower than the agreement being replaced or is otherwise reasonably acceptable to the Administrative Agent, (iii) such Additional Project Contract is with respect to extensions of the warranties under the EPC Contract and (iv) such Additional Project Contract is a resource adequacy agreement or similar revenue agreement; or

(b) with respect to any other Additional Project Contract, such Additional Project Contract (i) is in the best interest of, and on terms fair and reasonable to, the Borrower or the applicable Loan Party party thereto and would not reasonably be expected to have a Material Adverse Effect, as certified by a Responsible Officer of the Borrower, (ii) is assignable as Collateral pursuant to its terms or pursuant to applicable Requirements of Law and (iii) if such Additional Project Contract (other than any agreement which shall be subject to the restrictions set forth under clause (a) above or any Additional Project Contract that is entered into in respect of Capital Expenditures relating to modifications to the Project required under Requirements of Law or otherwise permitted pursuant to Section 6.17) provides for payments of more than $4,000,000 per fiscal year to be made to or received by the Borrower or any Loan Party thereunder, (1) such Additional Project Contract has been consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and (2) the Borrower shall use its commercially reasonable efforts to obtain a Consent for each Additional Project Contract approved by the Administrative Agent pursuant to this Section 6.13 within 60 days after entering into such Additional Project Contract.

Section 6.14 Accounts. No Loan Party shall establish or maintain any deposit, securities, commodities, or similar accounts other than (a) the Depositary Accounts, (b) the Local Accounts, and (c) one or more Excluded Commodity Accounts.

Section 6.15 Lease Transactions. No Loan Party shall enter into any arrangement with any Person providing for the leasing by a Loan Party of real or personal property that has been or is to be sold or transferred by a Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Loan Party, other than any such arrangement (a) that is permitted by Section 6.04 or (b) that is approved by the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed.

Section 6.16 Hedging. No Loan Party shall enter into or become a party to any Hedge Agreement without the written consent of the Administrative Agent except: (a) Interest Rate Hedge Agreements not for speculative purposes, (b) Commodity Hedge and Power Sales Agreements that constitute Permitted Commodity Agreements, and (c) Permitted Energy Management Agreements. For the avoidance of doubt, a Loan Party may enter into any agreement (including, but not limited to, any guarantee, credit sleeve or similar agreement) providing credit support for any Permitted Commodity Agreement entered into in accordance with the terms hereof.

Section 6.17 Capital Expenditures. No Loan Party shall make or commit to make any Capital Expenditures other than (a) Permitted Capital Expenditures, (b) Capital Expenditures to the extent funded in full with the proceeds of Voluntary Equity Contributions or Permitted Junior Debt (but only to the extent such Capital Expenditures and any related work undertaken in connection therewith would not reasonably be expected to have a Material Adverse Effect), (c) Capital Expenditures that are to be reimbursed by a customer of a Loan Party under a principal lease, service agreement, operating agreement, maintenance agreement, spare parts agreement, power purchase agreement or other similar agreement relating to the Project pursuant to a Contractual Obligation of such customer to reimburse such expenditures and which Contractual Obligation is otherwise permitted under this Agreement, and (d) other Capital Expenditures of the Loan Parties not in excess of $3,000,000 in the aggregate per calendar year. For certainty, this Section 6.17 shall not restrict the incurrence or payment of any O&M Costs or Project Costs.

Section 6.18 Use of Proceeds. The Borrower shall not use, directly or indirectly, the proceeds of any Loan or Letter of Credit or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activity, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions, or (c) in any manner that would constitute a violation of any Sanctions by the Borrower, any Lender, any Agent or any other party hereto.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a) Misrepresentations. Any representation or warranty made or deemed made pursuant to the express terms and conditions of a Loan Document by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made pursuant to the express terms and conditions of a Loan Document; provided that, if (i) such Loan Party was not aware that such representation or warranty was inaccurate at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such inaccurate representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such inaccurate representation or warranty shall have been cured, corrected or otherwise remedied within 30 days (or if such inaccurate representation or warranty is not susceptible to cure within 30 days, and such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such 30 day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30 day period)) from the date a Responsible Officer of the Borrower or any other Loan Party obtains knowledge thereof or from notice to the Borrower from the Administrative Agent or the Required Lenders, such that such representation or warranty (as cured, corrected or remedied) would not reasonably be expected to result in a Material Adverse Effect, then such inaccurate representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents.

(b) Principal Payment Default. Default shall be made in the payment of any principal of any Loan or L/C Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise.

(c) Other Payment Defaults. Default shall be made in the payment of (i) any scheduled interest on any Loan or L/C Reimbursement Obligation or in the payment of any Fee, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days or (ii) any other amount due and payable hereunder or under any other Loan Document (other than as set forth in Section 7.01(b) and Section 7.01(c)(i)), and such default shall continue unremedied for a period of thirty days.

(d) Immediate Covenant Default. Default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.05(a) or Article VI (other than Sections 6.03, 6.10 and 6.14).

(e) Covenant Defaults with Cure.

(i) Other Cure Periods. (A) Default shall be made in the due observance or performance by a Loan Party of any covenant, condition or agreement contained in Section 5.03(a)(iii)(A) and such default shall continue unremedied for a period of five Business Days after notice thereof from any Lender Party to such Loan Party; (B) default shall be made in the due observance or performance by a Loan Party of any covenant, condition or agreement contained in Section 5.11(a) and such default shall continue unremedied for a period of ten Business Days after notice thereof from any Lender Party to such Loan Party or (C) default shall be made in the due observance or performance by a Loan Party of any covenant, condition or agreement contained in Section 6.03 and such default shall continue unremedied for a period of five Business Days after notice thereof from any Lender Party to such Loan Party.

(ii) Extended Cure Period. Default shall be made in the due observance or performance by any Loan Party or Holdings of any other covenant, condition or agreement contained in any Loan Document (other than those listed in paragraphs (b), (c), (d) or (e)(i) above or paragraph (k) below of this Section 7.01) and such default shall continue unremedied for a period of 30 days after notice thereof from any Lender Party to such Loan Party or Holdings, as applicable; provided that, if (A) such default is not a default under Section 6.10 or Section 6.14, (B) such default cannot be cured within such 30-day period, (C) such default is susceptible of cure and (D) such Loan Party or Holdings, as applicable, is proceeding with diligence and in good faith to cure such default, then such 30-day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such Loan Party or Holdings, as applicable, diligently to cure such default.

(f) Indebtedness for Borrowed Money. (i) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness for Borrowed Money or under Interest Rate Hedge Agreements (other than Indebtedness under the Loan Documents and Hedge Agreements other than Interest Rate Hedge Agreements) of any Loan Party in an aggregate principal amount exceeding $2,000,000, or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to any Indebtedness for Borrowed Money or under Interest Rate Hedge Agreements (other than Indebtedness under the Loan Documents and Hedge Agreements other than Interest Rate Hedge Agreements) of any Loan Party in an aggregate principal amount exceeding $3,000,000 if the effect of such default results in the acceleration of the maturity of such Indebtedness, other than to the extent paid in accordance therewith.

(g) Bankruptcy Events. (i) Any Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(h) Judgments. One or more judgments or orders for the payment of money in excess of $2,000,000 (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) shall be rendered against a Loan Party and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect with respect to such Loan Party.

(i) ERISA. (i) The Borrower or any Loan Party shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any failure by any Plan that is subject to Title IV of ERISA to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) there is a determination that any Plan that is subject to Title IV of ERISA is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) the Borrower, any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) of, a Multiemployer Plan or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

(j) Loan Documentation. (i) Other than as a result of any action taken by a Lender Party, any Loan Document shall cease to be in full force and effect or shall be declared void by a Governmental Authority, or any party thereto (other than a Lender Party) shall claim such unenforceability or invalidity, or (ii) any security interest in the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by a Loan Party or Holdings not to be, a valid and perfected security interest having the priority required by the Loan Documents in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority (A) results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or (B) results from the failure of any Agent to take any action required to be taken by it pursuant to the terms of the Security Documents to secure the validity, perfection or priority of the security interests.

(k) [Reserved].

(l) Abandonment of Project. The Borrower shall have voluntarily abandoned the Project for a period of at least 60 consecutive days (it being acknowledged that a Recovery Event, an Event of Eminent Domain, a force majeure event, an outage or any other event that is not caused by or due to the fault of the Borrower shall be deemed not to be an “abandonment”).

(m) Project Contracts.

(i) Loan Party Breach. A Loan Party shall be in breach of, or there shall be a default by a Loan Party under, a Major Project Contract beyond any applicable grace or cure period set forth in such Major Project Contract and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period equal to 45 days from the time the applicable Loan Party obtains knowledge of such breach or default, unless such default or breach could not reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur as a result of any such breach or default if the applicable Loan Party obtains a Replacement Obligor for the affected party within the 45-day cure period referred to above.

(ii) Counterparty Breach. Any Person (other than a Loan Party) shall be in breach of, or there shall be a default under (other than by a Loan Party), a Major Project Contract and such breach or default shall continue unremedied beyond any applicable grace or cure period set forth in such Major Project Contract, unless such breach or default would not reasonably be expected to have resulted in a Material Adverse Effect; provided that no Event of Default shall occur as a result of any such breach or default if the applicable Loan Party obtains a Replacement Obligor for such Person within 45 days after such breach or default.

(iii) Termination. Any Major Project Contract shall have terminated (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of such Major Project Contract); provided that no Event of Default shall occur as a result of any such action if (A) such Major Project Contract is restored or replaced within 90 days thereafter by a replacement contract with substantially similar economic and operational effect on the Loan Parties as the Major Project Contract being replaced and with a counterparty (including any guarantor of such counterparty’s obligations) having substantially similar creditworthiness and experience as the counterparty being replaced, or otherwise in form and substance reasonably acceptable to the Administrative Agent, or (B) the applicable Loan Party obtains a Replacement Obligor for the affected party within 90 days thereafter and, in either case, such action has not had, and could not, individually or in the aggregate, prior to so obtaining such replacement provision or Replacement Obligor, be reasonably expected to have, a Material Adverse Effect.

(n) Change in Control. A Change of Control shall have occurred.

(o) Commercial Operation Date. The Commercial Operation Date with respect to the Project shall not have occurred on or prior to the Date Certain.

(p) Term Conversion. Term Conversion shall not have occurred by the Term Conversion Date Certain.

then, and in any such event, (A) if such event is an Event of Default specified in clauses (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Reimbursement Obligations, but excluding, for the avoidance of doubt, all obligations under Interest Rate Hedge Agreements) shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or

upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Reimbursement Obligations, but excluding, for the avoidance of doubt, all obligations under Interest Rate Hedge Agreements) to be due and payable forthwith, whereupon the same shall immediately become due and payable. To the extent not already cash collateralized or Cash Collateralized, upon any termination of the Commitments pursuant to this Section 7.01, with respect to all applicable Letters of Credit with respect to which presentment for honor shall not have occurred at the time of such acceleration, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 102.5% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all L/C Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 7.01, the Intercreditor Agreement or the Security Documents, presentment, demand, protest and all other notices of any kind from the Administrative Agent or the Lenders with respect to a Default or Event of Default are hereby expressly waived by the Borrower. Upon the occurrence and during the continuance of any Event of Default, any proceeds received as a result of the exercise of any remedies by the Lenders shall be applied in accordance with the terms of the Intercreditor Agreement and the Guarantee and Collateral Agreement.

ARTICLE VIII.

AGENTS

Section 8.01 Appointment.

(a) In order to expedite the transactions contemplated by this Agreement, MUFG Bank, Ltd. is hereby appointed by the Lender Parties (other than the Administrative Agent) to act as the Administrative Agent and The Bank of New York Mellon is hereby appointed by the Secured Parties (other than the Collateral Agent) to act as the Collateral Agent. Each Lender Party (on behalf of itself in its capacity as a Lender Party and, as applicable, an Interest Rate Hedge Counterparty and, as applicable, its Affiliates in their capacities as an Interest Rate Hedge Counterparty) and each assignee of any such Lender Party or Affiliate hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such actions on behalf of such Lender, Affiliate or assignee and to exercise such powers as are specifically delegated to the Administrative Agent or the Collateral Agent, respectively, by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by such Lender Party and Affiliate, without hereby limiting any implied authority, (i) to receive on behalf of such Lender Party and Affiliate all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to such Lender Party and Affiliate hereunder, and promptly to distribute to such Lender Party and

Affiliate its proper share of each payment so received; (ii) to give notice on behalf of such Lender Party and Affiliate of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (iii) to distribute to such Lender and Affiliate copies of all notices, financial statements and other materials delivered by the Loan Parties pursuant to this Agreement as received by the Administrative Agent.

(b) Neither the Agents nor any of their respective Related Parties shall be liable as such for any action taken or omitted by any of them except for its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Credit Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to any Lender Party (on behalf of itself in its capacity as a Lender Party and, as applicable, an Interest Rate Hedge Counterparty and, as applicable, and its Affiliates in their capacities as an Interest Rate Hedge Counterparty) for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on each Lender Party (on behalf of itself in its capacity as a Lender Party and, as applicable, an Interest Rate Hedge Counterparty and, as applicable, and its Affiliates in their capacities as an Interest Rate Hedge Counterparty). Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person. Neither the Agents nor any of their Related Parties shall have any responsibility to any of the Credit Parties or any other Person party hereto or to any other Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender Party (in its capacity as a Lender Party and, as applicable, an Interest Rate Hedge Counterparty and, as applicable, or any of its Affiliates in their capacities as an Interest Rate Hedge Counterparty) of any of its obligations hereunder or to any Lender Party (in its capacity as a Lender Party and, as applicable, an Interest Rate Hedge Counterparty and, as applicable, or any of its Affiliates in their capacities as an Interest Rate Hedge Counterparty) on account of the failure of or delay in performance or breach by any other Lender Party (or any of its Affiliates in their capacities as an Interest Rate Hedge Counterparty) or any Credit Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it and shall not be responsible for the misconduct or negligence of such agents, employees or any sub-agent. Each Agent shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. Each Agent shall have the right (but not the obligation) at any time to seek instructions concerning any action to be taken or not taken or right exercisable by such Agent under the Loan Documents.

Section 8.02 Nature of Duties. Each Lender Party (on behalf of itself and its Affiliates in their capacities as an Interest Rate Hedge Counterparty) hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. Each Lender Party (on behalf of itself and its Affiliates in their capacities as an Interest Rate Hedge Counterparty) further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any Person. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender Party (on behalf of itself and its Affiliates in their capacities as an Interest Rate Hedge Counterparty), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent or the Collateral Agent. Each Lender Party (on behalf of itself and its Affiliates in their capacities as an Interest Rate Hedge Counterparty) recognizes and agrees that none of the Arrangers shall have any duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender Party (in its capacity as a Lender Party and, as applicable, an Interest Rate Hedge Counterparty and, as applicable, or any of its Affiliates in their capacities as an Interest Rate Hedge Counterparty), or shall have any functions, responsibilities, duties, obligations or liabilities for acting as such hereunder. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and may consult with the applicable Independent Consultants in the exercise of such powers, rights and remedies and the performance of such duties.

Section 8.03 Resignation by Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, and upon payment of such retiring Agent’s charges and all other amounts payable to it hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.04 Each Agent in its Individual Capacity. With respect to its Commitments and Loans, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or their Affiliates as if it were not an Agent.

Section 8.05 Indemnification. Each Lender Party agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower, and (b) to indemnify and hold harmless each Agent and any of its Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender Party shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Agent or any of its Related Parties. This Section 8.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 8.06 Lack of Reliance on Agents. Each Lender Party acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 8.07 Loan Documents. Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.04) hereby authorizes, directs and requires each of the Administrative Agent and the Collateral Agent to enter into the other Loan Documents (including the Intercreditor Agreement) to which it is a party on behalf of such Lender Party and agrees that such Agent may take such actions on its behalf as are contemplated by the terms of the Loan Documents.

Section 8.08 Collateral Agent.

(a) The Collateral Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or any other Loan Document. The rights, privileges, protections, immunities and benefits given to the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder. The Collateral Agent may request that any Loan Party or the Administrative Agent deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any of the other Loan Documents, which certificate may be signed by any person authorized to sign such a certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded. The permissive right of the Collateral Agent to take or refrain from taking action hereunder or under any of the other Loan Documents shall not be construed as a duty. Money held by the Collateral Agent under this Agreement or under any of the other Loan Documents need not be segregated from other funds except to the extent required by law. The Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Borrower. The Collateral Agent may refrain from taking any action in any jurisdiction if, in its opinion, the taking of such action in that jurisdiction would be contrary to any law of that jurisdiction or of the State of New York, it would otherwise render it liable to any Person in that jurisdiction or the State of New York, the taking of such action would require it to obtain any license or otherwise qualify to do business or subject it to taxation in such jurisdiction, it would not have the power or authority to take such action in such jurisdiction by virtue of any law in that jurisdiction or in the State of New York, or it is determined by any court or other competent authority in that jurisdiction or in the State of New York that it does not have such power or authority. Anything in this Agreement or in any of the Loan Documents notwithstanding, in no event shall the Collateral Agent be liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Collateral Agent has been advised as to the likelihood of such loss or damage and regardless of the form of action. The Collateral Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Collateral Agent, unless it shall be conclusively determined in a final non-appealable judgment by a court of competent jurisdiction that the Collateral Agent was grossly negligent or acting with willful misconduct in ascertaining the pertinent facts. The Collateral Agent shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b) Beyond the exercise of reasonable care in the custody thereof and as otherwise specifically set forth herein, the Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(c) The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct, as determined by the final nonappealable decision of a court of competent jurisdiction, on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Loan Party to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(d) Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to all or substantially all of the corporate agency or corporate trust business of the Collateral Agent shall be the successor of the Collateral Agent hereunder and under the other Loan Documents, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(e) The Collateral Agent shall be entitled to rely upon any certificate, notice or other document (including any facsimile or electronic mail) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (without any duty (express or implied) of the Collateral Agent to verify the genuineness or correctness of any fact stated therein or propriety of the signatory or deliverer or otherwise the validity or enforceability thereof), and upon advice and statements of legal counsel, independent accountants and other experts selected by it. The Collateral Agent shall in all cases (including when any action by the Collateral Agent alone is authorized hereunder, if the Collateral Agent elects in its sole discretion to obtain instructions from the Administrative Agent, the Secured Parties or the Required Lenders) be fully protected in acting or in refraining from acting hereunder or under any Security Document pursuant to the written instructions of the Administrative Agent, the Secured Parties or the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on the Administrative Agent and the Secured Parties. Whenever in the administration of this Agreement the Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Collateral Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon instructions from the Administrative Agent, the Secured Parties or the Required Lenders.

(f) The Collateral Agent may refuse to perform any duty or exercise any power or right unless it receives indemnity reasonably satisfactory to it against any loss, liability or expense.

(g) Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or any other Loan Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement or such other Loan Document if it shall not have received written directions of the Administrative Agent, Required Lenders or the Secured Parties in respect of such matter. Further, the Collateral Agent shall be permitted to request that all instructions and directions of the Administrative Agent, Required Lenders or the Secured Parties provided to the Collateral Agent hereunder or under the other Security Documents be in writing (and, in such a case, the Collateral Agent shall be excused from following any such instructions or directions that are not in writing). This provision is intended solely for the benefit of the Collateral Agent and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(h) The agreements in this Section 8.08 shall survive the payment in full of the Secured Obligations and the termination of this Agreement and the Security Documents and the resignation or removal of the Collateral Agent and the exercise of Write-Down and Conversion Powers by a Resolution Authority.

Section 8.09 Removal of Administrative Agent. Anything herein to the contrary notwithstanding and, subject to this Section 8.09, if at any time the Person serving as Administrative Agent is, in its capacity as a Lender, a Defaulting Lender, the Required Lenders may by notice to the Borrower and such Person and, subject to the prior written approval of the Borrower, remove such Person as Administrative Agent and appoint a replacement Administrative Agent reasonably acceptable to the Borrower. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date that is 5 Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed); provided that, if no replacement Administrative Agent has been appointed, the Lenders shall assume and perform all of the duties of the Administrative Agent (with Administrative Agent consents being treated as Required Lender consents) hereunder until such time as the Required Lenders appoint a successor agent pursuant to this Section 8.09. For the avoidance of doubt, to the extent that any Affiliate Lender or Affiliated Debt Fund holds Loans or Commitments, no such Affiliate Lender or Affiliated Debt Fund, in its capacity as Lender, may act to remove any Person acting as Administrative Agent.

Section 8.10 Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and/or attorneys-in-fact appointed by such Agent. Any Agent and any such co-agents, sub-agents and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.11 No Risk of Funds. None of the provisions of this Agreement or the other Loan Documents shall be construed to require any Agent in its individual capacity to expend or risk its own funds or otherwise to incur any financial liability in the performance of any of its duties hereunder or thereunder.

Section 8.12 Lender ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) of one (1) or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one (1) or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) subsection (a)(i) above is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with subsection (a)(iv) above, such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.13 Erroneous Payment.

(a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the

Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated on its books and records by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.13(b).

(c) Each of the Collateral Agent and each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to the Collateral Agent or such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to the Collateral Agent or such Lender or Issuing Bank from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g) Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the applicable address set forth in Schedule 9.01.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.17 or as otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; and provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto, other than the Collateral Agent, in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by facsimile or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. All notices and other communications given to the Collateral Agent shall be deemed to have been given on the date actually received by the Collateral Agent.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, the indemnification and L/C Reimbursement Obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders named herein and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Lender Party and their respective successors and permitted assigns.

Section 9.04 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (1) for any assignment of a Revolving Loan, Revolving Commitment, Construction Loan, Construction Commitment, Term Loan or Term Commitment to an assignee that is, immediately prior to giving effect to such assignment, a Lender or an Affiliate of a Lender, or (2) subject to clause (e) below, if an Event of Default has occurred and is continuing, for any assignment to any other Eligible Assignee; and

(B) in the case of any Revolving Commitment or Revolving Loan, the Administrative Agent and each Issuing Bank of such Class; provided that no consent of the Administrative Agent or any Issuing Bank shall be required for any assignment of a Revolving Commitment, or Revolving Loan to an assignee that is, immediately prior to giving effect to such assignment, a Lender or an Affiliate of a Lender; and

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans in the aggregate, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the relevant Facility or Facilities;

(C) (1) prior to the Term Conversion Date, (i) any assignment in respect of the Construction Facility shall be accompanied by a ratable assignment of the relevant Construction/Term Lender’s Term Commitments and (ii) any assignment in respect of the Term Facility shall be accompanied by a ratable assignment of the relevant Construction/Term Lender’s Construction Commitments; and (2) (i) any assignment in respect of the Construction Facility (and Loans thereunder) shall be accompanied by a ratable assignment of the relevant Lender’s “Construction Commitments” and “Vista Expansion Commitments” (and loans thereunder) under and as defined in the Bolt Credit Agreement, (ii) any assignment in respect of the Term Facility (and Loans thereunder) shall be accompanied by a ratable assignment of the relevant Lender’s “Term Commitments” (and loans thereunder) under and as defined in the Bolt Credit Agreement, and (iii) any assignment in respect of the Revolving Facility (and Loans thereunder) shall be accompanied by a ratable assignment of the relevant Lender’s “DSR Commitments” and “Revolving Commitments” (and loans thereunder) under and as defined in the Bolt Credit Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(E) except in the case of an assignment by a Lender to one of its Affiliates, the assignee Lender shall have paid to the Administrative Agent a processing fee in the amount of $3,500; and

(F) the assignee, if it shall not already be a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Loan Party, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural persons) or a Credit Party) (each such bank or entity, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments, the Loans and L/C Disbursements owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Loan Parties and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) (i) any participation in respect of the Construction Facility (and Loans thereunder) shall be accompanied by a ratable participation of the relevant Lender’s “Construction Commitments” and “Vista Expansion Commitments” (and loans thereunder) under and as defined in the Bolt Credit Agreement, (ii) any participation in respect of the Term Facility (and Loans thereunder) shall be accompanied by a ratable participation of the relevant Lender’s “Term Commitments” (and loans thereunder) under and as defined in the Bolt Credit Agreement, and (iii) any participation in respect of the Revolving Facility (and Loans thereunder or L/C Disbursements in connection therewith) shall be accompanied by a ratable participation of the relevant Lender’s “DSR Commitments” and “Revolving Commitments” (and loans thereunder or l/c disbursements in connection therewith) under and as defined in the Bolt Credit Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v), (vi) or (vii) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(g) as though it were a Lender.

(iii) Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant, and the amount of each such Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary in this Agreement, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliate Lender (including any Affiliated Debt Fund), but only if:

(i) the assigning Lender and Affiliate Lender (other than Affiliated Debt Funds) purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A-2 hereto (an “Affiliate Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance, and the Administrative Agent shall record such assignment on the Register pursuant to Section 2.09(c) and no assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph;

(ii) after giving effect to such assignment, Affiliate Lenders (other than Affiliated Debt Funds) shall not, in the aggregate, own or hold Loans with an aggregate principal amount in excess of 25% of the principal amount of all Loans then outstanding (calculated as of the date of such purchase) (such percentage, the “Affiliate Lender Cap”);

(iii) (A) such Affiliate Lender (other than Affiliated Debt Funds) shall at all times be subject to the voting restrictions specified in Section 9.22 with respect to matters relating to the Loan held by such Affiliate Lender and (B) Affiliated Debt Funds shall at all times be subject to the voting restrictions specified in the last paragraph in Section 9.22; and

(iv) such assignment complies with the requirements set forth in Section 9.04(b)(ii)(C).

Section 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination and the reasonable fees, disbursements and the charges for one local counsel in the State of California) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by any Lender Party in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Shearman & Sterling LLP, counsel for the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks, and counsel for the Collateral Agent and the Depositary Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable and documented allocated costs of internal counsel) for the Arrangers or any Lender Party (but no more than one such counsel for each Lender).

(b) The Borrower agrees to indemnify the Arrangers, each Lender Party and each of their respective directors, trustees, officers, employees, affiliates, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (other than claims solely as between the Lender Parties); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final and non-appealable judicial decision to have resulted from the gross negligence or willful misconduct of such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim to the extent related in any way to the Loan Parties, Project or Site, (B) any violation of or liability under any Environmental Law by any Loan Party or otherwise occurring or existing at the Project or Site, or (C) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, in, under, on, to or from any Real Property, any property owned, leased or operated by any predecessor of the Loan Parties, or, to the extent related in any way to the Loan Parties, any property at which the Loan Parties have sent Hazardous Materials for treatment, storage or disposal; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final and non-appealable judicial decision to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender Party. All amounts due under this Section shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Unless an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding the Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Borrower’s expense. The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld, conditioned or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness in whatever currency at any time owing by such Lender or such Issuing Bank or such Affiliate to or for the credit or the account of any Loan Party, against any and all obligations of such Loan Party, now or hereafter existing under any Loan Document held by such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender or such Issuing Bank or such Affiliate shall have made any demand under such Loan Document, and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank or their respective Affiliates may have. Each Lender Party agrees to promptly notify the Borrower and the Administrative Agent after its exercise of any right of set off pursuant to this Section 9.06; provided that the failure to give such notice shall not affect the validity of such application.

Section 9.07 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Credit Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to (A) an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders and (B) an agreement or agreements in writing entered into by the Loan Parties and the Administrative Agent as contemplated in Section 9.08(f) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent (as applicable) and consented to by the Required Lenders (except where the provisions of any Loan Document expressly provide otherwise) and otherwise in accordance with the Intercreditor Agreement; provided that no such agreement shall:

(i) subject to Section 2.14, decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest (other than with respect to default interest) on, any Loan or L/C Disbursement, without the prior written consent of each Lender directly affected thereby;

(ii) increase or extend any Commitment of any Lender or decrease the Fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender or the extension or waiver of the payment of principal);

(iii) extend or waive any date for payment of principal of any Loan or reduce the amount due on any such date or extend any date on which payment of interest on any Loan, L/C Disbursement or any Fee is due, without the prior written consent of each Lender adversely affected thereby;

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v) amend or modify the provisions of this Section 9.08, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) extend the stated expiration date of any Letter of Credit beyond the Maturity Date without the prior written consent of each Lender directly affected thereby;

(vii) release all or substantially all the Collateral without the written consent of each Lender;

(viii) change the order of priority of payments set forth in the provisions of the Intercreditor Agreement relating to application of proceeds, in any case, without the prior written consent of each Lender adversely affected thereby;

(ix) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(x) amendments which only affect a particular Class shall only require the approval of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of such Class; or

(xi) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior written consent of each Lender;

provided, further, that no such agreement shall (i) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable or (ii) amend, modify or waive any provision of Section 8.05 or Section 9.05 that affects the Collateral Agent or the Depositary Agent without the written consent of the Collateral Agent or the Depositary Agent, as applicable; and provided, further, that, notwithstanding any provision of this Section 9.08 to the contrary, any amendment of the definition of “Date Certain” shall take effect when approved in writing by the Required Lenders. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of such Lender.

(c) Notwithstanding the other provisions of this Section 9.08, the applicable Credit Parties and the Administrative Agent and/or the Collateral Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any other Lender Party (i) to cure any ambiguity, defect or inconsistency, (ii) to make any change that would provide any additional rights or benefits to the Lender Parties, or (iii) to make, complete or confirm any grant of Collateral or make equity contributions, in either case, permitted or required by this Agreement or any of the Loan Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents, (iv) to effectuate the intent of Section 5.10(g), or (v) to amend Schedule 5.11 as set forth in, and consistent with the requirements of, Section 5.11(a).

(d) Without the consent of any other Lender Party, the applicable Credit Parties and the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local Requirements of Law to give effect to or protect any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable Requirements of Law.

(e) Notwithstanding anything to the contrary contained herein, if at any time any change in GAAP would affect any computation, basket or defined term set forth in any Loan Document, and the Borrower shall at such time or thereafter so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend the relevant provisions of the Loan Documents to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such computation, basket or defined term shall continue to be computed in conformity with GAAP but without giving effect to such identified changes to GAAP. Any amendment pursuant to this clause (e) shall not require the consent of any Secured Party other than the Administrative Agent.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable Requirements of Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable Requirements of Law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letters and any other fee letters entered into between a Loan Party and any Lender Party or Arranger (or any of their Affiliates) in connection with the Loan Documents shall survive the execution and delivery of this Agreement and remain in full force and effect. Subject to the last sentence of Section 9.04(a), nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVERS. EACH PARTY HERETO IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile or “pdf” transmission shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Venue.

(a) The Borrower and each other Loan Party and each Lender Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any of the Lender Parties or any of the Loan Parties, as applicable, of the foregoing in any way relating to this Agreement or any other Loan Document (other than the Deeds of Trust) or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in each case sitting in New York City, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in each case sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.15 any special, exemplary, punitive or consequential damages.

Section 9.16 Confidentiality. Each Lender Party agrees that it shall maintain in strict confidence the terms and conditions of the Loan Documents and any information relating to the Credit Parties, the Sponsor and any other Affiliate of the Credit Parties and their respective businesses provided to it by or on behalf of the Credit Parties, the Sponsor or any other Affiliate of the Credit Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender Party without use of information provided hereunder or by violating this Section 9.16 or (c) was available to such Lender Party from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Credit Parties, the Sponsor or any other Affiliate of the Credit Parties) and shall not use the same other than in connection with approval or administration of the Loans or otherwise reveal the same other than to its Related Parties with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall agree to keep the same confidential in accordance with this Section 9.16 and such Lender retains liability for any breach by such Person of this Section 9.16), except (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates, service providers or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall agree to keep the same confidential in accordance with this Section 9.16), (F) to its pledgees permitted under Section 9.04(d), (G) to the extent necessary and on a confidential basis, to its insurers, re-insurers and other credit support providers, and (H) to any direct or indirect contractual counterparty in Interest Rate Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16). In addition, the Administrative Agent and the Lenders may disclose (A) the existence of this Agreement, (B) statistical data about this Agreement without reference to specific terms and conditions or persons except as contemplated in clause (C), and (C) the identity of each of the Administrative Agent, the Collateral Agent and the Lenders to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Financing Documents, and the Commitments.

Section 9.17 Communications.

(a) Delivery.

(i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced on Schedule 9.01. Nothing in this Section 9.17 shall prejudice the right of any Arranger, any Lender Party or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the email address referenced in Schedule 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (each, an “Agent Party”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18 Release of Liens. In the event that a Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of its assets in a transaction not prohibited by Section 6.04, the Administrative Agent and the Collateral Agent (at the written direction of the Administrative Agent) shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by such Loan Party and at such Loan Party’s expense to release any Liens created by any Loan Document in respect of such assets (including Equity Interests in a Loan Party). In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the applicable Loan Party and at such Loan Party’s expense to terminate the Liens and security interests created by the Loan Documents immediately upon the occurrence of the Discharge Date. Any representation, warranty or covenant contained in any Loan Document relating to any such assets shall no longer be deemed to be made with respect to, nor will it be applicable to, such assets once such assets are so conveyed, sold, leased, assigned, transferred or disposed of.

Section 9.19 U.S.A. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S.A. Patriot Act.

Section 9.20 Scope of Liability. Notwithstanding anything to the contrary in this Agreement, any other Loan Document, or any other document, certificate or instrument executed by any Credit Party pursuant hereto or thereto, none of the Lender Parties shall have any claims with respect to the transactions contemplated by the Loan Documents against any Credit Party (other than the Loan Parties), present or future holder (whether direct or indirect) of any Equity Interests in any Credit Party (other than Holdings’ Equity Interests in the Borrower or any Loan Party’s Equity Interests in any other Loan Party), or, in each case, any of their respective Affiliates (other than the Loan Parties), shareholders, officers, directors, employees representatives, Controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 9.20 shall not:

(a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of any Loan Document and the same shall continue (subject to clause (e) below, but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed;

(b) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral);

(c) limit or restrict the right of any Lender Party (or any assignee, beneficiary or successor thereto) to name any Loan Party or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 9.20;

(d) in any way limit or restrict any right or remedy of any Lender Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, or misappropriation of revenues, profits or proceeds from or of the Project or any Collateral, that should or would have been paid as provided herein or paid or delivered to any Lender Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Loan Document; or

(e) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any Non-Recourse Person (or any security granted by any Non-Recourse Person in support of the obligations of any Person) under or in connection with any Loan Document or as security for the Obligations;

The limitations on recourse set forth in this Section 9.20 shall survive the Discharge Date.

Section 9.21 Intended Third Party Beneficiaries. The Depositary Agent is an intended third party beneficiary of Section 8.05 and Section 9.05.

Section 9.22 Affiliate Lenders. The parties hereto hereby acknowledge that, subject to Section 9.04, any Lender may assign its Construction Loans, Term Loans, Construction Commitments and Term Commitments to one or more Affiliate Lenders or Affiliated Debt Funds. Notwithstanding anything to the contrary set forth herein, no Affiliate Lender (other than an Affiliated Debt Fund), in its capacity as Lender, shall:

(a) have any voting or approval rights whatsoever under the Loan Documents (including for purposes of any action requiring the approval of “Required Lenders” or pursuant to Section 9.08) other than (i) the Commitments of any such Affiliate Lender may not be increased or extended, the maturity of the Loans of any Affiliate Lender may not be extended, the rate of interest on any of such Loans may not be reduced, the fees or premium of or due in respect of any such Loans may not be reduced, the principal amount of any of such Loans may not be forgiven, and the pro rata status of such Loans may not be forgiven, in each case without the consent of such Affiliate Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Affiliate Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Affiliate Lender than it is to, other affected Lenders shall require the consent of such Affiliate Lender;

(b) be permitted to require any other Lender Party to undertake any action (or refrain from taking any action) pursuant to or with respect to the Loan Documents (including in respect of exercise of remedies);

(c) be permitted, in its capacity as a Lender, to attend any meeting or conference call with any other Lender Party or any Loan Party, to receive any information from any other Lender Party or any Loan Party (other than the right to receive notices of borrowings, notices of prepayments, and other administrative notices in respect of its Loans and Commitments required to be delivered pursuant to the applicable Loan Documents) or have any rights of inspection or access relating to any Loan Party; or

(d) be permitted to make or bring any claim, in its capacity as Lender, against any other Lender Party with respect to the duties and obligations of such Lender Party under the Loan Documents other than in the case of a material breach by such Lender Party to such Affiliate Lender (except with respect to any such breaches applicable to the Lenders generally unless the other Lenders have made or brought such claims).

Notwithstanding anything to the contrary set forth herein, so long as no Event of Default shall have occurred and be continuing, each applicable Affiliate Lender or Affiliated Debt Fund shall be entitled, in its respective sole discretion, to cancel or retire any Loans or Commitments held by such Affiliate Lender or Affiliated Debt Fund.

Notwithstanding anything to the contrary herein, if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law, each Affiliate Lender (other than Affiliated Debt Funds) shall not have the right to vote in accordance with its discretion, but shall authorize the Administrative Agent to vote on its behalf as directed by the Required Lenders (and such Affiliate Lender shall grant to the Administrative Agent a power of attorney in furtherance thereof) and shall agree not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party to which the Administrative Agent has consented with respect to any disposition of assets by the relevant Credit Party or any equity or debt financing to be made to the relevant Credit Party), including the filing of any pleading by the Administrative Agent in (or with respect to any matters related to) the proceeding so long as the Administrative Agent is not taking any action to treat such Affiliate Lender’s Loans in a manner that is less favorable to such Affiliate Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders.

Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, Lenders that are Affiliated Debt Funds shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts actually included in determining whether the threshold in the definition of Required Lenders has been satisfied. The voting power of each Lender that is an Affiliated Debt Fund shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Section 9.23 Force Majeure. In no event shall any Agent be responsible or liable for any failure or delay in the performance of any act or obligation hereunder arising out of or caused by, directly or indirectly, force majeure events beyond its control, including any provision of any law or regulation or any act of any governmental authority, strikes, work stoppages, accidents, acts of war, other military disturbances or terrorism, earthquakes, fire, flood, sabotage, epidemics, pandemics, riots, nuclear or natural catastrophes or acts of God, labor disputes, acts of civil or military authority, or the unavailability of the Federal Reserve Board wire systems and interruptions, loss or malfunctions of utilities, communication facilities or computer (software and hardware) services (it being understood that the Agents shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

Section 9.24 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.25 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.26 E-Signature. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document signed or to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.27 Acknowledgements. Each of Loan Parties hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Lender Party has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent and the Lender Parties, on one hand, and any Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lender Parties or among the Loan Parties and the Lender Parties.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

LECONTE ENERGY STORAGE, LLC,
as Borrower

By:	/s/ John Burke
Name: John Burke
Title: Managing Director

MUFG BANK, LTD.,
as Administrative Agent

By:	/s/ Clark Miller
Name: Clark Miller
Title: Director

THE BANK OF NEW YORK MELLON,
as Collateral Agent

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

MUFG UNION BANK, N.A.,
as a Lender and as an Issuing Bank

By:	/s/ Clark Miller
Name: Clark Miller
Title: Director

BANK OF MONTREAL, CHICAGO BRANCH,
as a Lender

By:	/s/ Darren Thomas
Name: Darren Thomas
Title: Director

BNP PARIBAS,
as a Lender

By:	/s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director

By:	/s/ Olivier Catala
Name: Olivier Catala
Title: Director

EAST WEST BANK,
as a Lender

By:	/s/ Michael Gee
Name: Michael Gee
Title: Senior Vice President

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ING CAPITAL LLC,
as a Lender

By:	/s/ Sven Wellock
Name: Sven Wellock
Title: Managing Director

By:	/s/ Stefano Palombo
Name: Stefano Palombo
Title: Director

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Chris Stolarski
Name: Chris Stolarski
Title: Managing Director

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Frank Lambrinos
Name: Frank Lambrinos
Title: Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Juan Kreutz
Name: Juan Kreutz
Title: Managing Director

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